Filed Pursuant to Rule 424(b)(2)
Registration File Nos. 333-11382
333-86700

The information in this prospectus supplement and the accompanying prospectuses is not complete and may be changed. This prospectus supplement and the accompanying prospectuses are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2003

PROSPECTUS SUPPLEMENT

(To Prospectuses dated August 27, 2003 and April 19, 2002)

25,500,000 American Depositary Shares

CEMEX, S.A. de C.V.

Representing 127,500,000 Ordinary Participation Certificates

$         per ADS

This prospectus supplement relates to the offering of 25,500,000 American Depositary Shares, or ADSs, each representing five Ordinary Participation Certificates, or CPOs, of CEMEX, S.A. de C.V., or CEMEX. Of the 25,500,000 ADSs being offered, 21,208,034 ADSs are being sold by the selling ADS holders identified herein in the form of ADSs and CPOs and 4,291,966 ADSs are being sold on our behalf by a Mexican trust controlled by us in the form of ADSs and CPOs.

Of the 25,500,000 ADSs that are being offered,              ADSs are being offered in the United States and in other countries outside of Mexico and the equivalent of              ADSs are being offered in a concurrent offering in Mexico in the form of the underlying CPOs. The CPOs offered in Mexico are being offered by means of a separate prospectus and upon similar terms as the offering and may be resold from time to time in the United States while a registration statement is required to be in effect. The selling ADS holders and the trust have granted the underwriters an option to purchase up to 3,825,000 additional ADSs in the form of ADSs or CPOs, as necessary, to cover over-allotments.

The ADSs are listed on the New York Stock Exchange under the symbol “CX,” and the CPOs are listed on the Mexican Stock Exchange under the symbol “CEMEX.CPO.” On September 30, 2003, the last reported sales price of the ADSs on the New York Stock Exchange was $24.95 per ADS and the last reported sales price of the CPOs on the Mexican Stock Exchange was Ps54.89 per CPO ($4.99 per CPO at an exchange rate of Ps11.003 per U.S. dollar).

Investing in the ADSs involves risks. See “ Risk Factors” beginning on pages 8 and 5 of the accompanying prospectuses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total(3)
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to the selling ADS holders (before expenses)(1)	$	$
Proceeds to the trust for the benefit of CEMEX (before expenses)(2)	$	$

(1)	The selling ADS holders have agreed to apply the net proceeds they receive from the offering, as well as the net proceeds they receive from the Mexican offering, against the final forward purchase price we are obligated to pay under forward contracts we entered into with them. They have also agreed to remit to us any proceeds in excess of the amount necessary to satisfy our obligations under these forward contracts. As of September 30, 2003, the aggregate amount payable under these forward contracts was approximately $452.6 million. See “Use of Proceeds.” We have agreed with the selling ADS holders to pay the expenses of the offering. See “Underwriting.”
(2)	The trust will apply the net proceeds it receives from the offering, as well as the net proceeds it receives from the Mexican offering, to pay to several banks under forward contracts we entered into with them the forward purchase price in respect of the CPOs sold by the trust in the form of ADSs and CPOs in the offering and the Mexican offering, with any proceeds in excess of such forward purchase price to be distributed by the trust to us. As of September 30, 2003, such forward purchase price would be approximately $103.6 million, based on the proportion corresponding to such CPOs of the aggregate forward purchase price under these forward contracts. See “Use of Proceeds.”
(3)	The amounts listed in the table above do not include any proceeds the selling ADS holders and the trust may receive from any exercise by the underwriters of the over-allotment option granted to them by the selling ADS holders and the trust.

The underwriters expect to deliver the ADSs to purchasers on or about                 , 2003.

Citigroup

Deutsche Bank Securities	JPMorgan

ABN AMRO Rothschild LLC

Credit Suisse First Boston

Goldman, Sachs & Co.

ING Financial Markets

Merrill Lynch & Co.

SG Cowen

                        , 2003

PROSPECTUS SUPPLEMENT

	Page No.		Page No.
INCORPORATION BY REFERENCE	S-ii	SELECTED CONSOLIDATED FINANCIAL INFORMATION	S-12
SUMMARY	S-1
THE OFFERING	S-5	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FIRST HALF RESULTS	S-16
USE OF PROCEEDS	S-7
SELLING ADS HOLDERS	S-8	RECENT DEVELOPMENTS	S-23
MEXICAN PESO EXCHANGE RATES	S-9	UNDERWRITING	S-24
MARKET PRICE INFORMATION	S-10	LEGAL MATTERS	S-28
CAPITALIZATION	S-11	EXPERTS	S-28

PROSPECTUS DATED AUGUST 27, 2003

RELATING TO ADSS AND CPOS OFFERED BY THE SELLING ADS HOLDERS

	Page No.		Page No.
ABOUT THIS PROSPECTUS	1	USE OF PROCEEDS	14
WHERE YOU CAN FIND MORE INFORMATION	1	SELLING ADS HOLDERS	15
		DESCRIPTION OF OUR COMMON STOCK	16
INCORPORATION BY REFERENCE	1	DESCRIPTION OF OUR CPOS	23
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS		DESCRIPTION OF OUR ADSS	27
	2	INCOME TAX CONSIDERATIONS	36
THE OFFERING	3	PLAN OF DISTRIBUTION	40
CEMEX, S.A. DE C.V.	6	VALIDITY OF THE SECURITIES	41
RISK FACTORS	8	EXPERTS	41

PROSPECTUS DATED APRIL 19, 2002

RELATING TO ADSS AND CPOS OFFERED BY THE TRUST ON OUR BEHALF

	Page No.		Page No.
ABOUT THIS PROSPECTUS	1	DESCRIPTION OF OUR COMMON STOCK	10
WHERE YOU CAN FIND MORE INFORMATION	1	DESCRIPTION OF OUR CPOS DESCRIPTION OF OUR ADSS	15 19
INCORPORATION BY REFERENCE	1	DESCRIPTION OF OUR APPRECIATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2	WARRANTS DESCRIPTION OF OUR ADWS	28 34
CEMEX, S.A. DE C.V.	3	PLAN OF DISTRIBUTION	40
RISK FACTORS	5	VALIDITY OF THE SECURITIES	41
USE OF PROCEEDS	9	EXPERTS	41

Neither we nor the selling ADS holders have authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. You should not rely on any unauthorized information. This prospectus supplement and the accompanying prospectuses do not offer to sell or buy any securities in any jurisdiction in which it is unlawful. The information in this prospectus supplement is current as of the date on the cover.

References in this prospectus supplement to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries.

S-i

References in this prospectus supplement to “U.S.$”, “$” and “Dollars” are to U.S. Dollars, and, unless otherwise indicated, references to “Ps” and “Pesos” are to constant Mexican Pesos as of June 30, 2003.

Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of up to 3,825,000 ADSs in the form of ADSs and CPOs, which the underwriters have the option to purchase from the selling ADS holders and the trust to cover over-allotments.

The CPOs underlying the ADSs being sold pursuant to this prospectus supplement have been registered with the Securities and Special Sections of the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV. Registration of the CPOs with the Securities and Special Sections of the National Securities Registry maintained by the CNBV does not imply any certification as to the investment quality of the CPOs, the solvency of CEMEX or the accuracy or completeness of the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectuses.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus supplement, and any information that we file after the date of this prospectus supplement with the SEC will automatically update and supersede this information. Any statement contained in a document filed by us with the SEC before the date of this prospectus supplement and incorporated by reference shall be deemed to be modified or superseded for the purpose of this prospectus supplement by any contradictory statement in this prospectus supplement, but only to the extent such statement is contradictory. We incorporate by reference into this prospectus supplement the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on April 8, 2003, as amended by Amendment No. 1 thereto on Form 20-F/A, filed with the SEC on April 25, 2003;

•	Our current reports on Form 6-K furnished to the SEC on August 25, 2003 and October 2, 2003; and

•	The descriptions of our ADSs, CPOs, series A shares and series B shares contained in our registration statement on Form 8-A (SEC File No. 1-14946), filed with the SEC on September 10, 1999, and any amendment or report filed for the purpose of updating such descriptions.

In addition, any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the ADSs, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statements of which the accompanying prospectuses form a part, shall be considered to be incorporated in this prospectus supplement by reference and shall be considered a part of this prospectus supplement from the date of filing of such documents.

We will provide without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement. Requests should be directed to Abraham Rodríguez, Investor Relations, CEMEX, S.A. de C.V., Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265, telephone: +011-5281-8888-4262 or toll-free: 1-800-317-6000.

S-ii

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement and the accompanying prospectuses as well as in the documents incorporated in this prospectus supplement by reference. This summary does not contain all the information you should consider before making a decision to purchase any ADSs or CPOs. You should read the entire prospectus supplement, the accompanying prospectuses and the documents incorporated in this prospectus supplement carefully.

CEMEX, S.A. de C.V.

Incorporated in 1920, CEMEX is the third largest cement company in the world, based on installed capacity as of June 30, 2003 of approximately 80.9 million tons. We are one of the world’s largest traders of cement and clinker, having traded over 10.2 million tons of cement and clinker in 2002. We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. We are a global cement manufacturer with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of June 30, 2003, we had worldwide assets of Ps174.7 billion (U.S.$16.7 billion). On September 30, 2003, we had an equity market capitalization of approximately Ps88.9 billion (U.S.$8.1 billion at an exchange rate of Ps11.003 per U.S. dollar).

We believe that we are one of the most efficient cement producers in the world. We believe we have achieved this competitive advantage through our significant utilization of technology throughout our entire organization, our superior operating practices, our turnaround expertise in newly acquired operations and our size as one of the largest cement companies in the world.

As of June 30, 2003, our main cement production facilities were located in Mexico, Spain, Venezuela, Colombia, the United States, Egypt, the Philippines, Thailand, Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico. As of June 30, 2003, our assets, cement plants and installed capacity, on an unconsolidated basis, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity. It also includes our proportional interest in the installed capacity of companies in which we hold a minority interest.

	As of June 30, 2003
	Assets (in billions of constant Pesos)	Number of Cement Plants	Installed Capacity (millions of tons per annum)
North America
Mexico	Ps57.1	15	27.2
United States	42.8	12	13.6
Europe, Asia and Africa
Spain	25.2	8	10.8
Asia	12.4	4	10.9
Egypt	4.0	1	4.7
South America, Central America and the Caribbean
Venezuela	8.0	3	4.6
Colombia	5.2	5	4.8
Central America and the Caribbean	11.1	5	4.1
Cement and Clinker Trading Assets and Other Operations	76.5	—	—

In the above table, “Asia” includes our Asian subsidiaries, and, for purposes of the columns labeled “Assets” and “Installed Capacity,” includes our 25.5% interest, as of June 30, 2003, in PT Semen Gresik, or Gresik, an Indonesian cement producer. In addition to the three cement plants owned by our Asian subsidiaries,

Gresik operated four cement plants with an installed capacity of 17.2 million tons, as of June 30, 2003. In the above table, “Central America and the Caribbean” includes our subsidiaries in Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico and other assets in the Caribbean region. In the above table, “Cement and Clinker Trading Assets and Other Operations” includes in the column labeled “Assets” our 11.9% interest in Cementos Bio Bio, a Chilean cement producer having three cement plants with an installed capacity of approximately 2.2 million tons at June 30, 2003, and intercompany accounts receivable of CEMEX (the parent company only) in the amount of Ps38.4 billion, which would be eliminated if these assets were calculated on a consolidated basis.

During the last decade, we embarked on a major geographic expansion program to diversify our cash flows and enter markets whose economic cycles within the cement industry largely operate independently from that of Mexico and which offer long-term growth potential. We have built an extensive network of marine and land-based distribution centers and terminals that give us marketing access around the world.

For the year ended December 31, 2002, our net sales, before eliminations resulting from consolidation, were divided among the countries in which we operate as follows:

Executive Offices

We are a Mexican corporation with our principal executive offices located at Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Our main phone number is +011-5281-8888-8888.

The Offering

The Offering

25,500,000 ADSs, each representing five CPOs. Of the 25,500,000 ADSs being offered, 21,208,034 ADSs are being sold by the selling ADS holders identified herein in the form of ADSs and CPOs and 4,291,966 ADSs are being sold on our behalf by a Mexican trust controlled by us in the form of ADSs and CPOs. Of the 25,500,000 ADSs being offered,          ADSs are being offered in the United States and in other countries outside of Mexico and the equivalent of          ADSs are being offered in a concurrent offering in Mexico in the form of the underlying CPOs. The CPOs offered in Mexico are being offered by means of a separate prospectus and upon similar terms as this offering. This offering and the Mexican offering are sometimes referred to herein as the combined offerings.

The Selling ADS Holders

Citibank, N.A., ING Bank, N.V., Deutsche Bank AG London, Credit Suisse First Boston International, ABN AMRO Special Corporate Services B.V., Société Générale and JPMorgan Chase Bank (through its affiliate, J.P. Morgan GT Corporation). These banks acquired the ADSs being sold by them hereunder pursuant to forward transactions we entered into with them, and as stock dividends subsequently received by them in respect of the ADSs underlying the forward contracts. These banks are sometimes referred to herein as the selling ADS holders.

The Trust

A Mexican trust created to sell ADSs on our behalf in this offering and CPOs on our behalf in the Mexican offering. The ADSs and CPOs being sold on our behalf by the trust were transferred to the trust in the form of CPOs in connection with the unwinding of several forward transactions we entered into with several banks. The trust will use the proceeds it receives in the combined offerings to pay to such banks the forward purchase price in respect of the ADSs and CPOs sold by the trust in the combined offerings, with any proceeds in excess of such forward purchase price to be distributed by the trust to us. See “Use of Proceeds.” This Mexican trust is sometimes referred to herein as the trust.

The ADSs

Each ADS represents five CPOs. Each CPO represents two shares of our series A common stock, with no par value, or A shares, and one share of our series B common stock, with no par value, or B shares. The ADSs are evidenced by ADRs. The ADSs have been issued pursuant to a second amended and restated deposit agreement dated as of August 10, 1999, between us, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of ADSs evidenced by ADRs issued thereunder.

Use of Proceeds

The selling ADS holders will receive the proceeds of sales of the ADSs and CPOs being sold by them in the combined offerings, and the selling ADS holders have agreed to apply such proceeds against the final forward purchase price we are obligated to pay under forward contracts we entered into with them. As of September 30, 2003, the aggregate amount payable by us under these forward contracts was approximately $452.6 million. The selling ADS holders have also agreed to remit to us any proceeds they receive from the combined offerings in excess of the amount necessary to satisfy our obligations under these forward contracts.

The trust will receive the proceeds of sales of the ADSs and CPOs being sold on our behalf by the trust in the combined offerings. As described above under “The Trust,” the trust will use the proceeds it receives from the combined offerings to pay to the banks that transferred the CPOs to the trust the forward purchase price in respect of the CPOs sold by the trust in the form of ADSs and CPOs in the combined offerings, with any proceeds in excess of such forward purchase price to be distributed by the trust to us. As of September 30, 2003, such forward purchase price would be approximately $103.6 million, based on the proportion corresponding to such CPOs of the aggregate forward purchase price under these forward contracts.

Subject to market conditions, we intend to use a portion of the proceeds of the combined offerings distributed to us by the trust and remitted to us by the selling ADS holders to conduct a cash tender offer for all or a portion of our outstanding appreciation warrants (including appreciation warrants represented by American Depositary Warrants). If we proceed with the appreciation warrant tender offer, we intend to offer no less than Ps5.10 per appreciation warrant, the closing price of the appreciation warrants on the Mexican Stock Exchange on September 30, 2003, and no more than the theoretical value of an appreciation warrant on the date of the tender offer, calculated using the Black-Scholes pricing model with a volatility of 35%, a risk-free rate of 1.3%, a dividend yield of 0% and the closing price of the CPOs on the date of the tender offer. We cannot assure you that we will proceed with the appreciation warrant tender offer or that its final terms will not differ from those set forth above. We intend to use the remaining portion of such proceeds for general corporate purposes, including working capital and the repayment of debt.

Listing	The ADSs are listed on the New York Stock Exchange under the symbol “CX.” The CPOs are listed on the Mexican Stock Exchange under the symbol “CEMEX.CPO.”

THE OFFERING

The ADSs and CPOs Being Sold by the Selling ADS Holders

As discussed in the accompanying prospectus relating to the ADSs offered by the selling ADS holders, the ADSs being sold by the selling ADS holders in the form of ADSs and CPOs were initially acquired by the selling ADS holders pursuant to forward transactions we entered into with them in December 1999 in order to hedge our obligations under appreciation warrants we issued at that time and as a result of stock dividends subsequently received by the selling ADS holders in respect of those ADSs. In connection with the originally scheduled termination of those forward transactions in December 2002, we agreed with the selling ADS holders to settle those forward transactions for cash and simultaneously entered into new forward transactions, with a December 2003 maturity, with the selling ADS holders with respect to the underlying ADSs on similar terms to the original forward transactions. As a condition of entering into these forward contracts, we agreed to keep continuously effective a registration statement, of which the accompanying prospectus relating to the ADSs offered by the selling ADS holders is a part, that registers these ADSs for resale by the selling ADS holders.

We have agreed with the selling ADS holders to terminate these forward contracts and unwind the related forward transactions prior to their scheduled termination. In connection with the early termination of these forward contracts, we have agreed with the selling ADS holders to settle the forward transactions for cash, and the selling ADS holders will sell the ADSs underlying the forward contracts, as described below, in order to pay us the cash settlement amount payable in connection with the early termination agreement.

As of September 30, 2003, there were 25,457,378 ADSs underlying these forward contracts. As more fully described under “Underwriting,” the selling ADS holders will sell a total of 21,208,034 ADSs, representing 106,040,170 CPOs, in the combined offerings in the form of ADSs and CPOs pursuant to the registration statement, of which the accompanying prospectus relating to the ADSs offered by the selling ADS holders is a part. Of the 21,208,034 ADSs that the selling ADS holders are selling,                 ADSs are being offered in the United States and in other countries outside of Mexico and the equivalent of                  ADSs are being offered in the Mexican offering in the form of the underlying CPOs.

The selling ADS holders have agreed to apply the proceeds they receive from the combined offerings against the final forward purchase price we are obligated to pay under these forward contracts. The selling ADS holders have also agreed to remit to us any proceeds from the combined offerings in excess of the amount necessary to satisfy our obligations under these forward contracts. As of September 30, 2003, the aggregate amount payable by us under these forward contracts was approximately U.S.$452.6 million. We intend for any ADSs underlying these forward contracts that are not sold in the combined offerings or pursuant to the exercise by the underwriters of the over-allotment option to be sold by the selling ADS holders to banks or other financial institutions in connection with new forward transactions. The selling ADSs holders have agreed to remit to us any proceeds from the sale of such remaining ADSs in excess of the amount necessary to satisfy our obligations under the forward contracts.

The ADSs and CPOs Being Sold by the Trust on Our Behalf

In order to cover our obligations to deliver CPOs or ADSs upon the future exercise of options granted under our stock option plans, from time to time we enter into forward transactions in our CPOs or ADSs with banks and other financial institutions. We entered into several of these forward transactions with Dresdner Bank AG, The Bank of Nova Scotia and Credit Lyonnais New York Branch between October 2002 and January 2003, having different maturities from October 2003 to January 2004. Under these forward contracts, these banks agreed to sell to us on the respective maturity dates of these forward contracts an aggregate of 37,001,700 CPOs, which these banks purchased in open market transactions, for an aggregate forward purchase price of approximately U.S.$179,214,721, or the forward notional amount. As a result of stock dividends through June 2003, the aggregate number of CPOs subject to these forward contracts increased to 40,168,692 CPOs. Upon liquidation and at our option, these forward contracts provide for physical settlement or net cash settlement. The forward settlement price payable at any time under these forward contracts is equal to the present value of the forward notional amount. These forward contracts had forward settlement prices per CPO at September 30, 2003, ranging from U.S.$4.29 per CPO to U.S.$5.26 per CPO. At maturity, if these forward contracts are not settled or replaced, or if we default on these agreements, these banks may sell the CPOs underlying these forward contracts. We did not enter into any registration rights agreement with respect to these forward contracts, and, were it not for the contemplated sales by the trust on our behalf in the combined offerings, any sales of these CPOs by these banks would be required to be made pursuant to an exemption from registration.

We have agreed with these banks to terminate these forward contracts prior to their scheduled termination in order to reduce the number of CPOs subject to our forward transactions hedging our obligations under our stock option plans. In connection with the early termination of these forward contracts, these banks transferred the 40,168,692 CPOs underlying these forward contracts to a Mexican trust created to sell ADSs on our behalf in the offering and CPOs on our behalf in the Mexican offering.

As of September 30, 2003, there were 40,168,692 CPOs underlying these forward contracts, comprised of 22,564,959 CPOs underlying the Dresdner Bank AG forward contract, 11,983,840 CPOs underlying the The Bank of Nova Scotia forward contract and 5,619,893 CPOs underlying the Credit Lyonnais New York Branch forward contract. As of September 30, 2003, the aggregate amount payable by us under these forward contracts was approximately U.S.$194.0 million. As more fully described under “Underwriting,” the trust will sell on our behalf a total of 4,291,966 ADSs, representing 21,459,830 CPOs, in the combined offerings in the form of ADSs and CPOs pursuant to the registration statement, of which the accompanying prospectus relating to the ADSs and CPOs offered by the trust on our behalf is a part. Of the 4,291,966 ADSs that the trust is selling,              ADSs are being offered in the United States and in other countries outside of Mexico and the equivalent of                  ADSs are being offered in the Mexican offering in the form of the underlying CPOs. If the underwriters exercise their over-allotment option, the trust will sell on our behalf up to an additional 643,795 ADSs, representing 3,218,975 CPOs, in the form of ADSs and CPOs.

The trust will use the proceeds it receives in the combined offerings to pay the forward purchase price in respect of the CPOs sold by it in the form of ADSs and CPOs in the combined offerings, which would be approximately $103.6 million, based on the proportion corresponding to such CPOs of the aggregate forward purchase price under these forward contracts, with any proceeds from the combined offerings in excess of such forward purchase price to be distributed by the trust to us. We intend for any CPOs underlying these forward contracts that are not sold in the combined offerings or pursuant to the exercise by the underwriters of the over-allotment option to be returned by the trust to the applicable banks and for the forward contracts with those banks to remain in effect with respect to the returned CPOs.

USE OF PROCEEDS

We estimate that the proceeds from the combined offerings will be approximately $617.4 million, or approximately $710.2 million if the underwriters exercise their over-allotment option in full, based upon an assumed public offering price per ADS of $24.95 and after deducting the underwriting discounts and commissions and the estimated expenses of the combined offerings.

The selling ADS holders will receive proceeds of approximately $514.6 million from sales of the 21,208,034 ADSs being sold by them in the combined offerings, and the selling ADS holders have agreed to apply such proceeds against the final forward purchase price we are obligated to pay under forward contracts we entered into with them. As of September 30, 2003, the aggregate amount payable by us under these forward contracts was approximately $452.6 million. The selling ADS holders have also agreed to remit to us any proceeds from the combined offerings in excess of the amount necessary to satisfy our obligations under these forward contracts, which would be approximately $62.0 million.

The trust will receive proceeds of approximately $104.1 million from sales of the 4,291,966 ADSs being sold on our behalf by the trust in the combined offerings in the form of ADSs and CPOs. The trust will use such proceeds to pay the forward purchase price in respect of the ADSs and CPOs sold by it in the combined offerings, which would be approximately $103.6 million, based on the proportion corresponding to such CPOs of the aggregate forward purchase price under the forward contracts we entered into with the banks that transferred the CPOs to the trust. The trust will distribute any proceeds in excess of such forward purchase price to us, which would be approximately $0.5 million.

The aggregate proceeds remitted to us by the selling ADS holders and distributed to us by the trust will be approximately $62.5 million. We will pay our estimated offering expenses of approximately $1.3 million from this amount, resulting in net proceeds to us of approximately $61.2 million.

Subject to market conditions, we intend to use a portion of the proceeds of the combined offerings distributed to us by the trust and remitted to us by the selling ADS holders to conduct a cash tender offer for all or a portion of our outstanding appreciation warrants (including appreciation warrants represented by American Depositary Warrants). If we proceed with the appreciation warrant tender offer, we intend to offer no less than Ps5.10 per appreciation warrant, the closing price of the appreciation warrants on the Mexican Stock Exchange on September 30, 2003, and no more than the theoretical value of an appreciation warrant on the date of the tender offer, calculated using the Black-Scholes pricing model with a volatility of 35%, a risk-free rate of 1.3%, a dividend yield of 0% and the closing price of the CPOs on the date of the tender offer. We cannot assure you that we will proceed with the appreciation warrant tender offer or that its final terms will not differ from those set forth above. We intend to use the remaining portion of such proceeds for general corporate purposes, including working capital and the repayment of debt.

SELLING ADS HOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock by each of the selling ADS holders as of September 30, 2003 as adjusted to give effect to the sale of ADSs and CPOs by the selling ADS holders in the combined offerings. The following information has been obtained from the selling ADS holders.

	Number of ADSs that may be sold in the offering	Number of shares of CEMEX common stock represented by ADSs that may be sold in the offering	Beneficial ownership of CEMEX common stock prior to the offering(1)		Beneficial ownership of CEMEX common stock after the offering(2)
			Number of shares of common stock	Percentage of outstanding common stock(3)	Number of shares of common stock	Percentage of outstanding common stock(3)
Citibank, N.A.	3,957,916	59,368,740	71,264,145	1.47%	11,895,405	*
ING Bank, N.V.	3,957,916	59,368,740	71,264,145	1.47%	11,895,405	*
Deutsche Bank AG London	3,957,916	59,368,740	71,264,145	1.47%	11,895,405	*
Credit Suisse First Boston International	3,414,984	51,224,760	61,488,390	1.27%	10,263,630	*
ABN AMRO Special Corporate Services B.V.	2,276,655	34,149,825	40,992,270	*	6,842,445	*
Société Générale	1,821,324	27,319,860	32,793,795	*	5,473,935	*
J.P. Morgan GT Corporation(4)	1,821,323	27,319,845	32,793,780	*	5,473,935	*

*	Less than 1.0%.
(1)	Includes, with respect to each selling ADS holder, the number of ADSs such selling ADS holder has received as stock dividends in respect of the ADSs underlying the forward contract we entered into with such selling ADS holder.
(2)	If the underwriters exercise their over-allotment option, Citibank, N.A., ING Bank, N.V., and Deutsche Bank AG London will each sell up to an additional 593,687 ADSs (8,905,305 shares of CEMEX common stock), Credit Suisse First Boston International will sell up to an additional 512,248 ADSs (7,683,720 shares of CEMEX common stock), ABN AMRO Special Corporate Services B.V. will sell up to an additional 341,498 ADSs (5,122,470 shares of CEMEX common stock) and Société Générale and J.P. Morgan GT Corporation will each sell up to an additional 273,199 ADSs (4,097,985 shares of CEMEX common stock). As described above under “The Offering,” we intend for any ADSs underlying the forward contracts we entered into with the selling ADS holders that are not sold in the combined offerings or pursuant to the exercise by the underwriters of the over-allotment option to be sold by the selling ADS holders to banks or other financial institutions in connection with new forward transactions.
(3)	Based on 4,857,943,911 shares of our common stock outstanding as of September 30, 2003.
(4)	Although J.P. Morgan GT Corporation was not a party to the forward contracts, it received these ADSs from its affiliate, JPMorgan Chase Bank, one of the banks party to the forward contracts.

Each of Citibank, N.A., ING Bank, N.V., Deutsche Bank AG London, Credit Suisse First Boston International, ABN AMRO Special Corporate Services B.V., Société Générale, J.P. Morgan GT Corporation and their respective affiliated companies and/or individuals may, from time to time, own or have positions in, or options on, our securities and may also provide advisory services and/or lending or other credit services to us.

In addition, each of the selling ADS holders are affiliates of “brokers” or “dealers,” as such terms are defined in Section 3 of the Securities Exchange Act of 1934, as amended. However, each such selling ADS holder purchased the ADSs to be resold by it pursuant to this prospectus supplement in the ordinary course of business, and at the time of such purchase, no selling ADS holder had any agreement or understanding, directly or indirectly, with any person to distribute such ADSs. However, in connection with the offering, affiliates of the selling ADS holders have entered into underwriting agreements with the trust and the selling ADS holders.

MEXICAN PESO EXCHANGE RATES

Mexico has had no exchange control system in place since the dual exchange control system was abolished on November 11, 1991.

The Mexican Peso has floated freely in foreign exchange markets since December 1994, when the Mexican Central Bank (Banco de México) abandoned its prior policy of having an official devaluation band. Since then, the Peso has been subject to substantial fluctuations in value. The Peso depreciated against the Dollar by 22.7% in 1998, appreciated against the Dollar by 3.9% in 1999, depreciated against the Dollar by 1.16% in 2000, appreciated against the Dollar by 4.68% in 2001, depreciated against the Dollar by 13% in 2002 and depreciated against the Dollar by 0.76% in the first six months of 2003. These percentages are based on the exchange rate that we use for accounting purposes, or the CEMEX accounting rate. The CEMEX accounting rate represents the average of three different exchange rates that are provided to us by Banco Nacional de México, S.A., or Banamex. For any given date, the CEMEX accounting rate may differ from the noon buying rate for Pesos in New York City published by the U.S. Federal Reserve Bank of New York. We cannot predict the value of the Peso or assure you that the Mexican government will not establish new exchange controls in the future.

The following table sets forth, for the periods and dates indicated, the end-of-period, average and high and low points of the CEMEX accounting rate as well as the noon buying rate for Pesos, expressed in Pesos per U.S.$1.00.

	CEMEX Accounting Rate				Noon Buying Rate
	End of Period	Average(1)	High	Low	End of Period	Average(1)	High	Low
Year ended December 31,
1998	9.900	9.180	10.653	8.073	9.901	9.245	10.630	8.040
1999	9.510	9.547	10.607	9.263	9.480	9.562	10.600	9.240
2000	9.620	9.461	10.098	9.189	9.618	9.459	10.087	9.183
2001	9.170	9.332	9.988	8.954	9.156	9.337	9.972	8.946
2002	10.380	9.755	10.350	9.016	10.425	9.664	10.425	9.000

2003
March	10.780	10.904	11.224	10.668	10.782	10.914	11.235	10.661
April	10.270	10.593	10.772	10.288	10.308	10.589	10.770	10.308
May	10.320	10.255	10.396	10.101	10.340	10.253	10.424	10.113
June	10.460	10.508	10.805	10.243	10.455	10.503	10.739	10.244
July	10.610	10.451	10.591	10.338	10.585	10.458	10.585	10.339
August	11.070	10.774	11.045	10.586	11.060	10.783	11.060	10.590
September	11.002	10.924	11.057	10.773	11.003	10.923	11.040	10.771

(1)	The average of the CEMEX accounting rate or the noon buying rate for Pesos, as applicable, on the last day of each full month during the relevant period.

The noon buying rate for Pesos on September 30, 2003 was Ps11.003 to U.S.$1.00.

The Mexican government does not currently restrict the ability of Mexicans or others to convert Pesos to Dollars, or vice versa. The Mexican Central Bank has consistently made foreign currency available to Mexican private sector entities, such as CEMEX, to meet their foreign currency obligations. Nevertheless, if renewed shortages of foreign currency occur, the Mexican Central Bank may not continue its practice of making foreign currency available to private sector companies and we may not be able to purchase the foreign currency we need to service our foreign currency obligations without substantial additional cost.

For a discussion of the financial treatment of our operations conducted in other currencies, see “Selected Consolidated Financial Information.”

MARKET PRICE INFORMATION

Our CPOs are listed on the Mexican Stock Exchange under the symbol “CEMEX.CPO.” Our ADSs, each of which represents five CPOs, are listed on the New York Stock Exchange under the symbol “CX.” The following table sets forth, for the periods indicated, the reported highest and lowest market quotations in nominal Pesos for CPOs on the Mexican Stock Exchange and the high and low sales prices in Dollars for ADSs on the New York Stock Exchange.

Calendar Period	CPOs(1)		ADSs(2)
	High	Low	High		Low
Quarterly
2001
First quarter	Ps 45.34	Ps 34.50	U.S.$	23.48	U.S.$	17.63
Second quarter	49.90	39.25		27.75		20.67
Third quarter	51.65	37.58		28.30		19.80
Fourth quarter	49.00	38.61		26.85		20.35
2002
First quarter	55.01	43.90		30.37		24.00
Second quarter	61.82	51.50		33.00		25.70
Third quarter	53.80	40.25		27.27		19.71
Fourth quarter	48.64	39.10		24.07		19.25
2003
First quarter	48.66	35.65		23.35		16.31
Second quarter	48.58	37.62		23.1		17.44

Monthly
2003
March	39.80	35.65		18.35		16.31
April	47.50	37.62		22.97		17.44
May	47.10	42.00		23.10		20.66
June	48.58	44.90		22.85		21.61
July	50.20	46.20		23.68		22.06
August	55.05	48.81		25.18		23.01
September	57.70	54.00		26.20		24.65

Source: Based on data of the Mexican Stock Exchange and the NYSE.

(1)	As of December 31, 2002, approximately 93.57% of our outstanding share capital was represented by CPOs.
(2)	The ADSs began trading on the New York Stock Exchange on September 15, 1999.

On September 30, 2003, the last reported closing price for CPOs on the Mexican Stock Exchange was Ps54.89 per CPO and the last reported closing price for ADSs on the New York Stock Exchange was U.S.$24.95 per ADS.

CAPITALIZATION

The following table sets forth our consolidated indebtedness and capitalization as of June 30, 2003 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 25,500,000 ADSs in the form of ADSs and CPOs by the selling ADS holders and the trust in the combined offerings at an assumed public offering price of $24.95 per ADS and the application of the estimated net proceeds as described under “Use of Proceeds,” assuming such sale and application had been completed on such date and assuming no exercise by the underwriters of any over-allotment options. No effect is given to the potential cash tender offer for our outstanding appreciation warrants described under “Use of Proceeds.” In addition, although we intend for any ADSs not sold by the selling ADS holders in the combined offerings to be sold to banks or other financial institutions in connection with new forward transactions, for purposes of the following table, we assume that such remaining ADSs will revert to us.

The financial information set forth below is based on information derived from our unaudited consolidated financial statements included in our current report on Form 6-K furnished to the SEC on October 2, 2003, which is incorporated by reference in this prospectus supplement, which have been prepared in accordance with Mexican GAAP. In accordance with Mexican GAAP, all Peso amounts set forth below have been adjusted for inflation and are restated in Pesos with constant purchasing power as of June 30, 2003. For further information about our financial presentation, see “Selected Consolidated Financial Information.”

	As of June 30, 2003
	Actual		As Adjusted
	(in millions of constant Pesos)
Cash and temporary investments(1)	Ps	7,436	Ps	8,076
Other receivables(2)		5,223		4,159
Short-term debt(3)
Payable in Dollars		12,563		12,563
Payable in Japanese Yen		6,220		6,220
Payable in Euros		1,885		1,885
Payable in Mexican Pesos		135		135
Payable in Egyptian Pounds		90		90
Payable in other currencies		19		19

Total short-term debt		20,912		20,912

Long-term debt
Payable in Dollars		31,349		31,349
Payable in Euros		5,766		5,766
Payable in Japanese Yen		2,441		2,441
Payable in Egyptian Pounds		240		240
Payable in Mexican Pesos		207		207

Total long-term debt		40,003		40,003

Total debt		60,915		60,915

Stockholders’ equity(4)
Majority interest		62,810		62,386
Minority interest		12,166		12,166

Total stockholders’ equity		74,975		74,552

Total capitalization(5)	Ps	135,890	Ps	135,467

(1)	The approximately Ps640 million increase in cash and temporary investments results from the difference between (i) the approximately Ps654 million of proceeds from the combined offerings to be remitted to us by the selling ADS holders and the trust and (ii) the approximately Ps14 million of offering expenses to be incurred by us.
(2)	The approximately Ps1,064 million decrease in other receivables represents the application of our prepayment of obligations under the forward contracts with the selling ADS holders.
(3)	Includes current portion of long-term debt.
(4)	Majority interest in stockholders’ equity is increased by the approximately Ps640 million of cash to be received by us and is reduced by the approximately Ps1,064 million application of our prepayment, resulting in a net decrease in majority interest stockholders’ equity of approximately Ps424 million.
(5)	As used in this table, total capitalization equals total debt plus total stockholders’ equity.

Other than as discussed herein, there has been no material change in our capitalization since June 30, 2003.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The financial data set forth below as of and for each of the five years ended December 31, 2002 have been derived from our audited consolidated financial statements. The financial data set forth below as of December 31, 2001 and 2002 and for each of the three years ended December 31, 2002, have been derived from, and should be read in conjunction with and are qualified in their entirety by reference to, the consolidated financial statements and the notes thereto included in our annual report, which is incorporated by reference in this prospectus supplement.

The financial data set forth below for the six months ended June 30, 2002 and 2003 have been derived from, and should be read in conjunction with and are qualified in their entirety by reference to, the unaudited consolidated financial statements included in our current report on Form 6-K furnished to the SEC on October 2, 2003, which is incorporated by reference in this prospectus supplement. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring items) which are necessary to present a fair statement of the results for the interim periods. The interim results of operations for the six-month period ended June 30, 2003 are not necessarily indicative of operating results to be expected for the entire fiscal year.

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico, or Mexican GAAP, which differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. We are required, pursuant to Mexican GAAP, to present our financial statements in constant Pesos representing the same purchasing power for each period presented. Accordingly, all financial data presented below and, unless otherwise indicated, elsewhere in this prospectus supplement are stated in constant Pesos as of June 30, 2003. See Note 23 to our consolidated financial statements included in our annual report, which is incorporated by reference in this prospectus supplement, for a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us.

Non-Peso amounts included in the financial statements are first translated into Dollar amounts, in each case at a commercially available or an official government exchange rate for the relevant period or date, as applicable, and those Dollar amounts are then translated into Peso amounts at the CEMEX accounting rate, described under “Mexican Peso Exchange Rates,” as of the relevant period or date, as applicable.

Under Bulletin B-15 of the Mexican Institute of Public Accountants, each time we report results for the most recently completed period, the Pesos previously reported in prior periods should be adjusted to Pesos of constant purchasing power as of the most recent balance sheet by multiplying the previously reported Pesos by a weighted average inflation index. This index is calculated based upon the inflation rates of the countries in which we operate and the changes in the exchange rates of each of these countries, weighted according to the proportion our assets in each country represent of our total assets. The following table reflects the factors that have been used to restate the originally reported Pesos to Pesos of constant purchasing power as of June 30, 2003:

	Annual Weighted Average Factor	Cumulative Weighted Average Factor to June 30, 2003
1998	1.2581	1.1315
1999	1.0011	1.1302
2000	1.0236	1.1042
2001	0.9900	1.1153
2002	1.0916	1.0217

The Dollar amounts provided below and, unless otherwise indicated, elsewhere in this prospectus supplement are translations of constant Peso amounts at an exchange rate of Ps10.46 to U.S.$1.00, the CEMEX accounting rate as of June 30, 2003. However, in the case of transactions conducted in Dollars, we have presented the Dollar amount of the transaction and the corresponding Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Peso amounts actually represent those Dollar amounts or could be converted into Dollars at the rate indicated. The noon buying rate for Pesos on June 30, 2003 was Ps10.455 to U.S.$1.00 and on September 30, 2003 was Ps11.003 to U.S.$1.00. From July 1, 2003 through September 30, 2003, the Peso depreciated by approximately 5.24% against the Dollar, based on the noon buying rate for Pesos.

CEMEX, S.A. DE C.V. AND SUBSIDIARIES

Selected Consolidated Financial Information

	As of and for the year ended December 31,						As of and for the six months ended June 30, (unaudited)
	1998	1999	2000	2001	2002	2002	2002	2003	2003
	(in millions of constant Pesos as of June 30, 2003 and Dollars except ratios and share and per share amounts)
Income Statement Information:
Net sales	Ps 48,335	Ps 51,892	Ps 59,704	Ps 70,806	Ps 69,392	U.S.$ 6,685	Ps 34,012	Ps 36,502	U.S.$ 3,490
Cost of sales(1)	27,948	28,911	33,362	39,827	38,767	3,735	18,601	21,198	2,027
Gross profit	20,388	22,980	26,342	30,979	30,624	2,950	15,411	15,304	1,463
Operating expenses	7,196	7,540	8,774	14,071	16,726	1,611	7,975	8,007	766
Operating income	13,191	15,440	17,568	16,908	13,898	1,339	7,436	7,297	698
Comprehensive financing income (cost), net(2)	(1,480)	(311)	(1,846)	2,706	(3,493)	(337)	(1,062)	(792)	(76)
Other income (expense), net	(1,704)	(3,191)	(2,489)	(4,265)	(4,129)	(398)	(2,189)	(1,832)	(175)
Income before income tax, business assets tax, employees’ statutory profit sharing and equity in income of affiliates	10,007	11,939	13,233	15,350	6,275	605	4,185	4,673	447
Minority interest(3)	442	606	829	1,568	393	38	182	116	11
Majority interest net income	8,997	10,453	10,614	12,046	5,517	532	3,587	4,104	392
Earnings per share(4)(5)	2.37	2.77	2.57	2.82	1.23	0.12	1.93	1.32	0.13
Dividends per share(4)(6)(7)	0.50	0.57	0.66	0.72	0.73	0.07	—	—	—
Number of shares outstanding (4)(8)	3,774	4,098	4,169	4,379	4,562	4,562	4,563	4,846	4,846

Balance Sheet Information:
Cash and temporary investments	4,557	3,509	3,273	4,381	3,830	369	4,899	7,436	711
Net working capital investment(9)	7,151	7,509	9,836	9,539	7,418	715	9,531	7,604	727
Property, machinery and equipment, net	68,797	74,395	95,958	91,435	95,056	9,158	90,760	94,400	9,025
Total assets	117,161	127,518	167,392	165,989	168,989	16,280	168,169	174,692	16,701
Short-term debt	12,387	11,071	31,459	10,509	14,777	1,424	11,413	20,912	1,999
Long-term debt	35,130	35,904	28,775	44,436	46,386	4,469	48,825	40,003	3,824
Minority interest(3)(10)	14,013	13,463	25,468	20,203	12,798	1,233	14,279	12,166	1,163
Stockholders’ equity (excluding minority interest)(11)(12)	43,543	55,698	55,776	63,170	60,920	5,869	64,144	62,810	6,005
Book value per share(4)(8)	11.53	13.60	13.37	14.43	13.35	1.29	14.06	12.96	1.24

Other Financial Information:
Operating margin	27.3%	29.8%	29.4%	23.9%	20.0%	20.0%	21.9%	20.0%	20.0%
EBITDA(13)	16,628	19,255	21,559	23,069	20,331	1,959	10,565	10,600	1,013
Ratio of EBITDA to interest expense, capital securities dividends and preferred equity dividends	2.96	3.50	4.00	4.39	5.23	5.23	5.60	4.93	4.93
Investment in property, machinery and equipment, net	3,652	2,857	4,231	5,224	4,497	433	1,610	1,745	167
Depreciation and amortization	4,400	4,660	5,194	8,107	8,115	782	3,825	4,039	386
Net resources provided by operating activities(14)	13,636	16,570	18,485	24,139	17,644	1,700	7,429	5,693	544
Basic earnings per CPO(4)(5)	7.11	8.31	7.72	8.46	3.68	0.35	5.79	3.96	0.38

(footnotes on next page)

	As of and for the year ended December 31,				As of and for the six months ended June 30, (unaudited)
	2000	2001	2002	2002	2002	2003	2003
U.S. GAAP(15):	(in millions of constant Pesos as of June 30, 2003 and Dollars, except per share amounts)
Income Statement Information:
Majority net sales	Ps 59,713	Ps 67,217	Ps 68,045	U.S.$ 6,555	Ps 33,598	Ps36,128	U.S.$ 3,454
Operating income	14,533	10,744	10,998	1,060	6,335	6,413	613
Majority net income	9,274	10,754	5,712	550	2,338	3,948	377
Basic earnings per share	2.28	2.55	1.29	0.12	0.54	0.86	0.08
Diluted earnings per share	2.27	2.52	1.29	0.12	0.54	0.84	0.08

Balance Sheet Information:
Total assets	176,206	165,184	171,489	16,521	170,427	178,378	17,053
Total long-term debt	30,627	39,810	41,692	4,017	44,230	33,725	3,224
Shares subject to mandatory redemption and equity forward obligations(16)	—	—	—	—	—	12,196	1,166
Minority interest	7,216	8,114	5,254	506	6,667	4,647	444
Other mezzanine items(16)	24,821	17,195	13,240	1,276	13,906	—	—
Total majority stockholders’ equity	46,598	49,695	52,285	5,037	51,794	54,568	5,217

(1)	Cost of sales includes depreciation.
(2)	Comprehensive financing income (cost), net, includes financial expenses, financial income, gain (loss) on marketable securities, foreign exchange result, net and monetary position result.
(3)	In connection with an equity swap transaction involving 24.8% of the shares of our subsidiary, CEMEX España, S.A., the balance sheet item minority interest in 1998 and 1999 includes the value of these shares as if owned by a third party. In September 2000, we terminated this transaction and repurchased the shares of CEMEX España.
(4)	On September 15, 1999, we effected a stock split. For every one of our shares of any series we issued two Series A shares and one Series B share. All share and per share amounts have been adjusted to give retroactive effect to this stock split. Concurrently with the stock split, we also consummated an exchange offer to exchange ADSs and CPOs for our then existing A shares, B shares and ADSs and converted our then existing CPOs into CPOs. As of December 31, 2002, approximately 94.84% of our outstanding share capital was represented by CPOs.
(5)	Earnings per share are calculated based upon the weighted average number of shares outstanding during the year, as described in note 20 to the consolidated financial statements included in our annual report, which is incorporated by reference in this prospectus supplement. In accordance with Mexican GAAP, earnings per share as of June 30, 2002 and 2003 were calculated based on net income for the prior twelve-month periods, which amounted to Ps8,502 million and Ps6,035 million, respectively. Basic earnings per CPO is determined by multiplying the basic earnings per share for each period by three (the number of shares underlying each CPO). Basic earnings per CPO is presented solely for the convenience of the reader and does not represent a measure under Mexican GAAP.
(6)	Dividends declared at each year’s annual shareholders’ meeting are reflected as dividends of the preceding year.
(7)	In recent years, our board of directors has proposed, and our shareholders have approved, dividend proposals, whereby our shareholders have had a choice between stock dividends or cash dividends declared in respect of the prior year’s results, with the stock issuable to shareholders who elect the stock dividend over the cash dividend being issued at a 20% discount from then current market prices. The dividends declared per share or per CPO in these years, expressed in constant Pesos as of June 30, 2003, were as follows: 1999, Ps0.50 per share (or Ps1.50 per CPO); 2000, Ps1.70 per CPO (or Ps0.57 per share); 2001, Ps2.00 per CPO (or Ps0.66 per share); 2002, Ps2.14 per CPO (or Ps0.72 per share); and 2003, Ps2.20 per CPO (or Ps0.73 per share). As a result of dividend elections made by shareholders, in 1999, Ps294 million in cash was paid and approximately 142 million additional shares were issued in respect of dividends declared for the 1998 fiscal year; in 2000, Ps288 million in cash was paid and approximately 59 million additional CPOs were issued in respect of dividends declared for the 1999 fiscal year; in 2001, Ps94 million is cash was paid and approximately 70 million additional CPOs were issued in respect of dividends declared for the 2000 fiscal year; in 2002, Ps238 million in cash was paid and approximately 64 million additional CPOs were issued in respect of dividends declared for the 2001 fiscal year; and in 2003, Ps62 million in cash was paid and approximately 99 million additional CPOs were issued in respect of dividends declared for the 2002 fiscal year. For purposes of the table, dividends declared at each year’s annual shareholders’ meeting for each period are reflected as dividends for the preceding year.
(8)	Based upon the total number of shares outstanding at the end of each period, expressed in millions of shares, and includes shares subject to financial derivative transactions, but does not include shares held by our subsidiaries.
(9)	Net working capital investment equals trade receivables plus inventories less trade payables.
(10)	In connection with the preferred equity transaction relating to the financing of our acquisition of Southdown, Inc., now named CEMEX, Inc., the balance sheet item minority interest at December 31, 2002 and at June 30, 2003 includes a notional amount of U.S.$650 million (Ps6,799 million) of issued preferred equity. Of the U.S.$650 million of preferred equity outstanding as of June 30, 2003, U.S.$195 million is due in February 2004 and U.S.$455 million is due in August 2004. The balance sheet item minority interest at December 31, 2002 and at June 30, 2003 also includes an aggregate liquidation amount of U.S.$66 million (Ps690 million) of 9.66% Putable Capital Securities, which were initially issued by one of our subsidiaries in May 1998 in an aggregate liquidation amount of U.S.$250 million. In April 2002, approximately U.S.$184 million in aggregate liquidation amount of these capital securities were tendered to, and accepted by, us in a tender offer. In addition, minority interest net income in 2002 and in the first six months of 2003 includes preferred dividends in the amount of approximately U.S.$23.2 million (Ps240.1 million) and U.S.$11.9 million (Ps124.5 million), respectively, and capital securities dividends in the amount of approximately U.S.$ 11.9 million (Ps122.6 million) and U.S.$3.3 million (Ps34.5 million), respectively.
(11)

In December 1999, we entered into forward contracts with a number of banks, who are the selling ADS holders in the offering, covering 21,000,000 ADSs. In December 2002, we agreed with the banks to settle those forward contracts for cash and simultaneously entered into new forward contracts with the same banks on similar terms to the original forward transactions. Under the new forward contracts the banks retained the ADSs underlying the original forward contracts, which had increased to 24,008,313 ADSs as of the settlement date as a result of stock dividends and which further increased to 25,457,378 ADSs as of June 30, 2003 as a result of stock dividends through June 2003. As a result of this net settlement, we recognized in December 2002 a decrease of approximately U.S.$98.3 million (Ps1,028 million) in our stockholders’ equity, arising from changes in the valuation of the ADSs. These ADSs are considered to have been sold to the banks, and, therefore, future changes in the fair value of the ADSs will not be recorded until settlement of the new forward contracts.

When we settle these forward contracts in connection with the offering, the purchase price of these forward contracts relating to our ADSs will be recorded as a decrease in stockholders’ equity.
(12)	We entered into several forward contracts with several banks between October 2002 and January 2003 covering an aggregate of 37,001,700 CPOs, which increased to 40,168,692 CPOs as of June 30, 2003 as a result of stock dividends. These CPOs, which have been transferred by these banks to the trust in connection with the offering, were purchased by these banks in the market, and, therefore, changes in the fair value of these CPOs will not be recorded until settlement of these forward contracts. When we settle these forward contracts in connection with the offering, the forward purchase price of these forward contracts will be recorded as a decrease in stockholders’ equity.
(13)	EBITDA equals operating income before amortization expense and depreciation. Under Mexican GAAP, amortization of goodwill is not included in operating income, but instead is recorded in other income (expense). EBITDA and the ratio of EBITDA to interest expense, capital securities dividends and preferred equity dividends are presented herein because we believe that they are widely accepted as financial indicators of the our ability to internally fund capital expenditures and service or incur debt and preferred equity. EBITDA and such ratios should not be considered as indicators of our financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. EBITDA is reconciled below to operating income, which we consider to be the most comparable measure as determined under Mexican GAAP. We are not required to prepare a statement of cash flows under Mexican GAAP and therefore do not have such Mexican GAAP cash flow measures to present as comparable to EBITDA.

	For the year ended December 31,							For the six months ended June 30, (unaudited)
	1998	1999	2000	2001	2002	2002		2002	2003	2003
	(in millions of constant Pesos as of June 30, 2003 and Dollars)
Reconciliation of EBITDA to operating income
EBITDA	Ps16,628	Ps19,255	Ps21,559	Ps23,069	Ps20,331	U.S.$	1,959	Ps 10,565	Ps 10,600	U.S.$	1,013
Less:
Depreciation and amortization expense	3,437	3,815	3,991	6,161	6,433		620	3,129	3,303		315

Operating Income	Ps13,191	Ps15,440	Ps17,568	Ps16,908	Ps13,898	U.S.$	1,339	Ps 7,436	Ps 7,297	U.S.$	698

(14)	Net resources provided by operating activities equals majority interest net income plus items not affecting cash flow plus investment in working capital excluding effects from acquisitions. In accordance with Mexican GAAP, operating activities include gain and loss from trading in marketable securities, including realized gain or loss from trading in our capital stock.
(15)	We have restated the information at and for the years ended December 31, 2001 and 2002 under U.S. GAAP using the inflation factor derived from the national consumer price index, or NCPI, in Mexico. See note 23 to our consolidated financial statements included in our annual report, which is incorporated by reference in this prospectus supplement, for a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to CEMEX.
(16)	For financial reporting under U.S. GAAP, until December 31, 2002, elements that did not meet either the definition of equity, or the definition of debt, are presented under a third group, commonly referred to as “mezzanine items.” As of June 30, 2003, as a result of the adoption of the SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” these elements, which include shares subject to mandatory redemption as well as the cash redemption amount under equity forward contracts in our own shares, are presented as a separate line item within liabilities. These elements, as they relate to us, include our U.S.$650 million of preferred equity described in note 10 above, our U.S.$66 million of 9.66% Putable Capital Securities described in note 10 above and our U.S.$450 million obligation under the forward contracts described in note 11 above, in each case as of June 30, 2003. For a more detailed description of these elements, see notes 14(E), 14(F) and 23(O) to our consolidated financial statements included in our annual report, which is incorporated by reference in this prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FIRST HALF RESULTS

The following discussion should be read in conjunction with our unaudited consolidated financial statements as of and for the six-month periods ended June 30, 2002 and 2003 included in our current report on Form 6-K furnished to the SEC on October 2, 2003, which is incorporated by reference in this prospectus supplement. The following discussion should also be read in conjunction with the consolidated financial statements and the notes thereto included in our annual report, which is incorporated by reference in this prospectus supplement.

On July 18, 2003, we announced our results for the first six months of 2003. The interim results of operations for the six-month period ended June 30, 2003 are not necessarily indicative of operating results to be expected for the entire fiscal year. The following is a discussion of our results for the first six months of 2003.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Overview

Summarized in the table below are the percentage (%) increases (+) and decreases (-) in the first six months of 2003 compared to the first six months of 2002 in our net sales, before eliminations resulting from consolidation, sales volumes and prices for the major countries in which we have operations. Variations in net sales determined on the basis of constant Mexican Pesos include the appreciation or depreciation occurred during the period between the country’s local currency vis-à-vis the Mexican Peso, as well as the effects of inflation as applied to the Mexican Peso amounts using CEMEX’s weighted average inflation factor; therefore, such variations substantially differ from those based solely on the country’s local currency:

	Net Sales
Country	Variations in local currency	Approximate currency fluctuations, net of inflation effects	Variations in constant Mexican Pesos	Domestic Sales Volumes		Export Sales Volumes	Average Domestic Prices in local currency
				Cement	Ready-Mix	Cement	Cement	Ready-Mix
Mexico	+12%	—	+12%	+6%	+16%	-22%	+1%	-6%
United States	-7%	-1%	-8%	-3%	+5%	N/A	-2%	-1%
Spain	+4%	+17%	+21%	+6%	+4%	-7%	-2%	+1%
Venezuela	-10%	+13%	+3%	-29%	-20%	+7%	+15%	+7%
Colombia	+13%	-16%	-3%	Flat	+32%	N/A	+10%	+1%
Central America and the Caribbean	+36%	-5%	+31%	+24%	+312%	N/A	-6%	-5%
Philippines	-3%	-3%	-6%	+3%	+87%	+112%	-15%	-16%
Egypt	-4%	-23%	-27%	-13%	N/A	N/A	+6%	+5%

N/A = Not Applicable

On a consolidated basis, our cement sales volumes increased 5%, from 30.2 million tons in the first six months of 2002 to 31.6 million tons in the first six months of 2003, and our ready-mix concrete sales volumes increased 15%, from 9.3 million cubic meters in the first six months of 2002 to 10.6 million cubic meters in the first six months of 2003. Our net sales increased 7% from Ps34,012 million in the first six months of 2002 to Ps36,502 million in the first six months of 2003 in constant Peso terms, and our operating income decreased 2% from Ps7,436 million in the first six months of 2002 to Ps7,297 million in the first six months of 2003 in constant Peso terms.

Net Sales

Our net sales increase of 7% in constant Peso terms during the first six months of 2003 compared to the first six months of 2002 was primarily attributable to the inclusion of the results of operations of our newly acquired Puerto Rican operations in the first six months of 2003 but not in the first six months of 2002, combined with higher sales volumes in our operations in Mexico, Spain and Central America and the Caribbean, which were partially offset by a decrease in sales volumes in Venezuela, Egypt and the United States and lower prices in the United States, Spain, the Caribbean Region and the Philippines. Additionally, set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales on a country-by-country basis.

Mexico

Our Mexican operations’ domestic gray cement sales volumes increased 6% in the first six months of 2003 compared to the first six months of 2002, and ready-mix concrete sales volumes increased 16% over the same periods. The increase in sales volumes resulted primarily from increased demand in the residential construction sector and in the public sector. However, lower ready-mix concrete prices in Mexico partially offset the sales volumes increases. The average domestic cement price in Mexico increased 1% in constant Peso terms in the first six months of 2003 compared to the first six months of 2002 (2% in nominal Peso terms). The average ready-mix concrete price decreased 6% in constant Peso terms (5% in nominal Peso terms) over the same periods due to increased competition.

The increase in our domestic cement sales volumes was also partially offset by a significant decrease in cement export volumes. Our Mexican operations’ cement export volumes, which represented 6% of our Mexican cement sales volumes in the first six months of 2003, decreased 22% in the first six months of 2003 compared to the first six months of 2002 due mainly to the weakness of the U.S. market, our most important foreign consumer. Of our Mexican operations’ cement export volumes during the first six months of 2003, 70% was shipped to the United States, 29% to Central America and the Caribbean and 1% to South America.

As a result of the increase in domestic cement sales volumes and ready-mix concrete sales volumes, net sales in Mexico, in constant Peso terms using Mexican inflation, increased 12% in the first six months of 2003 compared to the first six months of 2002, despite the decline in cement export volumes and average ready-mix concrete prices.

United States

Our United States operations’ cement sales volumes, which include cement purchased from our other operations, decreased 3% in the first six months of 2003 compared to the first six months of 2002, and ready-mix concrete sales volumes increased 5% over the same periods. The decrease in cement sales volumes is attributable to the general weakness of the United States economy as well as decreased demand in most of our United States markets as a result of unfavorable weather conditions, mostly during February, March, April and May of 2003. Industrial and commercial construction declined as a result of continued weakness in the manufacturing and commercial sectors of the economy, while the cement-intensive public works sector, in particular highway construction, our strongest source of cement demand, also declined. In addition, the average sales price of cement decreased 2% in Dollar terms during the first six months of 2003 compared to the first six months of 2002, and the average price of ready-mix concrete decreased 1% in Dollar terms over the same periods.

As a result of the decline in cement sales volumes and average cement and ready-mix concrete prices, net sales in the United States declined 7% in U.S. Dollar terms in the first six months of 2003 compared to the first six months of 2002, despite an increase in ready-mix concrete sales volumes.

Spain

Our Spanish operations’ domestic cement sales volumes increased 6% in the first six months of 2003 compared to the first six months of 2002, and ready-mix concrete sales volumes increased 4% over the same periods. The increase in sales volumes was driven by strong residential construction activity which benefited from the low interest rate environment and increased spending in public works. Our Spanish operations’ cement export volumes, which represented 3% of our Spanish cement sales volumes in the first six months of 2003, decreased 7% in the first six months of 2003 compared to the first six months of 2002. Of our Spanish operations’ total cement export volumes in the first six months of 2003, 22% was shipped to Europe and the Middle East, 31% to Africa, and 47% to the United States. In addition, the average sales price of cement decreased 2% in Euro terms during the first six months of 2003 compared to the first six months of 2002, and the average price of ready-mix concrete increased 1% in Euro terms over the same periods.

As a result of the increases in domestic cement sales volumes and ready-mix concrete sales volumes, net sales in Spain, in Euro terms, increased 4% in the first six months of 2003 compared to the first six months of 2002, despite the small decline in the average sales price of cement in Euro terms.

Venezuela

Our Venezuelan operations’ domestic cement sales volumes decreased 29% in the first six months of 2003 compared to the first six months of 2002, while ready-mix concrete sales volumes decreased 20% over the same periods. The decreases in domestic cement sales volumes and ready-mix concrete sales volumes were mainly driven by the downturn in construction activity in Venezuela as a result of the continuing political and economic turmoil in Venezuela.

Our Venezuelan operations’ cement export volumes, which represented 58% of our Venezuelan cement sales volumes in the first six months of 2003, increased 7% in the first six months of 2003 compared to the first six months of 2002. The increase in cement export volumes was due to an increased focus on the exports market to offset the contraction of the local market. Of our Venezuelan operations’ total cement export volumes during the first six months of 2003, 53% was shipped to North America and 47% to the Caribbean and South America.

Our Venezuelan operations’ average domestic sales price of cement increased 15% in constant Bolivar terms in the first six months of 2003 compared to the first six months of 2002, while the average sales price of ready-mix concrete increased 7% in constant Bolivar terms over the same periods.

As a result of the decreases in domestic and ready-mix concrete sales volumes, net sales in Venezuela, in constant Bolivar terms, declined 10% in the first six months of 2003 compared to the first six months of 2002, despite the increases in the average domestic sales prices of cement and ready-mix concrete in constant Bolivar terms and the increase in cement export volumes.

Colombia

Our Colombian operations’ domestic sales volumes were flat for the first six months of 2003 compared to the first six months of 2002, while ready-mix concrete sales volumes increased 32% over the same periods. The increase in ready-mix concrete sales volumes was primarily attributable to an increase in public investment in the construction sector, low interest rates and low inflation that led to a moderate demand for housing and private investment and our increased market penetration of the residential construction ready-mix concrete market.

Our Colombian operations’ average domestic sales price of cement increased 10% in Colombian Peso terms in the first six months of 2003 compared to the first six months of 2002, while the average sales price of ready-mix concrete increased 1% in Colombian Peso terms over the same periods.

As a result of the increases in ready-mix concrete sales volumes and in the average domestic sales price of cement in Colombian Peso terms, our net sales in Colombia, in Colombian Peso terms, increased 13% in the first six months of 2003 compared to the first six months of 2002.

Central America and the Caribbean

Our Central American and Caribbean operations consist of our operations in Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico, as well as several cement terminals in other Caribbean countries and our trading operations in the Caribbean region. Most of these trading operations consist of the resale in the Caribbean region of cement produced by our operations in Venezuela and Mexico. Our Central American and Caribbean operations’ domestic cement sales volumes increased approximately 29% (or approximately 24%, excluding our trading operations in the Caribbean region) in the first six months of 2003 compared to the first six months of 2002, primarily as a result of our acquisition of Puerto Rican Cement Company, Inc. in August 2002,

which represented approximately 20% of our total cement sales volumes in that region during the first six months of 2003, and strong performance by our operations in Panama and Nicaragua during the first six months of 2003. Our Caribbean region trading operations’ cement sales volumes increased approximately 98% in the first six months of 2003 compared to the first six months of 2002, primarily as a result of exports to the United States from the Caribbean region instead of from Venezuela for several months in the beginning of 2003 due to the political and economic turmoil and general labor strikes in Venezuela at that time. Our Central American and Caribbean operations’ ready-mix concrete sales volumes increased approximately 312% in the first six months of 2003 compared to the first six months of 2002, primarily due to the inclusion of our Puerto Rican operations, which represented 60% of our total ready-mix concrete sales volumes in the region, higher volumes in Panama and the Dominican Republic and the beginning of ready-mix concrete sales in Costa Rica in the third quarter of 2002.

Our Central American and Caribbean operations’ average domestic cement sales price decreased 6% in Dollar terms in the first six months of 2003 compared to the first six months of 2002, primarily due to decreases in the average Dollar sales prices of cement in the Dominican Republic and the Caribbean of 16% and 18%, respectively, which were partially offset by increases in the average Dollar sales prices of cement in Panama and Costa Rica of 2% and 2%, respectively. Our Central American and Caribbean operations’ average ready-mix concrete sales price decreased 5% in Dollar terms in the first six months of 2003 compared to the first six months of 2002, primarily due to a 5% decrease in ready-mix concrete prices in Panama in Dollar terms and a 30% decrease in ready-mix concrete prices in the Dominican Republic in Dollar terms as a result of a significant depreciation of the Dominican Peso against the Dollar.

As a result of the increase in cement and ready-mix concrete sales volumes, combined with the inclusion of our Puerto Rican operations, net sales in our Central American and Caribbean region, in Dollar terms, increased 36% in the first six months of 2003 compared to the first six months of 2002, despite the decline in average sales prices of cement and ready-mix concrete in Dollar terms.

The Philippines

Our Philippines domestic cement sales volumes increased 3% in the first six months of 2003 compared to the first six months of 2002, which was offset by a 15% decrease, in Philippine Peso terms, in the average domestic sales price of cement over the same periods. Our Philippine operations’ domestic cement sales volumes increase was primarily a result of our commercial marketing programs and our increased market participation in the country due to fewer cement imports from our competitors. The self-construction sector remained our strongest source of cement demand, while demand in the public works sector continued to be weak as a result of reductions in public spending. Our Philippines ready-mix concrete business, which began in 2001, is still under development. Our ready-mix concrete sales volumes in the Philippines increased 87% in the first six months of 2003 compared to the first six months of 2002, while the average ready-mix concrete price decreased 16% in Philippine Peso terms over the same periods. The increase in ready-mix concrete sales volumes was primarily attributable to a weak economic environment during the first six months of 2002 and new construction contracts in 2003.

Primarily as a result of the decreases in the average cement and ready-mix concrete prices, which were partially offset by an increase in domestic cement and ready-mix sales volumes, our net sales in the Philippines, in Philippine Peso terms, decreased 3% in the first six months of 2003 compared to the first six months of 2002.

Thailand

Our Thai operations’ domestic cement sales volumes increased 20% in the first six months of 2003 compared to the first six months of 2002, primarily due to increased production efficiency and higher demand as a result of increased construction activity. Our Thai operations’ average sales price of cement increased 21% in Baht terms during the first six months of 2003 compared to the first six months of 2002. Cement prices in Thailand are indirectly controlled by the Thai government.

Primarily as a result of increases in domestic cement sales volumes and average sales prices of cement, our net sales in Thailand, in Baht terms, increased 46% in the first six months of 2003 compared to the first six months of 2002.

Egypt

Our Egyptian operations’ domestic cement sales volumes decreased 13% in the first six months of 2003 compared to the first six months of 2002, primarily as a result of the exceptionally high cement volumes in the first six months of 2002 and higher cement prices in 2003, which were partially offset by a strong self-construction sector. Our Egyptian operations’ average domestic sales price of cement increased 6% in Egyptian pound terms in the first six months of 2003 compared to the first six months of 2002. In addition to being subject to market pressures, cement prices in Egypt are controlled to a significant degree by the Egyptian government as a result of the government’s control of almost 50% of the industry’s capacity.

As a result of the decrease in cement sales volumes combined with the offsetting increase in domestic cement sales prices, net sales in Egypt, in Egyptian pound terms, decreased 4% in the first six months of 2003 compared to the first six months of 2002.

Cost of Sales

Our cost of sales, including depreciation, increased 14% from Ps18,601 million in the first six months of 2002 to Ps21,198 million in the first six months of 2003 in constant Peso terms, as a result of changes in our product mix, as we had increased sales from our multi-products (Multiproductos) strategy and a higher percentage of ready-mix concrete sales in Mexico, as well as increased energy costs. As a percentage of sales, cost of sales increased 3.4% from 54.7% in the first six months of 2002 to 58.1% in the first six months of 2003.

Gross Profit

Our gross profit decreased by 1% from Ps15,411 million in the first six months of 2002 to Ps15,304 million in the first six months of 2003 in constant Peso terms. Our gross margin decreased from 45.3% in the first six months of 2002 to 41.9% in the first six months of 2003, as a result of changes in our product mix. The decrease in our gross profit is mainly attributable to the 14% increase in our cost of sales, partially offset by the 7% increase in net sales in the first six months of 2003 compared to the first six months of 2002.

Operating Expenses

Our operating expenses increased slightly from Ps7,975 million in the first six months of 2002 to Ps8,007 million in the first six months of 2003 in constant Peso terms. As a percentage of sales, our operating expenses decreased from 23.4% in the first six months of 2002 to 21.9% in the first six months of 2003.

Operating Income

For the reasons mentioned above, our operating income decreased 2% from Ps7,436 million in the first six months of 2002 to Ps7,297 million in the first six months of 2003.

Comprehensive Financing Income (Expense)

Pursuant to Mexican GAAP, the comprehensive financing result should measure the real cost (gain) of an entity’s financing, net of the foreign currency fluctuations and the inflationary effects on monetary assets and liabilities. In periods of high inflation or currency depreciation, significant volatility may arise and is reflected under this caption. For presentation purposes, comprehensive financing income (expense) includes:

•	financial or interest expense on borrowed funds;

•	financial income on cash and temporary investments;

•	appreciation or depreciation resulting from the valuation of financial instruments, including derivative instruments and marketable securities, as well as the realized gain or loss from the sale or liquidation of such instruments or securities;

•	foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

•	gains and losses resulting from having monetary liabilities or assets exposed to inflation (monetary position result).

	(Unaudited) Six Months Ended June 30,
	2002	2003
	(in millions of constant Pesos)
Net comprehensive financing income (expense):
Financial expense	Ps (1,668)	Ps (1,993)
Financial income	309	125
Foreign exchange gain (loss), net	(702)	(237)
Gain (loss) on valuation and liquidation of financial instruments	(822)	(431)
Monetary position gain	1,821	1,744

Net comprehensive financing income (expense)	Ps (1,062)	Ps (792)

Our net comprehensive financing income (expense) improved from an expense of Ps1,062 million in the first six months of 2002 to an expense of Ps792 million in the first six months of 2003. The components of the change are shown above. Our financial expense was Ps1,993 million for the first six months of 2003, an increase of 19% from Ps1,668 million in the first six months of 2002. The increase was primarily attributable to a higher level of interest rates swaps at a level above current market rates during the first six months of 2003, which were entered into in an effort to fix our interest rate profile. Our financial income decreased 60% from Ps309 million in the first six months of 2002 to Ps125 million in the first six months of 2003 as a result of the decline in interest rates and a lower average level of investments in fixed rate instruments. Our net foreign exchange results improved from a loss of Ps702 million in the first six months of 2002 to a loss of Ps237 million in the first six months of 2003. The foreign exchange loss in the first six months of 2003 is primarily attributable to the appreciation of the Japanese Yen and the Dollar against the Peso and the effect that such appreciation had in our Japanese Yen and Dollar denominated debt. Our gain (loss) from valuation and liquidation of financial instruments improved from a loss of Ps822 million in the first six months of 2002 to a loss of Ps431 million in the first six months of 2003, primarily attributable to significant valuation losses from our derivative financial instruments portfolio (discussed below) during the second quarter of 2002 due to adverse financial market conditions. Our monetary position gain (generated by the recognition of inflation effects over monetary assets and liabilities) decreased from Ps1,821 million during the first six months of 2002 to Ps1,744 million during the first six months of 2003, as a result of the decrease in the weighted average inflation index in the first six months of 2003 compared to the first six months of 2002.

Derivative Financial Instruments

Our derivative financial instruments that have a potential impact on our comprehensive financing result consist of equity forward contracts designated as hedges of our executive stock option programs, foreign exchange derivative instruments, excluding our foreign exchange forward contracts designated as hedges of our net investment in foreign subsidiaries, interest rate swaps, cross currency swaps, interest rate swap options (swaptions), other interest rate derivatives, fuel and energy derivatives and third party equity forward contracts. During the first six months of 2003, we suffered valuation losses in our interest rate derivatives, which were partially offset by gains from our currency derivatives, including our cross currency swaps and our equity forward contracts designated to hedge our stock option programs. These valuation losses accounted for substantially all the loss recorded in the first six months of 2003 under the line item gain (loss) on valuation and liquidation of financial instruments presented above. The estimated fair value gain of our equity forward contracts that hedge the potential exercise of our executive stock option programs is primarily attributable to an increase in the market price of our listed securities (ADSs and CPOs). The estimated fair value loss of our interest rate derivatives is primarily attributable to the continuing decline in market interest rates, as CEMEX has fixed its interest rate profile at a level above current market rates. The estimated fair value gain of our cross currency swaps is primarily attributable to the slight appreciation of the Japanese Yen against the Dollar during the first six months of 2003.

Other Expenses, Net

Our other expenses for the first six months of 2003 were Ps1,832 million, a 16% decrease from Ps2,189 million in the first six months of 2002. The decrease was primarily attributable to a non-recurring expense recorded in the first quarter of 2002 related to the termination of a distribution agreement in Taiwan.

Income Taxes, Business Assets Tax and Employees’ Statutory Profit Sharing

Our effective tax rate was 11.7% in the first six months of 2003 compared to 11.6% in the first six months of 2002. Our tax expense, which primarily consists of income taxes and business assets tax, increased 12% from Ps488 million in the first six months of 2002 to Ps549 million in the first six months of 2003. The increase was attributable to a higher taxable income in the first six months of 2003 as compared to the first six months of 2002. Our average statutory income tax rate was approximately 34% in the first six months of 2003 and approximately 35% in the first six months of 2002.

Employees’ statutory profit sharing decreased from Ps57 million during the first six months of 2002 to Ps53 million during the first six months of 2003 due to lower taxable income for profit sharing purposes in Venezuela.

Majority Interest Net Income

Majority interest net income represents the difference between our consolidated net income and minority interest net income, which is the portion of our consolidated net income attributable to those of our subsidiaries in which non-affiliated third parties hold interests. Changes in minority interest net income in any period reflect changes in the percentage of the stock of our subsidiaries held by non-affiliated third parties as of the end of each month during the relevant period and consolidated net income attributable to those subsidiaries.

For the reasons described above, our consolidated net income (before deducting the portion allocable to minority interest) for the first six months of 2003 increased 12%, from Ps3,769 million in the first six months of 2002 to Ps4,219 million in the first six months of 2003. The percentage of our consolidated net income allocable to minority interests decreased from 4.8% in the first six months of 2002 to 2.7% in the first six months of 2003, as a result of our prepayment in February 2002 of a portion of the preferred equity balance of the preferred equity transaction related to the financing of our acquisition of Southdown, Inc., now named CEMEX, Inc., in 2000 and the repurchase in April 2002 of 73.5% of the 9.66% Putable Capital Securities issued by one of our subsidiaries in May 1998. Majority interest net income increased by 14%, from Ps3,587 million in the first six months of 2002 to Ps4,101 million in the first six months of 2003, mainly as a result of our increase in net sales, the decreases in our foreign exchange loss, in valuation losses on derivative financial instruments and a lower portion of consolidated net income allocable to minority interests, partially offset by the decrease in our monetary position gain and higher income taxes. As a percentage of net sales, majority interest net income increased from 10.5% in the first six months of 2002 to 11.2% in the first six months of 2003.

RECENT DEVELOPMENTS

On September 25, 2003, a subsidiary of CEMEX, Inc. acquired the cement assets of Dixon-Marquette Cement for a total purchase price of approximately $84 million, subject to adjustments. Located in Dixon, Illinois, the single cement facility has an annual production capacity of 560,000 metric tons.

Our Dutch subsidiary, New Sunward Holdings B.V., or New Sunward, is currently negotiating with several banks the terms of a $1.0 billion senior unsecured term loan facility. If we are successful in establishing this facility, we intend to use the proceeds of loans issued under the new facility to redeem the $650 million remaining notional amount outstanding of the preferred equity transaction relating to the financing of our acquisition in 2000 of Southdown, Inc., now named CEMEX, Inc., that is included in our balance sheet in the item minority interest. We intend to use any remaining proceeds of loans issued under the new facility to repay debt. We cannot assure you, however, that we will be able to successfully negotiate favorable terms for the new facility.

UNDERWRITING

Citigroup Global Markets Inc. is the global coordinator of the combined offerings and Citigroup Global Markets Inc. is acting as representative of the underwriters named below. The combined offerings consist of an offering of                 ADSs in the United States and in other countries outside of Mexico and a concurrent offering of the equivalent of             ADSs in Mexico in the form of the underlying CPOs.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and the selling ADS holders and the trust have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter’s name.

Underwriter	Number of ADSs
Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

ABN AMRO Rothschild LLC

Credit Suisse First Boston LLC

Goldman, Sachs & Co.

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith, Inc.

SG Cowen Securities Corporation

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs. The selling ADS holders and the trust also have entered into an underwriting agreement with a syndicate of underwriters providing for the concurrent offer and sale of a total of              CPOs in Mexico. The offering described herein and the Mexican offering are each conditioned on the closing of the other.

The underwriters propose to offer some of the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ADSs to dealers at the public offering price less a concession not to exceed $             per ADS. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per ADS on sales to other dealers. If all of the ADSs are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

This prospectus supplement may be used in connection with CPOs initially offered in the Mexican offering insofar as such CPOs are resold from time to time in the United States in transactions that require registration under the Securities Act of 1933, as amended.

The selling ADS holders and the trust have granted to the underwriters of the combined offerings an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,825,000 additional ADSs in the form of ADSs or CPOs, as necessary, at the public offering price less the underwriting discount. The underwriters of the combined offerings may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the combined offerings. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs in the form of ADSs or CPOs approximately proportionate to that underwriter’s initial purchase commitment.

The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs or CPOs, as the case may be. The underwriters also have agreed that they may sell ADSs or underlying CPOs between their respective underwriting syndicates. The number of ADSs or CPOs actually allocated to each offering may differ from the amount offered due to reallocation between this offering and the Mexican offering.

We, our executive officers and directors, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

This agreement does not apply to:

•	any employee benefit plans, including the grant of securities or options thereunder, the delivery of securities pursuant thereto and the disposition by the recipient of any securities so delivered;

•	our existing appreciation warrants and American Depositary Warrants;

•	any new forward transactions relating to any ADSs or CPOs underlying the forward contracts we entered into with the selling ADS holders that are not sold in the combined offerings;

•	any refinancing, refunding, renewal or other roll-over of existing forward contracts that hedge our employee benefit plans; and

•	any purchases of shares of CEMEX Asia Holdings, Ltd. in exchange for our ADSs or CPOs.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of six months from the closing date, will not offer or sell any ADSs included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any ADSs included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom;

•	no ADSs have been, or at any time hereafter will be, offered sold, transferred, or delivered in or from the Netherlands as part of their initial distribution, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, inter alia, large enterprises, which trade or invest in securities in the conduct of a profession or trade; and

•	it has offered and sold, and will offer and sell, the ADSs included in this offering only in full accordance with the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz); and no sales prospectus (Verkaufsprospekt) under the German Securities Sales Prospectus Act has been, or will be, prepared in connection with this offering.

Each underwriter has represented, warranted and agreed that no ADSs will be offered, sold or delivered and no copies of this prospectus supplement or any other document relating to the ADSs will be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998 (“Regulation No. 11522”), in accordance with Italian securities, tax, exchange control and all other applicable laws and regulations, provided however, that any such offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or any other document relating to the ADSs in Italy is (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No 385 of September 1, 1993 (the “Banking Act”), Decree No. 58 of February 24, 1998, Regulation No. 11522, as amended, and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of ADSs in Italy by CONSOB or the Bank of Italy. Any investor purchasing the ADSs in the offering is solely responsible for ensuring that any offer or resale of the ADSs it purchased occurs in compliance with applicable laws and regulations. This prospectus supplement and the information contained herein is intended only for the use of its recipient and is not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this prospectus supplement may rely on it or its content.

No offering document (including the prospectus supplement and any amendment, supplement or replacement thereto) subject to the approval (visa) of the Commission des opérations de bourse has been prepared in connection with the offering. The ADSs may not be offered or sold to the public in France and neither this prospectus supplement, the Prospectus dated August 27, 2003, the Prospectus dated April 19, 2002, nor any other offering material or information contained therein relating to the ADSs may be released, issued or distributed or caused to be released, issued or distributed to the public in France, or used in connection with any offering in respect of the ADSs to the public in France. The offering shall be made in France only to qualified investors (investisseurs qualifiés) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and Décret no. 98-880 dated October 1, 1998. The direct or indirect resale to the public in France of any ADSs acquired by such qualified investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder. Persons into whose possession this prospectus supplement, the Prospectus dated August 27, 2003, the Prospectus dated April 19, 2002 or any amendment, supplement or replacement thereto come must inform themselves about and observe any such restrictions. The offering does not constitute a solicitation by anyone not authorized to so act and neither the prospectus supplement, the Prospectus dated August 27, 2003 nor the Prospectus dated April 19, 2002 may be used for or in connection with the offering to solicit anyone to whom it is unlawful to make the offering.

Each underwriter has represented, warranted and agreed that neither the ADSs nor the CPOs have been offered or sold in Spain except in accordance with the requirements of the Spanish Securities Market Law (Ley 24/1988 de 28 de julio, del mercado de valores), as amended, and Royal Decree 291/1992, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre emisiones y ofertas públicas de valores), as amended (hereinafter ‘‘R.D. 291/92’’). This prospectus supplement has not been verified nor registered in the administrative registries of the National Stock Exchange Commission (“CNMV”) in Spain, and therefore no public offering of the ADS or the CPOs shall be promoted in Spain. Notwithstanding that, a private placement of the CPOs or the ADSs addressed exclusively to institutional investors will be carried out in Spain in accordance with the requirements set forth in R.D. 291/92.

The ADSs are listed on the New York Stock Exchange under the symbol “CX.”

The following table shows the underwriting discounts and commissions that the selling ADS holders and the trust on our behalf are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Paid by Selling ADS Holders		Paid by the Trust
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per ADS	$	$	$	$
Total	$	$	$	$

In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell ADSs in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ADSs in excess of the number of ADSs to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of ADSs made in an amount up to the number of ADSs represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of ADSs in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of ADSs in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of ADSs in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases ADSs originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of the combined offerings, excluding underwriting discounts and commissions, will be approximately $1.3 million, and we have agreed with the selling ADS holders that we will pay all expenses of the combined offerings.

Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to the selling ADS holders, who are affiliates of members of the National Association of Securities Dealers, Inc. that are participating in this offering, this offering is being conducted in compliance with Rule 2710(c)(8) of the NASD. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in the NASD Conduct Rules) in the ADSs exists.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. The representatives will allocate ADSs to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

The selling ADS holders, the trust and CEMEX have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Several legal matters in connection with this offering will be passed upon for CEMEX by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. The validity of the CPOs underlying the ADSs will be passed upon for CEMEX by Lic. Ramiro G. Villarreal, General Counsel of CEMEX, and for the underwriters by Ritch, Heather y Mueller, S.C. Skadden, Arps, Slate, Meagher & Flom LLP and Cleary, Gottlieb, Steen & Hamilton will rely, as to all matters of Mexican law, on the opinions of Lic. Ramiro G. Villarreal and Ritch, Heather y Mueller, S.C. Ritch, Heather y Mueller, S.C. will rely, as to all matters of New York law, on the opinion of Cleary, Gottlieb, Steen & Hamilton. Mr. Villarreal, our General Counsel and secretary of our board of directors, is a holder of our securities, and is a participant in our stock option programs.

EXPERTS

The consolidated financial statements and schedules of CEMEX as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus supplement in reliance upon the reports of KPMG Cárdenas Dosal, S.C. and PricewaterhouseCoopers, independent accountants, appearing in CEMEX’s amended annual report on Form 20-F for the fiscal year ended December 31, 2002, and upon the authority of those firms as experts in accounting and auditing.

PROSPECTUS

CEMEX, S.A. de C.V.

25,457,378 American Depositary Shares

Each Representing Five

Ordinary Participation Certificates

This prospectus relates to the public offering and sale, from time to time, of up to 25,457,378 American Depositary Shares, or ADSs, each representing five Ordinary Participation Certificates, or CPOs, of CEMEX by the selling ADS holders. The ADSs are evidenced by American Depositary Receipts, or ADRs.

The selling ADS holders may sell at any time and from time to time all or a portion of the ADSs held by them.

We will provide the specific terms of any offering of our ADSs by the selling ADS holders in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you decide to invest in our ADSs and the underlying CPOs.

Our ADSs are listed on the New York Stock Exchange under the symbol “CX” and our CPOs are listed on the Mexican Stock Exchange under the symbol “CEMEX.CPO.”

You should consider the risk factors beginning on page 8 before making an investment decision with respect to our ADSs and the underlying CPOs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 27, 2003.

Neither we nor the selling ADS holders have authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You should not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not offer to sell or buy any securities in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

References in this prospectus to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries.

References in this prospectus to “U.S.$” and “Dollars” are to U.S. Dollars, and, unless otherwise indicated, references to “Ps” and “Pesos” are to constant Mexican Pesos as of December 31, 2002. Unless otherwise indicated, the Dollar amounts provided in this prospectus are translations of constant Peso amounts, at an exchange rate of Ps10.38 to U.S.$1.00, the CEMEX accounting rate as of December 31, 2002. However, in the case of transactions conducted in Dollars, we have presented the Dollar amount of the transaction and the corresponding Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Peso amounts actually represent those Dollar amounts or could be converted into Dollars at the rate indicated. The noon buying rate for Pesos on December 31, 2002 was Ps10.425 to U.S.$1.00.

The CPOs underlying the ADSs being sold pursuant to this prospectus have been registered with the Securities and Special Sections of the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV. Registration of the CPOs with the Securities and Special Sections of the National Securities Registry maintained by the CNBV does not imply any certification as to the investment quality of the CPOs, the solvency of CEMEX or the accuracy or completeness of the information contained in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, the selling ADS holders may sell the ADSs held by them in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.” This prospectus provides you with a general description of our ADSs and the underlying CPOs. Each time any of the selling ADS holders sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering by the selling ADS holders and the manner in which the ADSs will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our ADSs are listed on the New York Stock Exchange under the symbol “CX.” These reports and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on April 8, 2003 and Amendment No. 1 thereto on Form 20-F/A, filed with the SEC on April 25, 2003;

•	Our current report on Form 6-K furnished to the SEC on August 25, 2003; and

•	The descriptions of our ADSs, CPOs, series A shares and series B shares contained in our registration statement on Form 8-A (SEC File No. 1-14946), filed with the SEC on September 10, 1999, and any amendment or report filed for the purpose of updating such descriptions.

In addition, any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the ADSs, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

We will provide without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Abraham Rodríguez, Investor Relations, CEMEX, S.A. de C.V., Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265, Tel: +011-5281-8888-4262 or toll-free: 1-800-317-6000.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may constitute forward-looking statements, which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “plan” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus and any accompanying prospectus supplement. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” appearing elsewhere in this prospectus. Additional information about issues that could lead to material changes in our performance is contained in our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus.

This prospectus and the documents incorporated in this prospectus by reference also include statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. These data were obtained from industry publications and reports that we believe to be reliable sources. We have not independently verified these data or sought the consent of any organizations to refer to their reports in this prospectus and in the documents incorporated in this prospectus by reference.

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THE OFFERING

As discussed below, the ADSs that may be sold hereunder were initially acquired by the selling ADS holders pursuant to forward transactions we entered into with a number of banks and other financial institutions in December 1999 in order to hedge our obligations under appreciation warrants we issued at that time and as a result of stock dividends subsequently received by the selling ADS holders in respect of those ADSs. In connection with the originally scheduled termination of those forward transactions in December 2002, we agreed with the banks to settle those forward transactions for cash and simultaneously entered into new forward transactions, with a December 2003 maturity, with the same banks with respect to the underlying ADSs on similar terms to the original forward transactions, as described below. As a condition of entering into forward contracts, we agreed to keep continuously effective a registration statement, of which this prospectus is a part, that registers for resale by the banks these ADSs. We sometimes refer to the banks or others holding the ADSs that are registered for resale under the registration statement as the selling ADS holders.

Background and Purpose of the Offering

In December 1999, we issued to our shareholders, members of our board of directors and other executives 105 million appreciation warrants maturing on December 13, 2002, at a subscription price in pesos of Ps3.2808 per appreciation warrant. A portion of the appreciation warrants was subscribed as American Depositary Warrants, or ADWs, each ADW representing five appreciation warrants.

In November 2001, we launched a voluntary public exchange offer of new appreciation warrants and new ADWs maturing on December 21, 2004, for our existing appreciation warrants and our existing ADWs on a one-for-one basis. Of the total 105 million appreciation warrants originally issued, 103,790,945, or 98.85%, were tendered in exchange for the new appreciation warrants. Both the old appreciation warrants and the new appreciation warrants were designed to allow the holder to benefit from future increases in the market price of our CPOs, with any appreciation value to be received in the form of our CPOs or ADSs, as applicable. The old appreciation warrants expired on December 13, 2002 in accordance with their terms without any payments to the holders.

In order to cover our obligations under the old appreciation warrants and to provide us with financing on terms we believe have been advantageous, in December 1999, we entered into forward contracts with a number of banks and other financial institutions. Under the forward contracts, the banks purchased from us 21,000,000 of our ADSs and 33,751,566 shares of the common stock of Compañía Valenciana de Cementos Portland, S.A., now known as CEMEX España, S.A. or CEMEX España, our Spanish subsidiary, for an aggregate price of approximately U.S.$905.7 million, or the notional amount. Upon closing of these forward transactions, we made an advance payment to the banks of approximately U.S.$439.9 million of the forward purchase price, U.S.$388.1 million of which represented payment in full of the portion of the forward purchase price relating to the CEMEX España shares and U.S.$51.8 million of which was an advance payment against the forward settlement price. We made additional advance payments to the banks toward the forward settlement price during the life of the forward contracts in accordance with their terms, and as of December 12, 2002, the adjusted forward settlement price was U.S.$469.3 million.

On December 13, 2002, the termination date of those forward contracts, we agreed with the banks to settle the original forward transactions for cash and simultaneously enter into new forward transactions with the same banks on similar terms to the original forward transactions with respect to the underlying ADSs and CEMEX España shares, with a December 12, 2003 maturity. In connection with the termination of the original forward contracts, we made a final advance payment of approximately U.S.$20.9 million to the banks toward the forward settlement price, and as of the termination date, the adjusted forward settlement price of the original forward contracts was U.S.$448.4 million. Under the new forward contracts, the banks retained the ADSs underlying the original forward contracts, which had increased to 24,008,313 ADSs as of the termination date as a result of stock dividends, and the CEMEX España shares underlying the original forward contracts, for which they agreed

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to pay us an aggregate price of approximately U.S.$828.5 million, or the notional amount of the new forward contracts. We agreed with the banks that the purchase price payable to us under the new forward contracts would be netted against the adjusted forward settlement price of the original forward contracts and any advance payments made by us in connection with the closing of the new forward contracts. Upon closing of the new forward transactions, we made an advance payment to the banks of approximately U.S.$380.1 million of the forward purchase price, U.S.$285 million of which represented payment in full of the portion of the forward purchase price relating to the CEMEX España shares and U.S.$95.1 million of which was an advance payment against the forward settlement price. As of December 13, 2002, the forward purchase price of the new forward contracts was U.S.$448.4 million.

Absent a default under the forward contracts, the banks are required to deliver to us on December 12, 2003 a number of ADSs and CEMEX España shares equal to the number of ADSs and CEMEX España shares subject to the forward contracts against payment of the adjusted forward settlement price. As a result of stock dividends through June 2003, the number of ADSs subject to the forward contracts increased to 25,457,378 ADSs. The forward purchase price payable at any time under the forward contracts is the present value of the adjusted forward settlement price. The adjusted forward settlement price is the future value of the notional amount minus the future value of all prepayments under the forward contracts. The forward contracts provide for early delivery of ADSs and CEMEX España shares to us in specified circumstances. We are required to make payments during the life of the forward contracts and upon the occurrence of specified events. During the life of the forward contracts, we are required to make additional periodic prepayments if the current market value of the ADSs and CEMEX España shares subject to the contracts is less than 120% of the mark-to-market of the discounted remaining forward purchase price.

Under the forward contracts, the banks are permitted to sell at any time or from time to time all or a portion of the purchased ADSs and the purchased CEMEX España shares. In particular, we anticipate that the banks would sell ADSs and CEMEX España shares if we were to default on any of our obligations under the forward contracts. In the absence of a default under the forward contracts, the banks have agreed to pay to us an amount equal to any dividends paid on the purchased ADSs upon the maturity or early termination of the forward contracts. In addition, absent a default under the forward contracts, we retain all voting and economic rights with respect to the CEMEX España shares purchased by the banks. Notwithstanding any contractual agreement between the banks and us, any person that purchases ADSs from the banks will be entitled to all dividend, voting, economic and corporate rights with respect to the ADSs purchased by them.

As mentioned above, as a condition of entering into the forward contracts, we agreed to keep continuously effective a registration statement, of which this prospectus is a part, that registers for resale by the banks the ADSs covered by the forward transactions. The banks may sell at any time or from time to time all or a portion of the ADSs pursuant to the registration statement.

We may agree with the selling ADS holders to settle the forward transactions for cash, and the selling ADS holders may sell all or a portion of the ADSs pursuant to the registration statement, of which this prospectus is a part, in order to pay us the cash settlement amount, if any, payable in connection with such agreement. If the forward transactions are settled for cash, we may receive a portion of the proceeds from the sale of ADSs pursuant to this prospectus to the extent such proceeds exceed the amount necessary to satisfy our obligations under the forward contracts. In addition, we may facilitate offers and sales of the ADSs by the selling ADS holders either directly to purchasers or through an underwritten offering, in which case we may be a party to the purchase agreement or underwriting agreement relating to such offers and sales. We may also arrange for the selling ADS holders to sell a portion of the ADSs to banks or other financial institutions in connection with new forward transactions or to a trust in order to hedge our obligations under the new appreciation warrants. In the event any selling ADS holder sells a portion of the ADSs to such new bank or trust, such new bank or trust may resell such ADSs under this registration statement from time to time, in one or more offerings, pursuant to an appropriate prospectus supplement.

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For accounting purposes under Mexican GAAP, whether we settle the forward transactions for cash or physically by repurchasing the ADSs, the portions of the forward contracts relating to our ADSs are considered to be equity transactions. Therefore, changes in the fair value of the ADSs have not been and will not be recorded until settlement and the cost of the forward contracts relating to our ADSs will be recorded as a decrease in stockholders’ equity. With respect to the portion of the forward contracts relating to CEMEX España shares, our obligations to the banks relating to those shares have been offset on our balance sheet against the portion of the forward purchase price that we prepaid to the banks.

Although our obligations under the forward contracts are not treated as debt on our balance sheet under Mexican GAAP, our obligations under the forward contracts are included as debt in the calculation of our debt to total capitalization ratio covenants contained in our principal financing agreements.

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CEMEX, S.A. DE C.V.

Founded in 1906, CEMEX is the third largest cement company in the world, based on installed capacity as of December 31, 2002 of approximately 80.9 million tons. We are one of the world’s largest traders of cement and clinker, having traded over 10.2 million tons of cement and clinker in 2002. We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. We are a global cement manufacturer with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of December 31, 2002, we had worldwide assets of Ps165.4 billion (U.S.$15.9 billion). On August 15, 2003, we had an equity market capitalization of approximately Ps82 billion (U.S.$7.6 billion).

We believe that we are one of the most efficient cement producers in the world. We believe we have achieved this competitive advantage through our significant utilization of technology throughout our entire organization, our superior operating practices, our turnaround expertise in newly acquired operations and our size as one of the largest cement companies in the world.

As of December 31, 2002, our main cement production facilities were located in Mexico, Spain, Venezuela, Colombia, the United States, Egypt, the Philippines, Thailand, Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico. As of December 31, 2002, our assets, cement plants and installed capacity, on an unconsolidated basis, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity. It also includes our proportional interest in the installed capacity of companies in which we hold a minority interest.

	As of December 31, 2002
	Assets (in billions of constant Pesos)	Number of Cement Plants	Installed Capacity (millions of tons per annum)
North America
Mexico	Ps 57.0	15	27.2
United States	44.7	12	13.6
Europe, Asia and Africa
Spain	21.5	8	10.8
Asia	12.1	4	10.9
Egypt	5.7	1	4.7
South America, Central America and the Caribbean
Venezuela	7.9	3	4.6
Colombia	6.0	5	4.8
Central America and the Caribbean	10.7	5	4.1
Cement and Clinker Trading Assets and Other Operations	71.9	—	—

In the above table, “Asia” includes our Asian subsidiaries, and, for purposes of the columns labeled “Assets” and “Installed Capacity,” includes our 25.5% interest, as of December 31, 2002, in PT Semen Gresik, or Gresik, an Indonesian cement producer. In addition to the three cement plants owned by our Asian subsidiaries, Gresik operated four cement plants with an installed capacity of 17.2 million tons, as of December 31, 2002. In the above table, “Central America and the Caribbean” includes our subsidiaries in Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico and other assets in the Caribbean region. In the above table, “Cement and Clinker Trading Assets and Other Operations” includes in the column labeled “Assets” our 11.9% interest in Cementos Bio Bio, a Chilean cement producer having three cement plants with an installed capacity of approximately 2.2 million tons at December 31, 2002, and intercompany accounts receivable of CEMEX (the parent company only) in the amount of Ps33.9 billion, which would be eliminated if these assets were calculated on a consolidated basis.

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During the last decade, we embarked on a major geographic expansion program to diversify our cash flows and enter markets whose economic cycles within the cement industry largely operate independently from that of Mexico and which offer long-term growth potential. We have built an extensive network of marine and land-based distribution centers and terminals that give us marketing access around the world.

For the year ended December 31, 2002, our net sales, before eliminations resulting from consolidation, were divided among the countries in which we operate as follows:

Executive Offices

We are a Mexican corporation with our principal executive offices located at Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Our main phone number is +011-5281-8888-8888.

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RISK FACTORS

You should carefully consider the following risks and all the information contained or incorporated by reference in this prospectus before making an investment decision regarding our securities. The following risks are not the only risks we face.

Risks Relating to our ADSs

Any sale of the ADSs by the selling ADS holders, or market anticipation of a sale, could cause the price of our CPOs and ADSs to decline.

Under the forward contracts, the selling ADS holders purchased the ADSs from us. A sale of these ADSs to the public could result in a decline in the market price of our CPOs and ADSs. In addition, market anticipation of a sale of ADSs by any of the selling ADS holders may cause the market price of our ADSs to decline. The selling ADS holders also have the right to sell the CEMEX España shares sold to them under the forward contracts, and a sale of those CEMEX España shares could also cause a decline in the market price of our CPOs and ADSs.

Preemptive rights may be unavailable to ADS holders.

ADS holders may be unable to exercise preemptive rights granted to our shareholders, in which case ADS holders could be substantially diluted. Under Mexican law, whenever we issue new shares for payment in cash or in kind, we are required to grant preemptive rights to our shareholders. However, ADS holders may not be able to exercise these preemptive rights to acquire new shares unless both the rights and the new shares are registered in the United States or an exemption from registration is available.

We cannot assure you that we would file a registration statement in the United States at the time of any rights offering. In addition, while the depositary is permitted, if lawful and feasible at that time, to sell those rights and distribute the proceeds of that sale to ADS holders who are entitled to those rights, current Mexican law does not permit sales of that kind.

Risks Relating to Our Business

Our ability to pay dividends and repay debt depends on our subsidiaries’ ability to transfer income and dividends to us.

We are a holding company with no significant assets other than the stock of our wholly-owned and non-wholly-owned subsidiaries and our holdings of cash and marketable securities. Our ability to pay dividends and repay debt depends on the continued transfer to us of dividends and other income from our wholly-owned and non-wholly-owned subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us is limited by various regulatory, contractual and legal constraints that affect our subsidiaries.

We have incurred and will continue to incur debt, which could have an adverse effect on the price of our CPOs and ADSs, result in us incurring increased interest costs and limit our ability to distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our business activities.

We have incurred and will continue to incur significant amounts of debt, which could have an adverse effect on the price of our CPOs and ADSs. Our indebtedness may have important consequences, including increased interest costs if we are unable to refinance existing indebtedness on satisfactory terms. In addition, the debt instruments governing a substantial portion of our indebtedness contain various covenants which require us to maintain financial ratios, restrict asset sales and restrict our ability to use the proceeds from a sale of assets. Consequently, our ability to distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our business activities could be limited. As of December 31, 2002, we had outstanding debt equal to

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Ps59.9 billion (U.S.$5.77 billion), not including obligations under preferred stock transactions and under equity derivative transactions in our own stock and in stock of our subsidiaries.

We have to service our Dollar and Yen denominated debt with revenues generated in Pesos or other currencies, as we do not generate sufficient revenue in Dollars and Yen from our operations to service all our Dollar and Yen denominated debt. This could adversely affect our ability to service our debt in the event of a devaluation or depreciation in the value of the Peso or of any of the other currencies of the countries in which we operate.

A substantial portion of our outstanding debt is denominated in Dollars and Yen. This debt, however, must be serviced by funds generated from sales by our subsidiaries. Currently, we do not generate sufficient revenue in Dollars and Yen from our operations to service all our Dollar and Yen denominated debt. Consequently, we have to pay our Dollar and Yen denominated debt with revenues generated in Pesos or other currencies. A devaluation or depreciation in the value of the Peso, or any of the other currencies of the countries in which we operate, compared to the Dollar or the Yen could adversely affect our ability to service our debt. During 2002, Mexico and Spain, our main non-U.S. Dollar denominated operations, generated almost half of our sales (approximately 34% and 14%, respectively), before eliminations resulting from consolidation. In 2002, approximately 24% of our sales were generated in the United States with the remaining 28% of our sales being generated in several countries, with a number of currencies also having material depreciations against the Dollar and the Yen. During 2002, the Peso depreciated 13.2% against the Dollar and depreciated 20.2% against the Yen, while the Euro appreciated 16.1% against the Dollar and appreciated 7.6% against the Yen.

We may not be able to continue our growth if our acquisition strategy is not successful.

A key element of our growth strategy is to integrate our recently acquired operations with existing operations. Our ability to realize the expected benefits from future acquisitions depends, in large part, on our ability to integrate the new operations with existing operations in a timely and effective manner. We cannot assure you that these efforts will be successful with respect to future acquisitions by us. Furthermore, our strategy depends on our ability to identify and acquire suitable assets at desirable prices. We cannot assure you that we will be successful in identifying or purchasing suitable assets in the future. If we fail to make further acquisitions, we may not be able to continue to grow in the long term at our historic rate.

We are subject to restrictions due to minority interests in our consolidated subsidiaries.

We conduct our business through subsidiaries. In some cases, third-party shareholders hold minority interests in these subsidiaries. Various disadvantages may result from the participation of minority shareholders whose interests may not always coincide with ours. Some of these disadvantages may, among other things, result in our inability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

Our derivative instruments and other financing arrangements may have adverse effects on the market for our securities and some of our subsidiaries’ securities, and may adversely affect our ability to achieve operating efficiencies as a combined group.

In recent years, we have entered into several derivative instruments and engaged in other financing transactions involving shares of our capital stock and shares of capital stock of some of our subsidiaries under equity forward contracts as a source of financing and as a means of meeting our obligations that may require us to deliver significant numbers of shares of our own stock.

We have equity forward agreements in our own stock, the estimated fair value of which is linked to the market price of our CPOs or ADSs. As of December 31, 2002, the notional amount of our outstanding obligations under our equity forward contracts was approximately U.S.$1.4 billion, with an estimated fair value

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loss of U.S.$90.6 million. In addition to the estimated fair value loss of our equity forward agreements, a portion of which corresponds to the contracts designated as hedges of our stock option programs which are periodically recorded in our income statements, during 2002 we had losses amounting approximately to U.S.$98.3 million (Ps1,020.3 million) resulting from the net settlement in connection to the new forward transactions entered to cover our obligations under our appreciation warrants. The decline in the estimated fair value of our equity forward contracts is due to a decrease in the market price of our listed securities (ADSs and CPOs). Pursuant to the terms of our equity forward contracts, if the shares underlying our equity forward agreements suffer a substantial decrease in market value, we could be required to compensate for the decrease in market value. If we default in this obligation, the counterparties to our equity forward agreements have the option of either selling the underlying shares to the market or requiring us to repurchase the underlying shares.

As of December 31, 2002, U.S.$650 million was outstanding under a preferred equity financing arrangement, which is payable in two tranches in February 2004 and August 2004. Under the terms of the preferred equity financing arrangement, our subsidiary New Sunward Holding B.V. may be liquidated if we do not repurchase the preferred equity, or if we do not make payments on the preferred equity and in other adverse circumstances. Any such liquidation would include the sale of its assets (mainly the CEMEX España shares it holds) at market prices in an amount sufficient to satisfy the liquidation preference of the preferred equity.

As stated above, if we default on the terms of our equity forward or preferred equity agreements, our counterparties may sell the shares underlying these agreements, which may:

•	dilute shareholders’ interests in our equity securities;

•	have an adverse effect on the market for our equity securities;

•	have an adverse effect on the market for the equity securities of some of our subsidiaries;

•	reduce the amount of dividends and other distributions that we receive from our subsidiaries;

•	create public minority interests in our subsidiaries that may adversely affect our ability to realize operating efficiencies as a combined group; and

•	have an adverse effect on other financing agreements.

Any of these factors could adversely affect the price of our CPOs and ADSs.

We are subject to several anti-dumping rulings that may limit our ability to export cement to the United States.

Our Mexican operations are subject to anti-dumping rulings by the U.S. Commerce Department which may limit our ability to export cement to the United States. Since April 1990, our exports of gray Portland cement and clinker to the United States from Mexico, which represented 4.5% of total sales volume of our Mexican operations in 2002, have been subject to U.S. anti-dumping duties. In addition, importers of gray Portland cement and clinker from Mexico, including our U.S. operations, have been required to pay substantial cash deposits to the U.S. Customs Service to secure the eventual payment of those duties.

We are disputing some tax claims an adverse resolution of which may result in a significant additional tax expense.

We have received notices from the Mexican tax authorities of tax claims in respect of the tax years from 1992 through 1996 for an aggregate amount of approximately Ps5.2 billion, including interest and penalties through December 31, 2002. An adverse resolution of these claims could materially reduce our net income.

Our operations are subject to environmental laws and regulations.

Our operations are subject to laws and regulations relating to the protection of the environment in the various jurisdictions in which we operate, such as regulations regarding the release of cement dust into the air.

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Stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new liabilities on us or result in the need for additional investments in pollution control equipment, either of which could result in a material decline in our profitability in the short term.

We are an international company and are exposed to risks in the countries in which we have significant operations or interests.

We are dependent, in large part, on the economies of the countries in which we market our products. The economies of these countries are in different stages of socioeconomic development. Consequently, like many other companies with significant international operations, we are exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments that may materially reduce our net income.

In 2002, the largest percentage of our net sales (34%) and total assets (24%), at year-end, were in Mexico. If the Mexican economy experiences a continued recession or if Mexican inflation and interest rates increase significantly, our net income from our Mexican operations may decline materially because construction activity may decrease, which may lead to a decrease in cement sales. The Mexican government does not currently restrict the ability of Mexicans or others to convert Pesos to Dollars, or vice versa. The Mexican Central Bank has consistently made foreign currency available to Mexican private sector entities, such as CEMEX, to meet their foreign currency obligations. Nevertheless, if renewed shortages of foreign currency occur, the Mexican Central Bank may not continue its practice of making foreign currency available to private sector companies and we may not be able to purchase the foreign currency we need to service our foreign currency obligations without substantial additional cost.

We also have operations in the United States (24% of net sales and 19% of total assets in 2002), Spain (14% of net sales and 9% of total assets), Venezuela (4% of net sales and 3% of total assets), Central America and the Caribbean (7% of net sales and 5% of total assets), Colombia (3% of net sales and 3% of total assets), the Philippines (2% of net sales and 4% of total assets), other Asian countries, including Thailand, (2% of total assets) and Egypt (2% of net sales and 2% of total assets). As in the case of Mexico, adverse economic conditions in any of these countries may produce a negative impact on our net income from our operations in that country.

In recent years, Venezuela has experienced considerable volatility and depreciation of its currency, high interest rates, political instability and declining asset values. In February 2002, the government abandoned its policy of locking the Venezuelan Bolivar within an exchange rate band in favor of a free floating exchange rate system. The Venezuelan Bolivar has depreciated considerably following this action and may continue to do so. Additionally, Venezuela has experienced increased inflation, decreased gross domestic product and labor unrest, including general strikes. In response to these events and in an effort to shore up the economy and control inflation, Venezuelan authorities have imposed foreign exchange and price controls on specified products, including cement. Further economic stagnation in the private sector is expected to result as a consequence of these market distortions. These developments have had and may continue to have an adverse effect on the construction sector in Venezuela, as a result of reduced demand for cement and ready-mix concrete, which has adversely affected our sales and net income.

We believe that Asia represents an important market for our future growth. However, since mid-1997, many countries in Asia in which we have made significant investments have experienced considerable volatility and depreciation of their currencies, high interest rates, banking sector crises, stock market volatility, political instability and declining asset values. These developments have had and may continue to have an adverse effect on the Asian construction sector, as a result of reduced demand for cement and ready-mix concrete, which has adversely affected our sales and net income.

We believe that Egypt also represents an important market for our future growth. Rising instability in the Middle East, however, has resulted from, among other things, civil unrest, extremism, the continued deterioration

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of Israeli-Palestinian relations and the recent war in Iraq. There can be no assurance that political turbulence in the Middle East will abate at any time in the near future or that neighboring countries, including Egypt, will not be drawn into the conflict. In Egypt, extremists have engaged in a sometimes violent campaign against the government in recent years. There can be no assurance that extremists will not escalate their opposition in Egypt or that the government will continue to be successful in maintaining the prevailing levels of domestic order and stability. Since 2000, the Egyptian government devalued the pound four times, and in January 2003, it decided to let the pound trade as a freely floating currency. Since that time, the Egyptian pound has depreciated significantly against the Dollar. Future depreciation of the Egyptian pound relative to other currencies could create additional inflationary pressures in Egypt by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. On the other hand, if the Egyptian pound were to appreciate against other currencies, this could dampen export-driven growth, thereby weakening the Egyptian economy and indirectly adversely affecting cement demand. The potential impact of the floating exchange rate system and of measures by the Egyptian government aimed at improving Egypt’s investment climate is uncertain. The Egyptian Central Bank continues to monitor the exchange rate and reserves the right to intervene without notice. Weakened investor confidence as a result of currency instability as well as any of the other foregoing circumstances could have a material adverse effect on the political and economic stability of Egypt and consequently on our Egyptian operations.

The September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon temporarily disrupted the trading markets in the United States and caused declines in major stock markets around the world. Since those attacks, there have been terrorist attacks in Indonesia and ongoing threats of future terrorist attacks in the United States and abroad. In response to these terrorist attacks and threats, the United States has instituted several anti-terrorism measures, most notably, the formation of the Office of Homeland Security, a formal declaration of war against terrorism and the recent war in Iraq. Although it is not possible at this time to determine the long-term effect of these terrorist threats and attacks and the consequent response by the United States, including the war in Iraq, there can be no assurance that there will not be other attacks or threats in the United States or abroad that will lead to further economic contraction in the United States or any other of our major markets. In the short-term, however, terrorist activity against the United States and the consequent response by the United States has contributed to the uncertainty of the stability of the United States economy as well as global capital markets. The current weakness of the United States economy has had, and may continue to have, an adverse effect on the private construction sector. In addition, the projected United States budget deficits may have an adverse effect on the public construction sector. Further economic contraction in the United States or any of our major markets could affect domestic demand for cement and have a material adverse effect on our operations.

On November 1, 2001, the provincial administration of the Indonesian province of West Sumatra, in which Gresik’s Padang plant is located, announced that it had directed the management of Semen Padang, the wholly-owned subsidiary of Gresik that owns and operates the Padang plant, to report to the provincial authorities and that it intended to spin off the Padang subsidiary. We believe the provincial administration lacked legal authority to direct the affairs of Semen Padang. Since the attempt of the West Sumatra provincial administration in November 2001 to “take over” the management of Semen Padang, several interest groups opposed to any further sale of the Indonesian government’s stock ownership in PT Semen Gresik to us have threatened strikes and other actions that would affect our Indonesian operations. Further attempts to reassume control at Semen Padang, including shareholder-approved changes in management, have been met with resistance and lawsuits by various interest groups. The former management refused to relinquish control and the employees at the Padang facility have not recognized the new management. We intend to defend our interests in Gresik and its subsidiaries, including Semen Padang. We cannot predict, however, what effect, if any, this action will have on our investment in Gresik.

You may be unable to enforce judgments against us.

You may be unable to enforce judgments against us. We are a stock corporation with variable capital, or sociedad anónima de capital variable, organized under the laws of Mexico. Substantially all our directors and

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officers and some of the experts named in this prospectus reside in Mexico, and all or a significant portion of the assets of those persons may be, and the majority of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce judgments against them or against us in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. We have been advised by Lic. Ramiro G. Villarreal, General Counsel of CEMEX, that it may not be possible to enforce, in original actions in Mexican courts, liabilities predicated solely on the U.S. federal securities laws and it may not be possible to enforce, in Mexican courts, judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

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USE OF PROCEEDS

The selling ADS holders will receive the proceeds of sales of the ADSs. The selling ADS holders may apply such proceeds against the final forward purchase price we are obligated to pay under the forward contracts.

In the event that we agree with the selling ADS holders to settle the forward transactions for cash, in which case we may facilitate offers and sales of the ADSs by the selling ADS holders pursuant to this prospectus, we may receive a portion of the proceeds from such sales to the extent such proceeds exceed the amount necessary to satisfy our obligations under the forward contracts.

Unless otherwise set forth in a prospectus supplement, to the extent we receive any proceeds from the sales of ADSs hereunder in excess of the amounts required to settle the forward transactions, we intend to use such proceeds for general corporate purposes, including working capital, the repayment of debt and the expansion of our business through strategic acquisitions as opportunities arise.

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SELLING ADS HOLDERS

The selling ADS holders listed in the table below may sell up to the number of ADSs set forth opposite to their respective names. The table sets forth information with respect to beneficial ownership of our common stock by the selling ADS holders as of June 30, 2003. The following information has been obtained from the selling ADS holders.

	Number of ADSs that may be sold in the offering(1)	Number of shares of CEMEX common stock represented by ADSs that may be sold in the offering	Beneficial ownership of CEMEX common stock prior to the offering		Beneficial ownership of CEMEX common stock after the offering(2)
			Number of shares of common stock	Percentage of outstanding common stock(3)	Number of shares of common stock	Percentage of outstanding common stock(3)
Citibank, N.A.	4,750,943	71,264,145	71,264,145	1.47%	0	*
ING Bank, N.V.	4,750,943	71,264,145	71,264,145	1.47%	0	*
Deutsche Bank AG London	4,750,943	71,264,145	71,264,145	1.47%	0	*
Credit Suisse First Boston International	4,099,226	61,488,390	61,488,390	1.27%	0	*
ABN AMRO Special Corporate Services B.V.	2,732,818	40,992,270	40,992,270	*	0	*
Société Générale	2,186,253	32,793,795	32,793,795	*	0	*
J.P. Morgan GT Corporation(4)	2,186,252	32,793,780	32,793,780	*	0	*

*	Less than 1.0%.

(1)	Includes, with respect to each selling ADS holder, the number of ADSs such selling ADS holder has received as stock dividends in respect of the ADSs underlying the forward contracts.
(2)	Assumes that all the ADSs purchased from us pursuant to the forward contracts and all ADSs received as stock dividends in respect of such ADSs are sold by the selling ADS holders pursuant to the offering and that no other shares of CEMEX common stock owned by the selling ADS holders are sold by the selling ADS holders.
(3)	Based on 4,845,934,017 shares of our common stock outstanding as of June 30, 2003.
(4)	Although J.P. Morgan GT Corporation was not a party to the forward contracts, it received these ADSs from its affiliate, JPMorgan Chase Bank, one of the banks party to the forward contracts.

In the event a selling ADS holder sells all or a portion of its ADSs to another bank or financial institution, such bank or financial institution may resell such ADSs hereunder from time to time in one or more offerings.

Each of Citibank, N.A., ING Bank, N.V., Deutsche Bank AG London, Credit Suisse First Boston International, ABN AMRO Special Corporate Services B.V., Société Générale, J.P. Morgan GT Corporation and their respective affiliated companies and/or individuals may, from time to time, own or have positions in, or options on, our securities and may also provide advisory services and/or lending or other credit services to us.

In addition, each of the selling ADS holders are affiliates of “brokers” or “dealers,” as such terms are defined in Section 3 of the Securities Exchange Act of 1934, as amended. However, each such selling ADS holder purchased the ADSs to be resold by it pursuant to this prospectus in the ordinary course of business, and at the time of such purchase, no selling ADS holder had any agreement or understanding, directly or indirectly, with any person to distribute such ADSs. It is anticipated, however, that in the event of an underwritten offering of ADSs by the selling ADS holders pursuant to this prospectus, affiliates of the selling ADS holders will enter into underwriting agreements with CEMEX and the selling ADS holders in connection with such offering. The specific terms of any such underwritten offering will be reflected in an appropriate prospectus supplement.

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DESCRIPTION OF OUR COMMON STOCK

General

We have two series of common stock, the series A common stock, with no par value, or A shares, which can only be owned by Mexican nationals, and the series B common stock, with no par value, or the B shares, which can be owned by both Mexican and non-Mexican nationals. Our by-laws state that the A shares may not be held by non-Mexican persons, groups, units or associations that are foreign or have participation by foreign governments or their agencies. Our by-laws also state that the A shares shall at all times account for a minimum of 64% of our total outstanding voting stock. Other than as described herein, holders of the A shares and the B shares have the same rights and obligations.

In 1994, we changed from a fixed capital corporation to a variable capital corporation in accordance with Mexican corporation law and effected a three-for-one split of all our outstanding capital stock. As a result, we changed our corporate name from CEMEX, S.A. to CEMEX, S.A. de C.V., established a fixed capital account and a variable capital account and issued one share of variable capital stock of the same series for each eight shares of fixed capital stock held by any shareholder, after giving effect to the stock split.

Each of our fixed and variable capital accounts are comprised of A shares and B shares. Under Mexican law and our by-laws, any holder of shares representing variable capital is entitled to have those shares redeemed at that holder’s option for a price equal to the lower of:

•	95% of the market value of those shares based on the weighted average trading price of our CPOs on the Mexican Stock Exchange during the latest period of 30 trading days preceding the date on which the exercise of the redemption option is effective, for a period not to exceed six months; and

•	the book value of those shares at the end of the fiscal year immediately prior to the effective date of the redemption option exercise by that shareholder as set forth in our annual financial statements approved at the ordinary meeting of shareholders.

If the period used in calculating the quoted share price as described above consists of less than 30 trading days, the number of days when shares were actually traded will be used. If shares have not been traded during this period, the redemption price will be the book value as set forth in the latest year-end financial statements issued prior to the redemption date. If a shareholder exercises its redemption option during the first three quarters of a fiscal year, that exercise is effective at the end of that fiscal year, but if a shareholder exercises its redemption option during the fourth quarter, that exercise is effective at the end of the next succeeding fiscal year. The redemption price is payable as of the day following the annual ordinary meeting of shareholders at which the relevant annual financial statements were approved.

Shareholder authorization is required to increase or decrease either the fixed capital account or the variable capital account. Shareholder authorization to increase or decrease the fixed capital account must be obtained at an extraordinary meeting of shareholders. Shareholder authorization to increase or decrease the variable capital account must be obtained at an ordinary general meeting of shareholders.

On September 15, 1999, we effected a further stock split. For every one of our shares of any series we issued two series A shares and one series B share. Concurrently with this stock split, we also consummated an exchange offer to exchange new CPOs and new ADSs representing the new CPOs for our then existing A shares, B shares and ADSs and converted our then existing CPOs into the new CPOs. As of December 31, 2002, approximately 94.84% of our outstanding share capital was represented by CPOs, a portion of which is represented by ADSs.

As of December 31, 2002, our capital stock consisted of 5,421,340,089 issued shares. As of December 31, 2002, series A shares represented 66.6% of our capital stock, or 3,614,226,726 shares, of which 3,331,300,154 shares were subscribed and paid, 151,182,076 shares were treasury shares, 15,218,400 were repurchased shares

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which had been subscribed and paid and 116,526,096 were authorized for issuance pursuant to our stock option plans, but which had not yet been paid. B shares represented 33.4% of our capital stock, or 1,807,113,363 shares, of which 1,665,650,077 were subscribed and paid, 75,591,038 shares were treasury shares, 7,609,200 were repurchased shares which had been subscribed and paid and 58,263,048 were authorized for issuance pursuant to our employee stock option plans, but which had not yet been paid. Of the total of our A shares and B shares outstanding as of December 31, 2002, 3,267,000,000 shares corresponded to the fixed portion of our capital stock and 2,154,340,089 shares corresponded to the variable portion of our capital stock.

As of June 1, 2001, the Mexican securities law (Ley de Mercado de Valores) was amended to increase the protection granted to minority shareholders of Mexican listed companies and to commence bringing corporate governance procedures of Mexican listed companies in line with international standards.

On February 6, 2002, the Mexican securities authority (Comisión Nacional Bancaria y de Valores) issued an official communication numbered DGA-13813138, authorizing the amendment of our by-laws to incorporate additional provisions to comply with the new provisions of the Mexican securities law. Following approval from our shareholders at our 2002 annual shareholders meeting, we amended and restated our by-laws to incorporate these additional provisions, which consist of, among other things, protective measures to prevent share acquisitions, hostile takeovers, and direct or indirect changes of control. As a result of the amendment and restatement of our by-laws, the expiration of our corporate term of existence was extended from 2019 to 2100.

On March 19, 2003, the Mexican securities authority issued new regulations designed to (i) further implement minority rights granted to shareholders by the Mexican securities law and (ii) simplify and comprise in a single document provisions relating to securities offerings and periodic reports by Mexican listed companies.

On April 24, 2003, our shareholders approved changes to our by-laws, incorporating additional provisions and removing some restrictions. The changes were as follows:

•	The restriction that prohibits our subsidiaries from acquiring shares in companies that own our shares was amended to remove a condition that our subsidiaries have knowledge of such ownership.

•	The limitation on our variable capital was removed. Formerly, our variable capital was limited to ten times our minimum fixed capital, which is currently set at Ps36.3 million.

•	Increases and decreases in our variable capital now require the notarization of the minutes of the ordinary general shareholders’ meeting that authorize such increase or decrease, as well as the filing of these minutes with the Mexican National Securities Registry (Registro Nacional de Valores), except when such increase or decrease results from (i) shareholders exercising their redemption rights or (ii) stock repurchases.

•	Amendments were made to the calculation of the redemption price for our variable capital shares, which is described above.

•	Approval by the board of directors is now required for transactions by us or any of our subsidiaries involving: (i) transactions not in the ordinary course of business with third parties related to us or to any of our subsidiaries, (ii) purchases or sales of assets having a value equal to or exceeding 10% or more of our total consolidated assets, (iii) the granting of security interests in an amount exceeding 30% of our total consolidated assets, and (iv) any other transaction that exceeds 1% of our total consolidated assets.

•	The cancellation of registration of our shares in the Securities Section of the Mexican National Securities Registry now involves an amended procedure, which is described below under “Repurchase Obligation.” In addition, any amendments to the article containing these provisions no longer require the consent of the Mexican securities authority and 95% approval by shareholders entitled to vote.

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Changes in Capital Stock and Preemptive Rights

Our by-laws allow for a decrease or increase in our capital stock if it is approved by our shareholders at a shareholders’ meeting, as long as the A shares represent at least 64% of our ordinary common stock. Additional shares of our capital stock, having no voting rights or limited voting rights, are authorized by our by-laws and may be issued upon the approval of our shareholders at a shareholders’ meeting, with the prior approval of the Mexican securities authority.

Our by-laws provide that shareholders have preemptive rights in proportion to the number of shares of our capital stock they hold, before any increase in the number of outstanding A shares, B shares, or any other existing series of shares, as the case may be, except in the case of common stock issued in connection with mergers or upon the conversion of convertible notes and debentures or as set forth in Article 81 of the Mexican Securities law. Preemptive rights give shareholders the right, upon any issuance of shares by us, to purchase a sufficient number of shares to maintain their existing ownership percentages. Preemptive rights must be exercised within the period and under the conditions established for that purpose by the shareholders, and our by-laws and applicable law provide that this period must be 15 days following the publication of the notice of the capital increase in the Periódico Oficial del Estado. With the prior approval of the Mexican securities authority, an extraordinary shareholders’ meeting may approve the issuance of our stock in connection with a public offering, without the application of the preemptive rights described above. At that meeting, holders of our stock must waive preemptive rights by the affirmative vote of 50% of the capital stock, and the resolution duly adopted in this manner will be effective for all shareholders. If holders of at least 25% of our capital stock vote against the resolution, the issuance without the application of preemptive rights may not be effected. The Mexican securities authority may only approve the issuance if we maintain policies that protect the rights of minority shareholders. Any shareholder voting against the relevant resolution will have the right to have its shares placed in the public offering together with our shares and at the same market price.

Pursuant to our by-laws, significant acquisitions of shares of our capital stock and changes of control of CEMEX require prior approval from our board of directors. Our board of directors must authorize in advance any transfer of voting shares of our capital stock that would result in any person or group becoming a holder of 2% of more of our shares. If our board of directors denies that authorization, it must designate an alternative buyer for those shares, at a price equal to the price quoted on the Mexican Stock Exchange. Any acquisition of shares of our capital stock representing 20% or more of our capital stock by a person or group of persons requires prior approval from our board of directors and, in the event approval is granted, the acquiror has an obligation to make a public offer to purchase all of the outstanding shares of that class of capital stock being purchased. In the event the requirements described above for significant acquisitions of shares of our capital stock are not met, the persons acquiring such shares will not be entitled to any corporate rights with respect to such shares, such shares will not be taken into account for purposes of determining a quorum for shareholder meetings and we will not record such persons as holders of such shares in our shareholder ledger.

Our by-laws require the stock certificates representing shares of our capital stock to make reference to the provisions in our by-laws relating to the prior approval of the board of directors for significant share transfers and the requirements for recording share transfers in our shareholder ledger. In addition, shareholders are responsible for informing us whenever their shareholdings exceed 5%, 10%, 15% and 20% of the outstanding shares of a particular class of our capital stock. We are required to maintain a shareholder ledger that records the names, nationality and domicile of all significant shareholders, and any shareholder that meets or exceeds these thresholds must be recorded in this ledger if such shareholder is to be recognized or represented at any shareholders’ meeting. If a shareholder fails to inform us of its shareholdings reaching a threshold as described above, we will not record the transactions that cause such threshold to be met or exceeded in our shareholder ledger, and such transaction will have no legal effect and will not be binding on us.

Repurchase Obligation

In accordance with Mexican securities authority regulations, our majority shareholders are obligated to make a public offer for the purchase of stock to the minority shareholders if the listing of our stock with the

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Mexican Stock Exchange is canceled, either by resolution of CEMEX or by an order of the Mexican securities authority. The price at which the stock must be purchased by the majority shareholders is the higher of:

•	the weighted average price per share based on the weighted average trading price of our CPOs on the Mexican Stock Exchange during the latest period of 30 trading days preceding the date of the offer, for a period not to exceed six months; or

•	the book value per share, as reflected in the last quarterly report filed with the Mexican securities authority and the Mexican Stock Exchange.

Five business days prior to the commencement of the offering, our board of directors must make a determination with respect to the fairness of the offer, taking into account the interests of the minority shareholders and disclose its opinion, which must refer to the justifications of the offer price; if the board of directors is precluded from making such determination as a result of a conflict of interest, the resolution of the board of directors must be based upon a fairness opinion issued by an expert selected by the audit committee in which emphasis must be placed on majority rights.

Following the expiration of this offer, if the majority shareholders do not acquire 100% of the paid-in share capital, such shareholders must place in a trust set up for that purpose for a six-month period an amount equal to that required to repurchase the remaining shares held by investors who did not participate in the offer. The majority shareholders are not obligated to make the repurchase if shareholders representing 95% of our share capital waive that right, and the amount offered for the shares is less than 300,000 UDIs (Unidades de Inversión), which are investment units in Mexico that reflect inflation variations. If these conditions are met, we must create a trust as described above and provide electronic notice to the Mexican Stock Exchange. For purposes of these provisions, majority shareholders are shareholders that own a majority of our shares, have voting power sufficient to control decisions at general shareholder meetings, or that may elect a majority of our board of directors.

Shareholders’ Meetings and Voting Rights

Shareholders’ meetings may be called by:

•	our board of directors or statutory auditors;

•	shareholders representing at least 10% of the then outstanding shares of our capital stock by requesting our board of directors or the statutory auditors to call a meeting;

•	any shareholder if no meeting has been held for two consecutive years or when the matters referred to in Article 181 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) have not been dealt with; or

•	a Mexican court in the event our board of directors or the statutory auditors do not comply with the valid request of the shareholders indicated above.

Notice of shareholders’ meetings must be published in the official gazette for the State of Nuevo León, Mexico or any major newspaper published and distributed in the City of Monterrey, Nuevo León, Mexico. The notice must be published at least 15 days prior to the date of any shareholders’ meeting. Consistent with Mexican law, our by-laws further require that all information and documents relating to the shareholders meeting be available to shareholders from the date the notice of the meeting is published.

General shareholders’ meetings can be ordinary or extraordinary. At every general shareholders’ meeting, each holder of A shares and B shares is entitled to one vote per share. Shareholders may vote by proxy duly appointed in writing. Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights corresponding to the A shares represented by their CPOs.

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An annual general ordinary shareholders’ meeting must be held during the first four months after the end of each of our fiscal years to consider the approval of a report of our board of directors regarding our performance and our financial statements for the preceding fiscal year and to determine the allocation of the profits for the preceding year. At the annual general shareholders’ meeting, any shareholder or group of shareholders representing 10% or more of our outstanding voting stock has the right to appoint one regular and one alternate director in addition to the directors elected by the majority and the right to appoint a statutory auditor. The alternate director appointed by the minority holders may only substitute for the director appointed by that minority.

A general extraordinary shareholders’ meeting may be called at any time to deal with any of the matters specified by Article 182 of the General Law of Commercial Companies, which include, among other things:

•	extending our corporate existence;

•	our early dissolution;

•	increasing or reducing our fixed capital stock;

•	changing our corporate purpose;

•	changing our country of incorporation;

•	changing our form of organization;

•	a proposed merger;

•	issuing preferred shares;

•	redeeming our own shares;

•	any amendment to our by-laws; and

•	any other matter for which a special quorum is required by law or by our by-laws.

The above-mentioned matters may only be dealt with at extraordinary shareholders’ meetings.

In order to vote at a meeting of shareholders, shareholders must appear on the list that Indeval, the Mexican securities depositary, and the Indeval participants holding shares on behalf of the shareholders, prepare prior to the meeting or must deposit prior to that meeting the certificates representing their shares at our offices or in a Mexican credit institution or brokerage house, or foreign bank approved by our board of directors to serve this function. The certificate of deposit with respect to the share certificates must be presented to our company secretary at least 48 hours before a meeting of shareholders. Our company secretary verifies that the person in whose favor any certificate of deposit was issued is named in our share registry and issues an admission pass authorizing that person’s attendance at the meeting of shareholders.

Our by-laws provide that a shareholder may only be represented by proxy in a shareholders’ meeting with a duly completed form provided by us authorizing the proxy’s presence. In addition, our by-laws require that the secretary acting at the shareholders’ meeting publicly affirm the compliance by all proxies with this requirement.

A shareholders’ resolution is required to take action on any matter presented at a shareholders’ meeting. At an ordinary meeting of shareholders, the affirmative vote of the holders of a majority of the shares present at the meeting is required to adopt a shareholders’ resolution. At an extraordinary meeting of shareholders, the affirmative vote of at least 50% of the capital stock is required to adopt a shareholders’ resolution, except that when amending Article 22 of our by-laws (which specifies the list of persons who are not eligible to be appointed as a director or a statutory auditor) the affirmative vote of at least 75% of the voting stock is needed. Our by-laws also require the approval of 75% of the voting shares of our capital stock to amend provisions in our by-laws relating to the prior approval of the board of directors for share transfers and the requirements for recording share transfers in our corporate ledger.

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The quorum for a first ordinary meeting of shareholders is 50% of our outstanding and fully paid shares, and for the second ordinary meeting of shareholders is any number of our outstanding and fully paid shares. The quorum for the first extraordinary shareholders meeting is 75% of our outstanding and fully paid shares, and for the second extraordinary shareholders meeting the quorum is 50% of our outstanding and fully paid shares.

Rights of Minority Shareholders

Our by-laws provide that holders of at least 10% of our capital stock are entitled to demand the postponement of the voting on any resolution of which they deem they have not been adequately informed.

Under Mexican law, holders of at least 20% of our outstanding capital stock entitled to vote on a particular matter may seek to have any shareholder action with respect to that matter set aside, by filing a complaint with a court of law within 15 days after the close of the meeting at which that action was taken and showing that the challenged action violates Mexican law or our by-laws. Relief under these provisions is only available to holders who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action and whose shares were not represented when the action was taken or, if represented, voted against it.

Under Mexican law, an action for civil liabilities against directors may be initiated by a shareholders’ resolution. In the event shareholders decide to bring an action of this type, the persons against whom that action is brought will immediately cease to be directors. Additionally, shareholders representing not less than 15% of the outstanding shares may directly exercise that action against the directors; provided that:

•	those shareholders shall not have voted against exercising such action at the relevant shareholders’ meeting; and

•	the claim covers all of the damage alleged to have been caused to CEMEX and not merely the damage suffered by the plaintiffs.

Any recovery of damage with respect to these actions will be for the benefit of CEMEX and not that of the shareholders bringing the action.

Registration and Transfer

Our common stock is evidenced by share certificates in registered form with registered dividend coupons attached. Our shareholders may hold their shares in the form of physical certificates or through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval and by Indeval participants indicating ownership are recognized as our shareholders.

Redemption

Our capital stock is subject to redemption, on a pro rata basis, upon approval of our shareholders at an extraordinary shareholders’ meeting.

Share Repurchases

If our shareholders decide at a general shareholders’ meeting that we should do so, we may purchase our outstanding shares for cancellation. We may also repurchase our equity securities on the Mexican Stock Exchange at the then prevailing market prices in accordance with the Mexican securities law. If we intend to repurchase shares representing more than 1% of our outstanding shares at a single trading session, we must inform the public of such intention at least ten minutes before submitting our bid. If we intend to repurchase

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shares representing 3% or more of our outstanding shares during a period of twenty trading days, we would be required to conduct a public tender offer for such shares. We must conduct share repurchases through the person or persons approved by our board of directors, through a single broker dealer during the relevant trading session without submitting bids during the first and the last 30 minutes of each trading session and we must inform the Mexican Stock Exchange of the results of any share repurchase no later than the business day following any such share repurchase.

Directors’ and Shareholders’ Conflict of Interest

Under Mexican law, any shareholder that has a conflict of interest with CEMEX with respect to any transaction is obligated to disclose such conflict and is prohibited from voting on that transaction. A shareholder who violates this prohibition may be liable for damages if the relevant transaction would not have been approved without that shareholder’s vote.

Under Mexican law, any director who has a conflict of interest with CEMEX in any transaction must disclose that fact to the other directors and is prohibited from voting on that transaction. Any director who violates this prohibition will be liable for damages. Additionally, our directors and statutory auditors may not represent shareholders in the shareholders’ meetings.

Withdrawal Rights

Whenever our shareholders approve a change of corporate purpose, change of nationality or transformation from one form of corporate organization to another, Mexican law provides that any shareholder entitled to vote on that change that has voted against it may withdraw from CEMEX and receive the amount calculated as specified by Mexican law attributable to its shares, provided that it exercises that right within 15 days following the adjournment of the meeting at which the change was approved. For further details on the calculation of the withdrawal right, see “—General.”

Dividends

At the annual ordinary general meeting of shareholders, our board of directors submits our financial statements together with a report on them by our board of directors and the statutory auditors, to our shareholders for approval. The holders of our shares, once they have approved the financial statements, determine the allocation of our net income, after provision for income taxes, legal reserve and statutory employee profit sharing payments, for the preceding year. All shares of our capital stock outstanding and fully paid at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution.

Liquidation Rights

In the event we are liquidated, the surplus assets remaining after payment of all our creditors will be divided among our shareholders in proportion to the respective shares held by them. The liquidator may, with the approval of our shareholders, distribute the surplus assets in kind among our shareholders, sell the surplus assets and divide the proceeds among our shareholders or put the surplus assets to any other uses agreed to by a majority of our shareholders voting at an extraordinary shareholders’ meeting.

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DESCRIPTION OF OUR CPOs

Our CPOs are issued under the terms of a CPO trust agreement. The CPOs and the CPO trust agreement are governed by Mexican law. Set forth below is a summary description of the material terms of the CPOs and of a CPO holder’s material rights. Because it is a summary, it does not describe every aspect of the CPOs and the CPO trust agreement. For more complete information, you should read the entire CPO trust agreement. A form of the CPO trust agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 1 for information on how to obtain copies of the CPO trust agreement.

Transfer and Withdrawal of CPOs

Under the terms of the CPO trust agreement, the CPO trustee may accept A shares and B shares against the issuance of CPOs. Each CPO will consist of two A shares and one B share. All A shares and B shares underlying the CPOs are held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Those shares are registered in the name of the CPO trustee, which is the owner and holder of record of those shares.

The CPO trustee will deliver CPOs in respect of the shares as described above. All CPOs are evidenced by a single certificate, the global CPO. CPOs are issued to and deposited in accounts maintained at Indeval. Ownership of CPOs deposited with Indeval is shown on, and transfer of the ownership of CPOs is effected through, records maintained by Indeval and Indeval participants. Holders of CPOs are not entitled to receive physical certificates evidencing their CPOs but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Holders of CPOs, including Mexican nationals, are not entitled to withdraw the A shares or B shares that are held in the CPO trust.

Dividends, Other Distributions and Rights

Holders of CPOs are entitled to receive the economic benefits to which they would be entitled if they were the holders of the A shares and B shares underlying those CPOs at the time that we declare and pay dividends or make distributions to holders of A shares and B shares. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the A shares and B shares held in the CPO trust to the holders of CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. The CPO trustee will distribute those cash dividends and other cash distributions through Indeval as custodian of the CPOs. Dividends paid with respect to CPOs deposited with Indeval will be distributed to the holders on the business day following the date on which the funds are received by Indeval.

If we pay a dividend in shares of our stock, those shares will be distributed to the CPO trustee who will hold those shares in the CPO trust for the benefit of CPO holders entitled thereto, and the CPO trustee if the shares so received constitute units identical to the unit of securities then represented by a CPO will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs representing economic interests in the total number of shares received by the CPO trustee as that dividend. If the shares of stock so received do not constitute units of securities identical to the unit of securities then represented by a CPO, the CPO trustee will cause the securities received to be delivered to the CPO holders entitled thereto.

If we offer the holders of A shares and B shares the right to subscribe for additional A shares or B shares, the CPO trustee, subject to applicable laws, will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for that holder’s proportionate share of those additional A shares or B shares, subject to that holder’s providing the CPO trustee with the funds necessary to subscribe for those additional shares. The CPO trustee will offer those rights to a CPO holder only if that offer is legal and valid under the provisions of the laws of the country of residence of that CPO holder. Neither we nor the CPO trustee is obligated to register those rights, the CPOs or the underlying shares under the Securities Act. If CPO trust holders are offered those rights and if CPO

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holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust for the benefit of the subscribing holders, and if the shares so received constitute units identical to the unit of securities then represented by a CPO it will deliver additional CPOs representing those underlying shares to the applicable CPO holders.

Changes Affecting Underlying Shares

If as a result of a redemption of our common stock, see “Description of Our Common Stock— Redemption,” any underlying shares held in the CPO trust are called for redemption, the CPO trustee will proceed in accordance with the resolutions adopted by shareholders at the meeting of shareholders that authorize the redemption and repurchase the corresponding CPOs.

Voting of A Shares

Mexican holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the A shares underlying their CPOs.

Non-Mexican holders of CPOs are not entitled to exercise voting rights with respect to the A shares represented by their CPOs. At our shareholders’ meetings the A shares of non-Mexican holders held in the CPO trust will be voted by the CPO trustee in accordance with the vote cast by the majority of Mexican holders of A shares and holders of B shares voting at the meeting. The nationality of a holder of CPOs is established by reference to the information contained in the CPO registry book of the CPO trust. A Mexican national constitutes either:

•	an individual of Mexican nationality; or

•	a Mexican corporation whose by-laws exclude foreign investors from owning or controlling, either directly or indirectly, a majority of its capital stock.

CPOs represented by ADSs will be deemed owned by non-Mexican nationals.

The CPO trustee shall attend our shareholders’ meetings to represent and vote the A shares underlying the CPOs held by Mexicans for which no instructions were received from the holders of those CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the A shares underlying the CPOs.

Voting of B Shares

All holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the B shares underlying their CPOs. The CPO trustee shall attend our shareholders’ meetings to represent and vote the B shares underlying the CPOs for which no instructions were received from the holders of the CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the B shares underlying the CPOs.

Voting at CPO Holders’ Meetings

Whenever we call a meeting of holders of CPOs, Mexican and non-Mexican holders of CPOs, whether they hold their CPOs directly or in the form of ADSs, will have the right to give instructions to vote the CPOs at the meeting.

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The following table sets forth the method of voting for each security contained in a CPO:

Securities Contained in a CPO	Method for Voting
A shares represented by CPOs held by non-Mexican nationals (all CPOs represented by ADSs are deemed held by non-Mexican persons).	CPO trustee will vote the A shares in accordance with the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

A shares represented by CPOs held by Mexican nationals:

• If the CPO holder timely instructs the trustee as to voting	CPO trustee will vote the A shares in accordance with the CPO holder’s instructions.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO holder may attend the shareholders’ meeting and vote the A shares in person.

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO trustee will vote the A shares in its discretion, in cooperation with the technical committee.

B shares represented by CPOs, whether held by Mexican or non-Mexican persons:

• If the CPO holder timely instructs the CPO trustee as to voting	CPO trustee will vote the B shares in accordance with the CPO holder’s instructions.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO holder may attend the shareholders’ meeting and vote the B shares in person.

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO trustee will vote the B shares in its discretion, in cooperation with the technical committee.

Administration of the CPO Trust

Under the terms of the CPO trust agreement, the CPO trust is administered by the CPO trustee under the direction of a technical committee, which must consist of at least three members. Substitute members may also be appointed, who may substitute for any of the other members. The chairman of the technical committee, Mr. Lorenzo H. Zambrano, will appoint, substitute or remove all other technical committee members, and he will have the deciding vote in case of a tie vote. Technical committee meetings may also be attended by the CPO trustee, by the CPO common representative and by our statutory auditors, who may participate in any debate but may not vote. Resolutions adopted by the technical committee are required to be approved by a majority of the members of the technical committee present at the respective meeting; provided, however, that at least the chairman and two other members of the technical committee must be present at a meeting in order validly to adopt resolutions. The technical committee has the authority to instruct the CPO trustee to increase the maximum number of additional CPOs which may be delivered for the purposes permitted by the CPO trust agreement.

Termination of the CPO Trust and Establishment of Successor Trust

The CPO trust term is 30 years from the date of execution and expires August 26, 2029. Upon termination, the trustee and the common representative of the CPO holders shall constitute a successor CPO trust with the same terms and conditions set forth in the CPO trust agreement, other than the provisions pertaining to the

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exchange of CPOs for successor trust CPOs. We refer to that successor CPO trust as the successor trust. Upon termination investors holding CPOs, subject to the provision of our by-laws described below, will receive in exchange for their CPOs, the successor trust CPOs issued by the successor trustee. Each successor trust CPO will represent the economic interests in two A shares and one B share.

The CPO trust cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to any CPO holder.

Upon termination of the CPO trust, any transfer of A shares or B shares which would result in any person or group of persons acting in concert becoming a holder of 2% or more of our voting shares will be subject, as provided in our by-laws, to prior approval of our board of directors. See “Description of Our Common Stock—Changes in Capital Stock and Preemptive Rights.”

We will be obligated to pay any cost or expense incurred in connection with the transfer of the shares from the CPO trust to the successor trust and the exchange of CPOs for successor trust CPOs.

Charges of the CPO trustee and Indeval

Under the CPO trust agreement, we will be obligated to pay the fees of the CPO trustee for the administration of the CPO trust and the fees of Indeval as depository.

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DESCRIPTION OF OUR ADSs

Citibank, N.A. is the depositary for our ADSs. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. The ADSs represent ownership interests in securities that are on deposit with the depositary. The depositary typically appoints a custodian to safe keep the securities on deposit. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs.

We have appointed Citibank as ADS depositary pursuant to a deposit agreement. A copy of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-11338 when retrieving the copy.

Set forth below is a summary description of the material terms of the ADSs and of an ADS holder’s material rights. Because it is a summary, it does not describe every aspect of the ADSs and the ADS deposit agreement. For more complete information, you should read the entire ADS deposit agreement and the form of ADR which contains the terms of the ADSs. The ADS deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Each ADS represents five (5) CPOs. Each CPO is issued under the terms of a CPO trust and represents two (2) A shares and one (1) B share. The CPO trust is expected to terminate on or about August 26, 2029, at which point the CPO trustee and the common representative of the CPO holders will constitute a new CPO trust with the same terms and conditions as the CPO trust agreement, which we call the “successor trust.” The terms of the CPO trust and the successor trust are more fully described above. See “Description of Our CPOs.” Upon termination of the CPO trust, which we call the “conversion date,” holders of CPOs will be entitled to receive successor trust CPOs. Assuming no change in the securities represented by CPOs during the term of the CPO trust, each successor trust CPO will represent two (2) A shares and one (1) B share. Holders of ADSs will, on and after the conversion date, have the right to receive five successor trust CPOs for every ADS held. The CPOs and successor trust CPOs eligible for deposit with the custodian are sometimes known as “eligible securities,” and the eligible securities once deposited with the custodian are sometimes known as “deposited securities” against which the ADS depositary issues the ADSs. Please note that an ADS also represents any other property received by the ADS depositary or the custodian on behalf of the owner of the ADS but not distributed to that owner because of legal or practical restrictions. Citibank has appointed Banamex as custodian for the deposited securities represented by the ADSs. The receipts evidencing the ADSs are issuable in registered form by the depositary pursuant to the ADS deposit agreement.

The ADS deposit agreement and the related ADR contain our rights and obligations as well as your rights and obligations and those of the depositary. The ADS deposit agreement is governed by New York law. Each of CEMEX and the depositary has agreed that federal and state courts in the City of New York will have non-exclusive jurisdiction over any actions, proceedings or disputes that arise out of or in connection with the ADS deposit agreement and submits to that jurisdiction. However, our obligations to the holders of deposited securities will continue to be governed by the laws of Mexico, which may be very different from the laws in the United States.

If you become an owner of ADSs, you may hold your ADSs either in the form of an ADR certificate registered in your name or through a brokerage or safekeeping account. If you then decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or custodian to assert your rights as an ADS owner. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as “holder.”

Dividends and Distributions

If you become a holder of ADSs, you will usually have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the ADS deposit agreement in proportion to the number of ADSs they hold as of a specified record date.

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Distributions of Cash

Whenever we make a cash distribution payment for the securities on deposit with the custodian and the ADS depositary receives confirmation of our deposit of the distribution, the ADS depositary will convert the cash distribution into Dollars and distribute the proceeds of the conversion to the holders, so long as the conversion is reasonable and the Dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The ADS depositary will distribute the proceeds of the sale of any property held by the custodian in respect of the securities on deposit in the same manner.

Distributions of Eligible Securities

Whenever we make a free distribution of eligible securities for the securities on deposit with the custodian, we will deposit the eligible securities with the custodian. When the ADS depositary receives confirmation of our deposit with the custodian, the ADS depositary will either distribute to holders ADSs representing the eligible securities deposited or modify the ADS to deposited securities ratio, in which case each ADS you hold will represent rights and interests in the additional eligible securities so deposited. The ADS depositary will distribute only whole numbers of ADSs. The ADS depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale as in the case of a cash distribution.

The distribution of the new eligible securities will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the eligible securities so distributed.

The ADS depositary will not make a distribution of ADSs if the distribution would constitute a breach of law. If the ADS depositary does not distribute ADSs upon the terms described above, it will sell the securities received, if that sale is lawful and reasonably practical, and will distribute the proceeds of the sale as in the case of a cash distribution.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional eligible securities we will give prior notice to the ADS depositary and we will assist the ADS depositary in determining whether it is lawful and reasonably practicable to distribute the rights to subscribe for additional eligible securities to you and provide the ADS depositary with the documentation required under the ADS deposit agreement.

If we have satisfied these conditions, the ADS depositary will establish procedures to distribute rights and to enable holders to exercise those rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the ADSs when they exercise their rights. We cannot assure you that any holder of ADSs will be able to exercise rights on the same terms as holders of eligible securities or that any holder of ADSs will be able to exercise its rights at all. The ADS depositary has no obligation to provide you with the means to exercise rights to subscribe for new eligible securities rather than ADSs.

The ADS depositary will not distribute the rights to any holder of ADSs if:

•	we do not request that the rights be distributed to such holders or if we ask that the rights not be distributed to such holders;

•	we fail to deliver the required documents to the ADS depositary; or

•	it is not reasonably practicable to distribute the rights to such holders.

The ADS depositary will sell the rights that are not exercised or not distributed if such a sale would be lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a distribution in cash. If the ADS depositary is unable to sell the rights, it will allow the rights to lapse.

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Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the elective distribution to be made available to holders of ADSs. In that case, we will assist the ADS depositary in determining whether that distribution is lawful and reasonably practical.

The ADS depositary will make the election available to holders of ADSs only if it is reasonably practical and if we have provided all of the documentation contemplated in the ADS deposit agreement. In that case, the ADS depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a shareholder in Mexico would receive for failing to make an election, as more fully described in the ADS deposit agreement.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the ADS depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the ADS depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The ADS depositary will convert the redemption funds received into Dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the ADS depositary. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the ADS depositary may determine.

Other Distributions

Whenever we intend to distribute property other than cash, eligible securities or rights to purchase additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the distribution to be made to you. In that case, we will assist the ADS depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to you and if we provide all the required documentation, the ADS depositary shall distribute that property to the holders in a manner it deems practicable for accomplishing the distribution.

The distribution of the property will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the property.

The ADS depositary will not distribute the property to holders of ADSs and will sell the property if:

•	we do not request that the property be distributed to such holders or if we ask that the property not be distributed to such holders;

•	we do not deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable or feasible.

The proceeds of any sale of the property will be distributed to holders as in the case of a cash distribution.

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Changes Affecting Deposited Securities

The deposited securities held on deposit in respect of ADSs may change from time to time as a result, for example, of a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of deposited securities or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, ADSs will, to the extent permitted by law, represent the right to receive the property received or exchanged or in respect of the deposited securities held on deposit. The ADS depositary may in such circumstances deliver additional ADSs to holders of ADSs or call for the exchange of ADSs for replacement ADSs. If the ADS depositary may not lawfully distribute that property to holders of ADSs, the ADS depositary may sell that property and distribute the net proceeds from that sale to such holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Eligible Securities

The ADS depositary will create ADSs if eligible securities are deposited with the custodian. The ADS depositary will deliver the ADSs representing the eligible securities deposited to the person indicated after payment of the applicable issuance fees and all charges and taxes payable for the transfer of the eligible securities to the custodian. In the case of the distribution of ADSs to holders of ADWs equal to the appreciation value upon redemption or at maturity of the appreciation warrants, the ADW holders will not be required to make the deposit or pay a fee.

Please note that the issuance of ADSs in all cases, other than the distribution of the appreciation value, may be delayed until the ADS depositary or the custodian receives confirmation that all required approvals have been given and that the eligible securities have been duly transferred. The ADS depositary will only issue ADSs in whole numbers.

When a deposit of eligible securities is made, the depositor will be responsible for transferring good and valid title to the ADS depositary. In addition, the depositor will be deemed to represent and warrant that:

•	the eligible securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the eligible securities have been validly waived or exercised;

•	the depositor is duly authorized to deposit the eligible securities;

•	the eligible securities presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon that deposit will not be, “restricted securities”; and

•	the eligible securities presented for deposit have not been stripped of any rights or entitlements.

If any of these representations or warranties are false in any way, we and the ADS depositary may, at the depositor’s cost and expense, take any and all actions necessary to correct the consequences thereof.

Withdrawal of Deposited Securities Upon Cancellation of ADSs

A holder of ADSs is entitled to present its ADSs to the ADS depositary for cancellation and to receive delivery of the deposited securities represented by its ADSs at the custodian. In order to withdraw the deposited securities represented by such ADSs, the holder withdrawing will be required to pay the fees of the ADS depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. The holder withdrawing ADSs assumes the risk for delivery of all funds and securities upon withdrawal. Once cancelled, ADSs shall be devoid of any benefits provided under the ADS deposit agreement.

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The ADS depositary may ask for proof of identity and the genuineness of signatures before canceling ADSs. The withdrawal of the deposited securities represented by ADSs may be delayed until the ADS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. A holder of ADSs is not entitled to withdraw the shares underlying CPOs. When ADSs are surrendered prior to the conversion date, the holder will be entitled to receive CPOs; after the conversion date, the holder will be entitled to receive successor trust CPOs. The ADS depositary will only accept ADSs for cancellation that represent a whole number of deposited securities.

A holder will have the right to withdraw the securities represented by its ADSs at any time except for:

•	temporary delays that may arise because the transfer books for the CPOs, successor trust CPOs, or ADSs are closed, or the deposited securities are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.

Please note that the ADS deposit agreement may not be modified to impair withdrawal rights in respect of deposited securities represented by ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder of ADSs has the right to instruct the ADS depositary to exercise the voting rights for the deposited securities represented by its ADSs. However, our by-laws prohibit non-Mexican nationals from directly holding or voting A shares. A holder of ADSs is deemed to be a non-Mexican national and accordingly, has no right to vote the A shares held in the CPO trust or the successor trust. The voting rights of holders of deposited securities are described in “Description of Our CPOs—Voting of A Shares” and “Description of Our CPOs—Voting of B Shares” above.

At our request, the ADS depositary will coordinate with us the mailing to holders of ADSs of any notice of shareholders’ meeting together with information explaining how to instruct the depositary to exercise the voting rights, if any, pertaining to the deposited securities represented by ADSs. We will use our best efforts to deliver the notice of shareholders’ meeting to the ADS depositary 20 days prior to the date of the meeting. The ADS depositary will coordinate with us the mailing of the notice to ADS holders to coincide as closely as is reasonably practicable with the publication of the notice of shareholders’ meeting in Mexico.

Prior to the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise your voting rights only in respect of the B shares held in the CPO trust. The terms of the CPO trust require the CPO trustee to vote the A shares held in the CPO trust in the same manner as the votes cast by the holders of the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

On and after the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights in respect of the B shares in the successor trust. The terms of the successor trust are expected to require the successor trustee to vote the A shares held in the successor trust in substantially the same manner as A shares are voted under the CPO trust.

Whenever we call a meeting of holders of CPOs or successor trust CPOs, you have the right, as a holder of ADSs representing CPOs or successor trust CPOs, to instruct the ADS depositary to vote the CPOs or successor trust CPOs according to your instructions.

If the ADS depositary timely receives your voting instructions, it will endeavor to vote the securities represented by ADSs for which holders of ADSs are entitled to give voting instructions according to those voting instructions.

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If the ADS depositary does not receive voting instructions from a holder of ADSs in a timely manner such holder will nevertheless be treated as having instructed the ADS depositary to give a proxy to a person we designate to vote the B shares underlying the CPOs represented by your ADSs in his/her discretion. The ADS depositary will not deliver the discretionary proxy if:

•	we do not provide the ADS depositary with the requisite materials pertaining to the meeting on a timely basis;

•	we request that the discretionary proxy not be given;

•	we do not deliver to the ADS depositary a satisfactory opinion of counsel providing legal comfort under Mexican laws on the subject of the discretionary proxy; or

•	we do not deliver a satisfactory representation and indemnity letter to the ADS depositary.

Please note that the ability of the ADS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure holders of ADSs that they will receive voting materials in sufficient time to enable them to return voting instructions to the ADS depositary in a timely manner.

The ADS depositary or the custodian for the CPOs on deposit may represent the CPOs at any meeting of holders of CPOs even if no voting instructions have been received. The CPO trustee may represent the A shares and the B shares represented by the CPOs at any meeting of holders of A shares or B shares even if no voting instructions have been received. By so attending, the ADS depositary, the custodian or the CPO trustee, as applicable, may contribute to the establishment of a quorum at a meeting of holders of CPOs, A shares or B shares, as appropriate.

Fees and Charges

An ADS holder is required to pay the following service fees to the ADS depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued
Cancellation of ADSs	Up to 5¢ per ADS cancelled
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of cash upon sale of rights and other entitlements	Up to 2¢ per ADS held

An ADS holder also is responsible to pay fees and expenses incurred by the ADS depositary and taxes and governmental charges including, but not limited to:

•	transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;

•	expenses incurred for converting foreign currency into Dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities, such as when you deposit eligible securities or withdraw deposited securities.

We have agreed to pay some of the other charges and expenses of the ADS depositary. Note that the fees and charges that a holder of ADSs is required to pay may vary over time and may be changed by us and by the ADS depositary. ADS holders will receive notice of the changes.

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Amendments and Termination

We may agree with the ADS depositary to modify or to supplement the ADS deposit agreement at any time without the consent of ADS holders. We undertake to provide ADS holders with 30 days’ prior notice of any modifications or supplements that would materially prejudice the substantial rights of ADS holders under the ADS deposit agreement. We will not consider to be materially prejudicial to the substantial rights of ADS holders any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantive rights of ADS holders.

ADS holders will be bound by the modifications to the ADS deposit agreement if they continue to hold ADSs after the modifications to the ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent ADS holders from withdrawing the deposited securities represented by ADSs, except as described above in “—Withdrawal of Deposited Securities Upon Cancellation of ADSs.”

We have the right to direct the ADS depositary to terminate the ADS deposit agreement. Similarly, the ADS depositary may in some circumstances on its own initiative terminate the ADS deposit agreement. In either case, the ADS depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the ADS deposit agreement:

•	for a period of three months after termination, ADS holders will be able to request the cancellation of their ADSs and the withdrawal of the deposited securities represented by their ADSs and the delivery of all other property held by the ADS depositary in respect of their deposited securities on the same terms as prior to the termination. During this three-month period, the ADS depositary will continue to collect all distributions received on the deposited securities, such as dividends, but will not distribute any such property to ADS holders until they request the cancellation of their ADSs; and

•	after the expiration of the three-month period, the ADS depositary may sell the deposited securities held on behalf of the remaining holders with the custodian. The ADS depositary will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the ADS depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of ADS Depositary

The ADS depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect those records at that office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The ADS depositary will maintain facilities in New York to record and to process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The ADS deposit agreement limits our obligations and the ADS depositary’s obligations to holders of ADSs. Please note the following:

•	We and the ADS depositary are only obligated to take the actions specifically stated in the ADS deposit agreement without negligence or bad faith.

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•	The ADS depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the ADS deposit agreement.

•	The ADS depositary disclaims any liability for any failure to determine the lawfulness or reasonable practicality of any action, for the content of any document forwarded to ADS holders on their behalf or for the accuracy of any translation of such document, for the investment risks associated with investing in deposited securities, for the validity or worth of the deposited securities, for any tax consequences that result from the ownership of ADSs, for allowing any rights to lapse under the terms of the ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the ADS depositary will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

•	We and the ADS depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our by-laws, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the ADS depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the ADS deposit agreement or in our by-laws or in any provisions of the securities on deposit.

•	We and the ADS depositary further disclaim any liability for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting eligible securities for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by us in good faith to be competent to give such advice or information.

•	We and the ADS depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of eligible securities but is not, under the terms of the ADS deposit agreement, made available to the holders of the ADSs.

•	We and the ADS depositary may rely without any liability upon any written notice, request or other document believed by the ADS depositary to be genuine and to have been signed or presented by the proper parties.

•	We and the ADS depositary disclaim any liability for any consequential or punitive damages.

Pre-Release Transactions

The ADS depositary may, in some circumstances, issue ADSs before receiving a deposit of eligible securities or release deposited securities before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions including the need to receive collateral, the type of collateral required, and the representations required from brokers. The ADS depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The ADS depositary may refuse to issue ADSs and to deliver, transfer, split and combine ADRs or to release securities on deposit until all applicable taxes and charges are paid by the holder. The ADS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding

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for any distributions on behalf of ADS holders. However, ADS holders may be required to provide to the ADS depositary and to the custodian proof of taxpayer status and residence and any other information as the ADS depositary and the custodian may reasonably require to fulfill legal obligations. Holders of ADSs are required to indemnify us, the ADS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

Whenever the ADS depositary or the custodian receives foreign currency and the ADS depositary can reasonably convert all foreign currency received into Dollars, the ADS depositary will distribute the Dollars according to the terms of the ADS deposit agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the ADS depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the Dollars to holders of ADSs when the conversion and distribution is lawful and practicable;

•	distribute the foreign currency to holders of ADSs when the distribution is lawful and practicable; or

•	hold the foreign currency, without liability for interest, for holders of ADSs.

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INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of our CPOs and ADSs.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code, and administrative rulings, and judicial interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change, possibly retroactively. This summary is limited to U.S. Shareholders (as defined below) who acquire our ADSs from the selling ADS holders. This summary does not discuss all aspects of U.S. federal income taxation which may be important to you in light of your individual circumstances, for example, if you are an investor subject to special tax rules (e.g., if you are a bank, a thrift, a real estate investment trust, a regulated investment company, an insurance company, a dealer in securities or currencies, an expatriate or tax-exempt investor, a person whose functional currency is not the U.S. Dollar or a shareholder who owns (directly or indirectly) 10% or more of our outstanding voting stock) or if you hold a CPO or an ADS as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset. In addition, this summary does not address any aspect of state, local or foreign taxation.

You are advised to consult with your own tax advisor regarding the U.S. federal income tax consequences to you of the ownership and disposition of CPOs or ADSs in light of your particular tax situation and under state, local and foreign tax laws applicable to you.

For purposes of this summary, a “U.S. Shareholder” means a beneficial owner of CPOs or ADSs who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of CPOs or ADSs, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

Ownership of CPOs or ADSs in general

In general, for U.S. federal income tax purposes, U.S. Shareholders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs, and each CPO will represent a beneficial interest in two A shares and one B share.

Taxation of dividends with respect to CPOs and ADSs

Distributions of cash or property with respect to the A shares or B shares represented by CPOs, including CPOs represented by ADSs, usually will be includible in the gross income of a U.S. Shareholder as foreign source dividend income on the date the distributions are received by the CPO trustee, or successor thereof, to the

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extent paid out of our current or accumulated earnings and profits. These dividends will not be eligible for the dividends-received deduction usually allowed to corporate U.S. Shareholders. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Shareholder’s adjusted tax basis in the CPOs or ADSs and thereafter as capital gain.

Dividends paid in Pesos will be includible in the income of a U.S. Shareholder in a Dollar amount calculated by reference to the exchange rate in effect the day the Pesos are received by the CPO Trustee, whether or not they are converted into Dollars on that day. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date a U.S. Shareholder converts the payment into Dollars generally will be treated as ordinary income or loss. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. For purposes of calculating the U.S. foreign tax credit, dividends paid by us usually will constitute “passive income,” or in the case of some U.S. Shareholders “financial services income.”

Taxation of capital gains on disposition of CPOs or ADSs

The sale or exchange of CPOs or ADSs will result in the recognition of gain or loss by a U.S. Shareholder for U.S. federal income tax purposes in the amount of the difference between the amount realized and the U.S. Shareholder’s tax basis therein. That gain or loss recognized by a U.S. Shareholder usually will be long-term capital gain or loss if the U.S. Shareholder’s holding period for the CPOs or ADSs exceeds one year at the time of disposition. Gain from the sale or exchange of the CPOs or ADSs usually will be treated as U.S. source gain for purposes of the foreign tax credit rules of U.S. tax law. Deposits and withdrawals of CPOs by U.S. Shareholders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Recent Tax Legislation

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), enacted on May 28, 2003, reduces the maximum rate of tax imposed on certain dividends received by U.S. Shareholders that are individuals to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the “Reduced Rate”). The Reduced Rate applies to dividends received after December 31, 2002 and before January 1, 2009. In order for dividends paid by a foreign corporation to be eligible for the Reduced Rate, the foreign corporation must be a “qualified foreign corporation” within the meaning of the Act. We believe that we will be considered a “qualified foreign corporation” within the meaning of the Act because our ADSs are listed on the New York Stock Exchange and thus any distributions we make that are treated as taxable dividends whether in cash, stock or other property should qualify for the Reduced Rate. There can be no assurance, however, that we will continue to be considered a “qualified foreign corporation” and that our dividends will continue to be eligible for the Reduced Rate.

The Act also reduces the top individual tax rate on adjusted net capital gains for sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009 from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008).

United States Backup Withholding and Information Reporting

A U.S. Shareholder may, under certain circumstances, be subject to “backup withholding” with respect to some payments to the U.S. Shareholder, such as dividends or the proceeds of a sale or other disposition of the CPOs or ADSs, unless such holder (i) is a corporation or comes within certain exempt categories, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the U.S. Shareholder’s federal income tax liability.

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Mexican Tax Considerations

General

The following is a summary of certain Mexican federal income tax considerations relating to your ownership and disposition of our CPOs or ADSs.

This summary is based on the Mexican federal income tax law that is in effect on the date of this prospectus which is subject to change. This summary is limited to tax consequences applicable to non-residents of Mexico, as defined below, who acquire our ADSs from selling ADS holders. This summary does not address all aspects of Mexican tax laws in effect as of the date of this prospectus. Prospective holders are urged to consult their own tax advisor as to the tax consequences of the ownership and disposition of CPOs or ADSs.

For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 calendar days during the calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under the laws of Mexico or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico for tax purposes unless such person or entity can demonstrate otherwise. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for tax purposes, such legal entity or individual shall be required to pay taxes in Mexico on income attributable to such permanent establishment, in accordance with relevant tax provisions. A non-resident of Mexico is a legal entity or individual that does not satisfy the requirements to be considered a resident of Mexico for Mexican federal income tax purposes. U.S. Shareholder shall have the same meaning ascribed above under the section “Income Tax Considerations—U.S. Federal Income Tax Considerations.”

Taxation of Dividends

Dividends, either in cash or in any other form, paid with respect to A shares or B shares represented by the CPOs (or in the case of holders who hold CPOs represented by ADSs), will not be subject to Mexican withholding tax.

Disposition of CPOs or ADSs

As discussed below, gains on the sale or disposition of CPOs or ADSs by a holder who is a non-resident of Mexico for tax purposes, generally will be exempt from Mexican taxation. Deposits of CPOs in exchange for ADSs and withdrawals of CPOs in exchange for ADSs will not give rise to any Mexican tax or transfer duties.

The sale or disposition of ADSs by a non-resident of Mexico will not be subject to Mexican taxes.

Gains from the sale of stock consummated by non-residents of Mexico through the Mexican Stock Exchange, is generally exempt from Mexican income taxation. Therefore, gains from the sale of CPOs consummated by nonresidents of Mexico through the Mexican Stock Exchange is exempt from Mexican income taxation. If, however, the sale of CPOs is consummated outside the Mexican Stock Exchange, the sale of CPOs by nonresidents of Mexico may be subject to Mexican income tax at a rate of 25% of the gross sales price, unless the seller is a resident of a qualifying country, including, among others, the United States, appoints a representative in Mexico for income tax purposes related to the sale and elects to pay Mexican federal income tax, in which case such tax will be imposed at a rate not to exceed 35% of the gain on the sale.

Moreover, under the U.S.-Mexico Income Tax Treaty, a U.S. Shareholder who owns less than 25% of our stock and is otherwise eligible for benefits under such tax treaty is not subject to Mexican tax on any gain derived from the disposition of ADSs or CPOs. In the case of non-residents of Mexico, other than U.S. Shareholders, gains derived from the disposition of ADSs or CPOs may be exempt, in whole or in part, from Mexican taxation under provisions of an applicable treaty.

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Commissions paid in respect of brokerage transactions for the sale of CPOs on the Mexican Stock Exchange are subject to a value-added tax of 15%.

Deposits and Withdrawals of CPOs

The deposit of CPOs in exchange for ADSs and the withdrawal of CPOs that were represented by ADSs is not subject to Mexican taxation.

Estate and Gift Taxes

There are no Mexican inheritance, gift, succession or value-added taxes applicable to the ownership, transfer, exchange or disposition of ADSs or CPOs by holders that are non-residents of Mexico, although gratuitous transfers of CPOs may, in some circumstances, cause a Mexican federal tax to be imposed upon the recipient.

There are no Mexican stamp, issue, registration or similar taxes or duties payable by holders of ADSs or CPOs.

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PLAN OF DISTRIBUTION

The ADSs offered hereby may be sold from time to time to purchasers directly by the selling ADS holders. Alternatively, the selling ADS holders may from time to time offer the ADSs to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling ADS holders or the purchasers of ADSs for whom they may act as agents. The selling ADS holders and any underwriters, broker/dealers or agents that participate in the distribution of ADSs may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of ADSs by them or any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts or commissions under the Securities Act.

The ADSs offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the ADSs may be effected in transactions (i) on any national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.

In addition, we may facilitate offers and sales of the ADSs by the selling ADS holders either directly to purchasers or through an underwritten offering, in which case we may be a party to the purchase agreement or underwriting agreement relating to such offers and sales. We may also arrange for the selling ADS holders to sell a portion of the ADSs to banks or other financial institutions in connection with new forward transactions or to a trust in order to hedge our obligations under the new appreciation warrants. In the event any selling ADS holder sells a portion of the ADSs to such new bank or trust, such new bank or trust may resell such ADSs under this registration statement from time to time, in one or more offerings, pursuant to an appropriate prospectus supplement.

A selling ADS holder may also distribute ADSs offered hereby upon settlement of exchangeable securities it issues or through one or more special purpose entities, which may distribute their own securities and purchase the ADSs from the selling ADS holder either when it issues those securities or on a future date under forward purchase arrangements it enters into when it issues those securities. In connection with an offering of securities of such a special purpose entity, the selling ADS holders may also enter into securities loan arrangements with the underwriters of the entity’s securities in order to facilitate such underwriters’ market-making activities in the entity’s securities.

At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling ADS holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.

To comply with the securities laws of certain jurisdictions, if applicable, the ADSs will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the ADSs may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

The selling ADS holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the ADSs by the selling ADS holders. The foregoing may affect the marketability of the ADSs.

40

VALIDITY OF THE SECURITIES

Several legal matters in connection with the CPOs underlying the ADSs have been passed upon for CEMEX by Lic. Ramiro G. Villarreal, General Counsel of CEMEX. Mr. Villarreal, our General Counsel and secretary of our board of directors, is a holder of our securities, and is a participant in our stock option programs.

EXPERTS

The consolidated financial statements and schedules of CEMEX as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus in reliance upon the reports of KPMG Cárdenas Dosal, S.C. and PricewaterhouseCoopers, independent accountants, appearing in CEMEX’s annual report on Form 20-F for the fiscal year ended December 31, 2002, and upon the authority of those firms as experts in accounting and auditing.

41

PROSPECTUS

$1,500,000,000

CEMEX, S.A. de C.V.

CPOs

ADSs

Appreciation Warrants

ADWs

We may sell, from time to time, in one or more offerings:

•	our Ordinary Participation Certificates, or CPOs;

•	our American Depositary Shares, or ADSs, each ADS representing five CPOs;

•	our appreciation warrants;

•	our American Depositary Warrants, or ADWs, each ADW representing five appreciation warrants.

The total offering price of these securities, in the aggregate, will not exceed $1,500,000,000. We will provide the specific terms of purchase of any securities we actually offer for sale in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you decide to invest in any of these securities.

Our CPOs are listed on the Mexican Stock Exchange under the symbol “CEMEX.CPO.” Our ADSs are listed on the New York Stock Exchange under the symbol “CX.” Our appreciation warrants are listed on the Mexican Stock Exchange under the symbol “CMX412E-DC062.” Our ADWs are listed on the New York Stock Exchange under the symbol “CX.WSB.”

You should consider the risk factors beginning on page 5 before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

The date of this prospectus is April 19, 2002.

Page No.
About This Prospectus	1
Where You Can Find More Information	1
Incorporation by Reference	1
Cautionary Statement Regarding Forward-Looking Statements	2
CEMEX, S.A. de C.V.	3
Risk Factors	5
Use of Proceeds	9
Description of our Common Stock	10
Description of our CPOs	15
Description of our ADSs	19
Description of our Appreciation Warrants	28
Description of our ADWs	34
Plan of Distribution	40
Validity of the Securities	41
Experts	41

We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You should not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

References in this prospectus to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries.

References in this prospectus to “U.S.$” and “Dollars” are to U.S. Dollars, and, unless otherwise indicated, references to “Ps” and “Pesos” are to constant Mexican Pesos as of December 31, 2001.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of U.S.$1.5 billion. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our ADSs and ADWs are listed on the New York Stock Exchange under the symbols “CX” and “CX.WSB” respectively. These reports and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2001, filed with the SEC on April 8, 2002; and

•	The description of our ADSs, CPOs, series A shares and series B shares contained in our registration statement on Form 8-A (SEC File No. 1-14946), filed with the SEC on September 10, 1999, and any amendment or report filed for the purpose of updating such descriptions, and the description of our appreciation warrants and ADWs contained in our registration statement on Form 8-A (SEC File No. 1-14946), filed with the SEC on December 19, 2001, and any amendment or report filed for the purpose of updating such descriptions.

In addition, any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the ADSs and ADWs, and any future reports on Form 6-K furnished by us to the SEC during such period or potions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

We will provide without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Abraham Rodríguez, Investor Relations, CEMEX, S.A. de C.V., Av. Constitución 444 Pte., Monterrey, Nuevo León, México 64000, Tel: +011-5281-8328-3631.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may constitute forward-looking statements, which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “plan” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus and any accompanying prospectus supplement. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” appearing elsewhere in this prospectus. Additional information about issues that could lead to material changes in our performance is contained in our annual report on Form 20-F for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

CEMEX, S.A. DE C.V.

Founded in 1906, CEMEX is the third largest cement company in the world, based on installed capacity as of December 31, 2001 of approximately 79.5 million tons. We are one of the world’s largest traders of cement and clinker, having traded over 13.2 million tons of cement and clinker in 2001. We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. We are a global cement manufacturer with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of December 31, 2001, we had worldwide assets of Ps148.8 billion (U.S.$16.2 billion). On April 16, 2002, we had an equity market capitalization of approximately Ps87.34 billion (U.S.$9.5 billion).

We believe that we are one of the most efficient cement producers in the world. We believe we have achieved this competitive advantage through our significant utilization of technology throughout our entire organization, our superior operating practices, our turnaround expertise in newly acquired operations and our size as one of the largest cement companies in the world.

As of December 31, 2001, our main cement production facilities were located in Mexico, Spain, Venezuela, Colombia, the United States, Egypt, the Philippines, Thailand, Panama, the Dominican Republic and Costa Rica. As of December 31, 2001, our assets, cement plants and installed capacity, on an unconsolidated basis, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity. It also includes our proportional interest in the installed capacity of companies in which we hold a minority interest.

	As of December 31, 2001
	Assets (in billions of constant Pesos)	Number of Cement Plants	Installed Capacity (millions of tons per annum)
North America
Mexico	Ps57.9	15	27.2
United States	44.1	12	13.2
Europe, Asia and Africa
Spain	17.9	8	10.4
Asia	10.3	4	11.5
Egypt	7.7	1	4.5
South America, Central America and the Caribbean
Venezuela	10.7	3	4.6
Colombia	7.8	5	4.8
Central America and the Caribbean	6.7	3	3.3
Cement and Clinker Trading Assets and Other Operations	96.1	—	—

In the above table, “Asia” includes our Asian subsidiaries, and, for purposes of the columns labeled “Assets” and “Installed Capacity,” includes our 25.5% interest, as of December 31, 2001, in PT Semen Gresik, or Gresik, an Indonesian cement producer. In addition to the three cement plants owned by our Asian subsidiaries, Gresik operated four cement plants with an installed capacity of 20.3 million tons, as of December 31, 2001. In the above table, “Central America and the Caribbean” includes our subsidiaries in Panama, the Dominican Republic, Costa Rica, Nicaragua and other assets in the Caribbean region. In the above table, “Cement and Clinker Trading Assets and Other Operations” includes in the column labeled “Assets” our 11.9% interest in Cementos Bio Bio, a Chilean cement producer having three cement plants with an installed capacity of approximately 2.2 million tons at December 31, 2001, and intercompany accounts receivable of CEMEX (the parent company only) in the amount of Ps67.1 billion, which would be eliminated if these assets were calculated on a consolidated basis.

Since the late 1990s, we embarked on a major geographic expansion program to diversify our cash flows and enter markets whose economic cycles within the cement industry largely operate independently from that of Mexico and which offer long-term growth potential. We have built an extensive network of marine and land-based distribution centers and terminals that give us marketing access around the world.

For the year ended December 31, 2001, our net sales, before eliminations resulting from consolidation, were divided among the countries in which we operate as follows:

Executive Offices

We are a Mexican corporation with our principal executive offices located at Av. Constitución 444 Pte., Monterrey, Nuevo León, México 64000. Our main phone number is +011-5281-8328-3000.

RISK FACTORS

You should carefully consider the following risks and all the information contained or incorporated by reference in this prospectus before making an investment decision regarding our securities. The following risks are not the only risks we face.

Risks relating to our Appreciation Warrants and CPOs

If the average price of our CPOs does not exceed U.S.$6.00 on the maturity date of the appreciation warrants, or does not equal or exceed the triggering level prior to the maturity date, you will receive nothing.

An investment in the appreciation warrants is premised on the price of our CPOs increasing. We cannot guarantee this. If on December 21, 2004, the maturity date of the appreciation warrants, the average price of our CPOs is less than U.S.$6.00, the strike price of the appreciation warrants, and the appreciation warrants have not previously been mandatorily redeemed, you will receive nothing. The U.S.$6.00 strike price does not give effect to any future anti-dilution adjustments that may be made to the appreciation warrants. To the extent that any future anti-dilution adjustments are made in respect of the appreciation warrants, they will be identified in the applicable prospectus supplement.

Because the appreciation value on the appreciation warrants is based on Dollar amounts, a depreciation in the Peso against the Dollar could reduce the appreciation value on the maturity date or affect whether a mandatory redemption will occur.

The strike price and triggering level of the appreciation warrants were determined using Peso-Dollar exchange rates prevailing at the time they were issued. We use a Peso-Dollar exchange rate during the life of the appreciation warrants to determine if the triggering level is reached, and at the maturity date to measure the appreciation value. If the Peso were to depreciate against the Dollar, the following could result:

•	the appreciation value on the maturity date could be reduced; and

•	the likelihood of a mandatory redemption occurring before the maturity date could be reduced.

We cannot specify what adjustments will be made to the terms of the appreciation warrants in the event of transactions that have a dilutive effect.

We will comply with Mexican legal and regulatory requirements to make adjustments to the terms of the appreciation warrants for dilutive events and other transactions that affect our CPOs. While these provisions have been designed to provide fair treatment to holders of appreciation warrants for these events, the actual calculations to be used are not established in advance, and we will rely on the Mexican Stock Exchange to make calculations that have fair results to holders of appreciation warrants. Further, the Mexican regulatory framework for anti-dilution adjustments addresses only some events. We cannot describe with any certainty the actions, if any, that would be taken in response to events not specified in the Mexican regulations.

We may in the future decide to sell the appreciation warrants or ADWs held by our subsidiaries; any such sale could cause a decline in the market price of the appreciation warrants and ADWs.

Our subsidiaries own approximately 1.8 million appreciation warrants, including appreciation warrants held by them in the form of ADWs. We may sell the appreciation warrants and ADWs held by our subsidiaries. These sales may include sales to employees and management, sales to third parties and additional public offerings. Any future sales of these appreciation warrants or ADWs could cause a decline in the market price of the appreciation warrants and ADWs.

We cannot assure you that we will be able to obtain a sufficient number of CPOs through our hedging transactions to satisfy our obligations under the appreciation warrants.

We have entered into forward contracts with a number of banks and other financial institutions in order to hedge our obligations under the appreciation warrants. If on an early redemption date or on the maturity date of the appreciation warrants, those banks or parties to any other hedging transaction that may be in effect do not deliver to us a number of ADSs sufficient to cover the appreciation value to which holders of appreciation warrants and ADWs are entitled, we will have to either use securities held by our subsidiaries or purchase CPOs or ADSs in the market to satisfy our obligations to holders of appreciation warrants and ADWs. We cannot assure you that we will be able to obtain a sufficient number of CPOs or ADSs to satisfy our obligations to holders of appreciation warrants.

Market anticipation of the release of additional ADSs into the market could cause the price of our CPOs and ADSs to decline.

Under the forward contracts or any other hedging transactions that we may have in place, we expect the banks or other parties to deliver to us a number of ADSs approximately equal to the number of ADSs required to settle the appreciation warrants and ADWs. In addition, the banks have the right to sell the ADSs sold to them under the forward contracts. Any sale or release or anticipation of a sale or release of ADSs by the banks under the forward contracts or by other parties to any other hedging transaction, whether to settle the appreciation warrants or otherwise, could cause the price of our CPOs and ADSs to decline. If the appreciation warrants have not been mandatorily redeemed, this could cause the average price on the maturity date to decline, resulting in a reduction or elimination of any appreciation value at that time, or could result in a lower market value of the CPOs or ADSs received on the maturity date or an early redemption date.

Risks Relating to Our Business

Our ability to pay dividends and repay debt depends on our subsidiaries’ ability to transfer income and dividends to us.

We are a holding company with no significant assets other than the stock of our wholly-owned and non-wholly-owned subsidiaries and our holdings of cash and marketable securities. Our ability to pay dividends and repay debt depends on the continued transfer to us of dividends and other income from these subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us may be limited by the subsidiaries’ existing debt agreements, and various regulatory, contractual and legal constraints.

We have incurred and will continue to incur debt, which could have an adverse effect on the price of our CPOs, ADSs, appreciation warrants and ADWs.

We have incurred and will continue to incur significant amounts of debt, which could have an adverse effect on the price of our CPOs and ADSs. Since the values of our appreciation warrants and ADWs are linked to the price of our CPOs and ADSs, their prices could also be adversely affected by our debt levels. As of December 31, 2001, we had outstanding debt equal to Ps49.3 billion (U.S.$5.37 billion), not including obligations under equity derivative financing transactions. Our indebtedness may have important consequences, including increased interest costs if we are unable to refinance existing indebtedness on satisfactory terms. In addition, the debt instruments governing a substantial portion of our indebtedness contain various covenants which require us to maintain financial ratios, restrict asset sales and restrict our ability to use the proceeds from a sale of assets. These restrictions could limit our ability to distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our business activities.

A substantial portion of our outstanding debt is denominated in Dollars, Yen and Euros. This debt, however, must be serviced by funds generated from sales by our subsidiaries, the majority of which is denominated neither in Dollars nor Yen. Consequently, a devaluation or depreciation in the value of the Peso, or any of the other currencies of the countries in which we operate, compared to the Dollar or the Yen could adversely affect our ability to service our debt.

We may not be able to continue our growth if our acquisition strategy is not successful.

A key element of our growth strategy is to continue our disciplined acquisition strategy. Our ability to realize the expected benefits from future acquisitions depends, in large part, on our ability to integrate the new operations with existing operations in a timely and effective manner. Accordingly, we will devote substantial efforts to the integration of new operations. We cannot assure you that these efforts will be successful with respect to future acquisitions by us. Furthermore, our strategy depends on our ability to identify and acquire suitable assets at desirable prices. We cannot assure you that we will be successful in identifying or purchasing suitable assets in the future. If we fail to make further acquisitions, we may not be able to continue to grow at our current rate.

We are subject to restrictions due to minority interests in our consolidated subsidiaries.

We conduct our business through subsidiaries. In some cases, minority shareholders hold significant interests in these subsidiaries. Various disadvantages may result from the participation of minority shareholders whose interests may not always coincide with ours. The presence of minority interests may, among other things, impede our ability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

Our use of equity derivative financing and other financing may have adverse effects on the market for our securities and our subsidiaries’ securities, and may adversely affect our ability to achieve operating efficiencies as a combined group.

In recent years, we have engaged in several equity derivative financing transactions involving shares of our capital stock and shares of capital stock of our subsidiaries under forward contracts as a source of financing and as a means of meeting our obligations that may require us to deliver significant numbers of shares of our own stock. The notional amount and the estimated fair value of our outstanding obligations under forward contracts was approximately U.S.$1.4 billion and a gain of U.S.$81 million, respectively on December 31, 2001. In November 2000, we entered into a U.S.$1.5 billion preferred equity financing arrangement, of which redeemed U.S.$600 million as of December 31, 2001. In February 2002, we refinanced this transaction, as a result of which we redeemed U.S.$250 million of the outstanding preferred equity and extended the remainder in two tranches until February 2004 and August 2004. As of December 31, 2001 and March 31, 2002, U.S.$900 million and U.S.$650 million, respectively, of this amount was outstanding. Under the terms of the preferred equity financing arrangements, our subsidiary New Sunward Holding B.V. may be liquidated if we do not repurchase the preferred equity, or if we do not make payments on the preferred equity and in other adverse circumstances. Any such liquidation would include the sale of its assets (mainly the Valenciana shares it holds) at market prices in an amount sufficient to satisfy the liquidation preference of the preferred equity. We also have several other, less significant, outstanding equity derivative transactions.

If any of these financing agreements are not settled, or if we default on the terms of the relevant agreements, those agreements usually provide that the counterparties may sell the shares underlying the relevant transactions. Those sales may:

•	dilute shareholders’ interests in our equity securities;

•	have an adverse effect on the market for our equity securities;

•	have an adverse effect on the market for the equity securities of our subsidiaries;

•	reduce the amount of dividends and other distributions that we receive from our subsidiaries;

•	create public minority interests in our subsidiaries that may adversely affect our ability to realize operating efficiencies as a combined group; and

•	have an adverse effect on other financing agreements.

Any of these factors could adversely affect the price of our CPOs and ADSs and on other securities, such as our appreciation warrants and ADWs, whose prices are dependent on the prices of our CPOs and ADSs.

We are subject to several anti-dumping rulings that may limit our ability to export cement to the United States.

Our Mexican operations are subject to anti-dumping rulings by the U.S. Commerce Department which may limit our ability to export cement to the United States. Since April 1990, our exports of gray Portland cement and clinker to the United States from Mexico, which represented 2.7% of total sales volume of our Mexican operations in 2001, have been subject to U.S. anti-dumping duties. In addition, importers of gray Portland cement and clinker from Mexico, including our U.S. operations, have been required to pay substantial cash deposits to the U.S. Customs Service to secure the eventual payment of those duties.

We are disputing some tax claims an adverse resolution of which may result in a significant additional tax expense.

We have received notices from the Mexican tax authorities of tax claims in respect of the tax years from 1992 through 1996 for an aggregate amount of approximately Ps3.1 billion, including interest and penalties through December 31, 2001. An adverse resolution of these claims could materially reduce our net income.

Our operations are subject to environmental laws and regulations.

Our operations are subject to laws and regulations relating to the protection of the environment in the various jurisdictions in which we operate, such as regulations regarding the release of cement dust into the air. Stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new liabilities on us or result in the need for additional investments in pollution control equipment, either of which could result in a material decline in our profitability.

We are an international company and are exposed to risks in the countries in which we have significant operations or interests.

We are dependent, in large part, on the economies of the countries in which we market our products. The economies of these countries are in different stages of socioeconomic development. Consequently, like many other companies with significant international operations, we are exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments that may materially reduce our net income.

As of December 31, 2001, the largest percentage of our net sales (35%) and total assets (22%) were in Mexico. If the Mexican economy experiences a continued recession or if Mexican inflation and interest rates increase significantly, our net income from our Mexican operations may decline materially because construction activity may decrease, which may lead to a decrease in cement sales. The Mexican government does not currently restrict the ability of Mexicans or others to convert Pesos to Dollars, or vice versa. The Mexican Central Bank has consistently made foreign currency available to Mexican private sector entities, such as CEMEX, to meet their foreign currency obligations. Nevertheless, if renewed shortages of foreign currency occur, the Mexican Central Bank may not continue its practice of making foreign currency available to private sector companies and we may not be able to purchase the foreign currency we need to service our foreign currency obligations without substantial additional cost.

We also have operations in the United States (26% of net sales and 17% of total assets as of December 31, 2001), Spain (10% of net sales and 7% of total assets), Venezuela (6% of net sales and 4% of total assets), Central America and the Caribbean (6% of net sales and 3% of total assets), Colombia (3% of net sales and 3%

of total assets), the Philippines (2% of net sales and 3% of total assets), other Asian countries, including Thailand, (1% of total assets) and Egypt (2% of net sales and 3% of total assets). As in the case of Mexico, adverse economic conditions in any of these countries may produce a negative impact on our net income from our operations in that country.

We believe that Asia represents an important market for our future growth. However, since mid-1997, many countries in Asia in which we have recently made significant investments have experienced considerable volatility and depreciation of their currencies, high interest rates, banking sector crises, stock market volatility, political instability and declining asset values. These developments have had and may continue to have an adverse effect on the construction sector, as a result of reduced demand for cement and ready-mix concrete, which has adversely affected our sales and net income.

We believe that Egypt also represents an important market for our future growth. Although the political situation in the Middle East had stabilized by 1999 to some extent as a result of the Arab-Israeli peace process and the execution of formal peace treaties by Egypt and Jordan with Israel, violence between Israel and the Palestinians escalated in 2001 and is continuing to escalate in 2002, and there can be no assurance that the violence will abate at any time in the near future or that neighboring countries, including Egypt, will not be drawn into the conflict. Instability in the region may result from the escalation in the violence as well as from factors that, among others, may include government or military intervention in decision making, civil unrest or extremism. In Egypt, extremists have engaged in a sometimes violent campaign against the government in recent years. There can be no assurance that extremists will not escalate their opposition in Egypt or that the government will continue to be successful in maintaining the prevailing levels of domestic order and stability. Any of the foregoing circumstances could have a material adverse effect on the political and economic stability of Egypt and consequently on our Egyptian operations.

The September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon temporarily disrupted the trading markets in the United States and caused declines in major stock markets around the world. Although it is not possible at this time to determine the long-term effect of the attacks, there can be no assurance that there will not be other attacks or threats in the United States or abroad that will lead to a further economic contraction in the United States or any other of our major markets. Economic contraction in any of these areas could affect domestic demand for cement and have a material adverse effect on our operations.

On November 1, 2001, the provincial administration of the Indonesian province of West Sumatra, in which Gresik’s Padang plant is located, announced that it had directed the management of Semen Padang, the wholly-owned subsidiary of Gresik that owns and operates the Padang plant, to report to the provincial authorities and that it intended to spin off the Padang plant for the benefit of the provincial administration. We believe the provincial administration lacked legal authority to direct the affairs of Semen Padang, and we intend to defend our interests in Gresik and its subsidiaries, including Semen Padang. We cannot predict, however, what effect, if any, this action will have on our investment in Gresik.

On April 12, 2002, following a week of strikes, demonstrations and riots, Venezuelan President Hugo Chávez was forced to resign from office by Venezuela’s military commanders in attempted coup d’etat. Although Mr. Chávez was restored to power on April 14, 2002, the political and economical future of Venezuela remains uncertain. We cannot predict what effect, if any, these events will have on our operations in Venezuela.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including working capital and the expansion of our business through strategic acquisitions as opportunities arise.

DESCRIPTION OF OUR COMMON STOCK

General

We have two series of common stock, the series A common stock, with no par value, or A shares, which can only be owned by Mexican nationals, and the series B common stock, with no par value, or the B shares, which can be owned by both Mexican and non-Mexican nationals. Our articles of association, or estatudos sociales, state that the A shares may not be held by non-Mexican persons, groups, units or associations that are foreign or have participation by foreign governments or their agencies. Our articles of association also state that the A shares shall at all times account for a minimum of 64% of our total outstanding voting stock. Other than as described above, holders of the A shares and the B shares have the same rights and obligations.

At an extraordinary general meeting of our shareholders held on April 28, 1994, our shareholders, upon recommendation of our board of directors, authorized:

•	our transformation from a fixed capital corporation to a variable capital corporation in accordance with Mexican corporation law;

•	a three-for-one split of all our outstanding capital stock; and

•	creation of a variable capital account which resulted in the issuance of one share of variable capital stock of the same series for each eight shares of fixed capital stock held by any shareholder, after giving effect to the stock split.

As a result of these actions, our corporate name was changed from CEMEX, S.A. to CEMEX, S.A. de C.V., and a fixed capital account and a variable capital account were established. Each of our fixed and variable capital accounts are comprised of A shares and B shares. Any holder of shares representing variable capital is entitled to have those shares redeemed at that holder’s option for a price equal to the lower of:

•	95% of the average market value of those shares on the Mexican Stock Exchange obtained for a period of 30 trading days preceding the date on which the exercise of the redemption option is effective; and

•	the book value of those shares at the end of the fiscal year that includes the date that shareholder exercises its option to have its shares redeemed as set forth in our annual financial statements approved at the ordinary meeting of the shareholders.

If a shareholder exercises its redemption option during the first three quarters of a fiscal year, that exercise is effective at the end of that fiscal year, but if a shareholder exercises its redemption option during the fourth quarter, that exercise is effective at the end of the next succeeding fiscal year. The redemption price is payable as of the day following the annual ordinary meeting of shareholders at which the relevant annual financial statements were approved. Shareholder authorization is required to increase or decrease either the fixed capital account or the variable capital account. Shareholder authorization to increase or decrease the fixed capital account must be obtained at an extraordinary meeting of shareholders. Shareholder authorization to increase or decrease the variable capital account must be obtained at an ordinary general meeting of shareholders. The market does not distinguish between the fixed and variable capital stock of a particular series. For example, the fixed and variable A shares trade as a single series on the Mexican Stock Exchange.

At our general extraordinary shareholders’ meeting in April 1999, our shareholders, upon recommendation of our board of directors, authorized a stock split, pursuant to which each share of our capital stock, regardless of whether it was an A share or a B share, was exchanged for two A shares and one B share. This stock split was effected on September 15, 1999. Concurrently with the stock split, we also consummated an exchange offer to exchange new ADSs and new CPOs for our then existing A shares, B shares and B ADSs and received approvals from our old CPO holders to convert those CPOs into new CPOs. As a result of the exchange offer and CPO conversion, as of September 30, 1999, approximately 89.3% of our outstanding share capital was represented by the new CPOs. Each CPO now represents two A shares and one B share, and each ADS now represents five CPOs.

As of December 31, 2001, our capital stock consisted of 4,819,281,741 issued shares. A shares represented 66.6% of our capital stock, or 3,503,432,838 shares, of which 3,212,854,494 shares were subscribed and paid, 159,250,112 shares were treasury shares, 9,956,000 were repurchased shares which have been subscribed and paid but have not yet been cancelled and 121,372,232 were authorized for issuance pursuant to our stock option plans, but which had not yet been paid. B shares represented 33.4% of our capital stock, or 1,751,716,419 shares, of which 1,606,427,247 were subscribed and paid, 79,625,056 shares were treasury shares, 4,978,000 were repurchased shares which have been subscribed and paid but have not yet been cancelled and 60,686,116 were authorized for issuance pursuant to our employee stock option plans, but which had not yet been paid. Of the total of our A shares and B shares, 3,267,000,000 shares correspond to the fixed portion of our capital stock and 1,988,149,257 shares correspond to the variable portion of our capital stock.

As of June 1, 2001, the Mexican securities law was amended in order to increase the protection granted to minority shareholders of Mexican listed companies and to bring corporate governance procedures of Mexican listed companies in line with international standards. We intend to amend our articles of association in our next general shareholder meeting to include the provisions required by the amendments to the Mexican securities law.

On September 28, 2001, our A shares and B shares were delisted from the Mexican Stock Exchange due to the lack of trading volume.

Changes in Capital Stock and Preemptive Rights

Our articles of association allow for a change in the amount of our capital stock if it is approved by our shareholders at a shareholders’ meeting, as long as the A shares continue to represent at least 64% of the ordinary common stock. Additional shares of our capital stock, having no voting rights or limited corporate rights, are authorized by our articles of association and may be issued upon the approval of our shareholders at a shareholders’ meeting, with the prior approval of the Mexican securities authority.

Our articles of association provide that shareholders have preemptive rights in proportion to the number of shares of our capital stock they possess, before any increase in the number of outstanding A shares, B shares, or any other existing series of shares, as the case may be except in the case of common stock issued in connection with mergers or upon the conversion of convertible notes and debentures or as set forth in Article 81 of the Mexican securities market law. Preemptive rights give shareholders the right, upon any issuance of shares by CEMEX, to purchase a sufficient number of shares to maintain their existing ownership percentages. Preemptive rights must be exercised within the period and under the conditions established for that purpose by the shareholders, and the articles of association provide that this period must be within 15 days following the publication of the notice of the capital increase in the Periódico Oficial del Estado, the official gazette for the state of Nuevo León, México. With the prior approval of the Mexican securities authority, an extraordinary shareholders’ meeting may approve the issuance of common stock to be issued in connection with a public offering. At that meeting, holders of our common stock may waive preemptive rights by the affirmative vote of 50% of the capital stock, and the resolution duly adopted in this manner will be effective for all shareholders. If holders of at least 25% of our capital stock vote against the issuance an increase cannot be effected.

In accordance with our articles of association, our board of directors must authorize in advance any transfer of voting shares of our capital stock which would result in any person or group becoming a holder of 2% of more of our shares. If our board of directors denies that authorization, it must designate an alternative buyer for those shares, at a price equal to the price quoted on the Mexican Stock Exchange.

Repurchase Obligation

In accordance with Mexican securities authority regulations, our majority shareholders are obligated to make a public offer for the purchase of stock to the minority shareholders if the listing of our stock with the Mexican Stock Exchange is canceled, either by resolution of CEMEX or by an order of the Mexican securities authority. The price at which the stock must be purchased by the majority shareholders is the higher of:

•	the average quotation price for the 30 days prior to the date of the offer; or

•	the book value, as reflected in the last quarterly report filed with the Mexican securities authority and the Mexican Stock Exchange.

The majority shareholders are not bound to make the repurchase if all our shareholders agree to waive that right. This provision has been included in our articles of association, and may not be amended without the consent of holders of at least 95% of our capital stock and the prior approval of the Mexican securities authority.

Shareholders’ Meetings and Voting Rights

Shareholders’ meetings may be called by:

•	our board of directors or the statutory auditors;

•	shareholders representing at least 10% of the then outstanding shares of our capital stock by requesting our board of directors or the statutory auditors to call a meeting;

•	any shareholder if no meeting has been held for two consecutive years or when the matters referred to in Article 181 of the Mexican corporation law have not been dealt with; or

•	a Mexican court in the event our board of directors or the statutory auditors do not comply with the valid request of the shareholders indicated above.

Notice of shareholders’ meetings must be published in the Periódico Oficial del Estado, the official gazette for the state of Nuevo León, México, or any major newspaper located in the city of Monterrey, Nuevo León, México. That notice must be published at least 15 days prior to the date of any shareholders’ meeting.

General shareholders’ meetings can be ordinary or extraordinary. At every general shareholders’ meeting, each holder of A shares and B shares is entitled to one vote per share. Shareholders may vote by proxy duly appointed in writing. Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights corresponding to the A shares represented by their CPOs.

An annual general ordinary shareholders’ meeting must be held during the first four months after the end of each of our fiscal years to consider the approval of a report of our board of directors regarding our performance and our financial statements for the preceding fiscal year and to determine the allocation of the profits for the preceding year. At the annual general shareholders’ meeting, any shareholder or group of shareholders representing 10% or more of our outstanding voting stock has the right to appoint one regular and one alternate director in addition to the directors elected by the majority. The alternate director appointed by the minority holders may only substitute for the director appointed by that minority.

Extraordinary shareholders’ meetings may be called at any time to deal with any of the matters specified by Article 182 of the Mexican corporation law, which include, among other things:

•	extending our corporate existence;

•	our early dissolution;

•	increasing or reducing our fixed capital stock;

•	changing our corporate purpose;

•	changing country of incorporation;

•	changing our capital structure;

•	a proposed merger;

•	issuing preferred shares;

•	redeeming our own shares and issuing preferred shares;

•	any other amendment to our articles of association; and

•	any other matter for which a special quorum is required by law or by our articles of association.

The foregoing matters may only be dealt with at extraordinary shareholders’ meetings.

In order to vote at a meeting of shareholders, shareholders must appear on the list that Indeval, and the Indeval participants holding shares on behalf of the shareholders, prepare prior to the meeting or must deposit prior to that meeting the certificates representing their shares at our offices or in a Mexican credit institution or brokerage house, or foreign bank approved by our board of directors to serve this function. The certificate of deposit with respect to the share certificates must be presented to our company secretary at least 48 hours before a meeting of shareholders. Our company secretary will verify that the person in whose favor any certificate of deposit was issued is named in our share registry and will issue an admission pass authorizing that person’s attendance at the meeting of shareholders.

A shareholders’ resolution is required to take action on any matter presented at a shareholders’ meeting. At an ordinary meeting of shareholders, the affirmative vote of the holders of a majority of the shares present at the meeting is required to adopt a shareholders’ resolution. At an extraordinary meeting of shareholders, the affirmative vote of at least 50% of the capital stock is required to adopt a shareholders’ resolution.

Under Mexican law, holders of at least 10% of our outstanding capital stock entitled to vote on a particular matter may seek to have any shareholder action with respect to that matter set aside, by filing a complaint with a court of law within 15 days after the close of the meeting at which that action was taken and showing that the challenged action violates Mexican law or our articles of association. Relief under these provisions is only available to holders who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action and whose shares were not represented when the action was taken or, if represented, voted against it.

Under Mexican law, an action for civil liabilities against directors, statutory examiners and members of the audit committee of our board of directors may be initiated by a shareholders’ resolution. In the event shareholders decide to bring an action of this type, the persons against whom that action is brought will immediately cease to be directors. Additionally, shareholders representing not less than 15% of the outstanding shares may directly exercise that action against the directors; provided that:

•	those shareholders shall not have voted against exercising such action at the relevant shareholders’ meeting; and

•	the claim covers all of the damage alleged to have been caused to CEMEX and not merely the damage suffered by the plaintiffs.

Any recovery of damage with respect to these actions will be for the benefit of CEMEX and not that of the shareholders bringing the action.

Registration and Transfer

Our common stock is evidenced by share certificates in registered form with registered dividend coupons attached. Our shareholders may hold their shares in the form of physical certificates or through institutions that have certificates deposited with S.D.Indeval, Institución para el Depósito de Valores, S.A.de C.V., or Indeval, the Mexican central securities depository that acts as a clearing house, depository, custodian and settlement, transfer and registration institution for Mexican securities. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval indicating ownership are recognized as our shareholders.

Redemption

Our capital stock is subject to redemption upon approval of our shareholders at an extraordinary shareholders’ meeting.

Directors’ and Shareholders’ Conflict of Interest

Under Mexican law, any shareholder that has a conflict of interest with respect to any transaction must abstain from voting on that transaction at the relevant shareholders’ meeting. A shareholder who votes on a transaction in which its interest conflicts with ours may be liable for damages in the event the relevant transaction would not have been approved without that shareholder’s vote.

Under Mexican law, any director who has a conflict of interest with us in any transaction must disclose that fact to the other directors and abstain from voting. Any director who violates those provisions will be liable for damages. Additionally, our directors and statutory auditors may not represent shareholders in the shareholders’ meetings.

Withdrawal Rights

Whenever the shareholders approve a change of corporate purposes, change of nationality of the corporation or transformation from one form of corporate organization to another, the Mexican corporation law provides that any shareholder entitled to vote on that change that has voted against it may withdraw from CEMEX and receive the amount calculated as specified in the Mexican corporation law attributable to its shares, provided that it exercises that right within 15 days following the adjournment of the meeting at which the change was approved.

Dividends

At the annual ordinary general meeting of shareholders, our board of directors submits our financial statements, together with a report on them by our board of directors and the statutory auditors, to our shareholders for approval. The holders of our shares, once they have approved the financial statements, determine the allocation of our net income, after provision for income taxes, legal reserve and statutory employee profit sharing payments, for the preceding year. All shares of our capital stock outstanding and fully paid at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution. Some debt agreements to which some of our subsidiaries are subject contain restrictions on payments to CEMEX including dividends.

Liquidation Rights

In the event we are liquidated, the surplus assets remaining after payment of all our creditors will be divided among our shareholders in proportion to the respective shares held by them. The liquidator may, with the approval of our shareholders, distribute the surplus assets in kind among our shareholders, sell the surplus assets and divide the proceeds among our shareholders or put the surplus assets to any other uses agreed to by a majority of our shareholders voting at an extraordinary shareholders’ meeting.

Repurchase Option

If our shareholders decide at a general extraordinary shareholders’ meeting that we should do so, we may purchase our outstanding shares for cancellation. We may also repurchase our equity securities on the Mexican Stock Exchange at the then prevailing market prices in accordance with the Mexican securities market law. Our articles of association provide for the possibility of share redemptions, where approved by our board of directors. When we make such a share repurchase, our capital stock must be reduced accordingly. The requirements described in this paragraph do not apply to purchases of our equity securities by our subsidiaries and affiliates.

DESCRIPTION OF OUR CPOs

Our CPOs are issued under the terms of a CPO trust agreement. The CPOs and the CPO trust agreement are governed by Mexican law. Set forth below is a summary description of the material terms of the CPOs and of a CPO holder’s material rights. Because it is a summary, it does not describe every aspect of the CPOs and the CPO trust agreement. For more complete information, you should read the entire CPO trust agreement. A form of the CPO trust agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 3 for information on how to obtain copies of the CPO trust agreement.

Transfer and Withdrawal of CPOs

Under the terms of the CPO trust agreement, the CPO trustee may accept A shares and B shares against the issuance of CPOs. Each CPO will consist of two (2) A shares and one (1) B share. All A shares and B shares underlying the CPOs are held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Those shares are registered in the name of the CPO trustee, which is the owner and holder of record of those shares.

The CPO trustee will deliver CPOs in respect of the shares as described above. All CPOs are evidenced by a single certificate, the global CPO. CPOs are issued to and deposited in accounts maintained at Indeval. Ownership of CPOs deposited with Indeval is shown on, and transfer of the ownership of CPOs is effected through, records maintained by Indeval and Indeval participants. Holders of CPOs are not entitled to receive physical certificates evidencing their CPOs but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Holders of CPOs, including Mexican nationals, are not entitled to withdraw the A shares or B shares that are held in the CPO trust.

Dividends, Other Distributions and Rights

Holders of CPOs are entitled to receive the economic benefits to which they would be entitled if they were the holders of the A shares and B shares underlying those CPOs at the time that we declare and pay dividends or make distributions to holders of A shares and B shares. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the A shares and B shares held in the CPO trust to the holders of CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. The CPO trustee will distribute those cash dividends and other cash distributions through Indeval as custodian of the CPOs. Dividends paid with respect to CPOs deposited with Indeval will be distributed to the holders on the business day following the date on which the funds are received by Indeval.

If we pay a dividend in shares of our stock, those shares will be distributed to the CPO trustee who will hold those shares in the CPO trust for the benefit of CPO holders entitled thereto, and the CPO trustee if the shares so received constitute units identical to the unit of securities then represented by a CPO will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs representing economic interests in the total number of shares received by the CPO trustee as that dividend. If the shares of stock so received do not constitute units of securities identical to the unit of securities then represented by a CPO, the CPO trustee will cause the securities received to be delivered to the CPO holders entitled thereto.

If we offer the holders of A shares and B shares the right to subscribe for additional A shares or B shares, the CPO trustee, subject to applicable laws, will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for that holder’s proportionate share of those additional A shares or B shares, subject to that holder’s providing the CPO trustee with the funds necessary to subscribe for those additional shares. The CPO trustee will offer those rights to a CPO holder only if that offer is legal and valid under the provisions of the laws of the country of residence of that CPO holder. Neither we nor the CPO trustee is obligated to register those rights, the CPOs or the underlying shares under the Securities Act. If CPO trust holders are offered those rights and if CPO holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust for the benefit of the subscribing holders, and if the shares so received constitute units identical to the unit of securities then represented by a CPO it will deliver additional CPOs representing those underlying shares to the applicable CPO holders.

Changes Affecting Underlying Shares

If as a result of a redemption of our common stock, see “Description of Our Common Stock— Redemption”, any underlying shares held in the CPO trust are called for redemption, the CPO trustee will proceed in accordance with the resolutions adopted by shareholders at the meeting of shareholders that authorize the redemption and repurchase the corresponding CPOs.

Voting of A Shares

Mexican holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the A shares underlying their CPOs.

Non-Mexican holders of CPOs are not entitled to exercise voting rights with respect to the A shares represented by their CPOs. At our shareholders’ meetings the A shares of non-Mexican holders held in the CPO trust will be voted by the CPO trustee in accordance with the vote cast by the majority of Mexican holders of A shares and holders of B shares voting at the meeting. The nationality of a holder of CPOs is established by reference to the information contained in the CPO registry book of the CPO trust. A Mexican national constitutes either:

•	an individual of Mexican nationality; or

•	a Mexican corporation whose articles of association exclude foreign investors from owning or controlling, either directly or indirectly, a majority of its capital stock.

CPOs represented by ADSs will be deemed owned by non-Mexican nationals.

The CPO trustee shall attend our shareholders’ meetings to represent and vote the A shares underlying the CPOs held by Mexicans for which no instructions were received from the holders of those CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the A shares underlying the CPOs.

Voting of B Shares

All holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the B shares underlying their CPOs. The CPO trustee shall attend our shareholders’ meetings to represent and vote the B shares underlying the CPOs for which no instructions were received from the holders of the CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the B shares underlying the CPOs.

Voting at CPO Holders’ Meetings

Whenever we call a meeting of holders of CPOs, Mexican and non-Mexican holders of CPOs, whether they hold their CPOs directly or in the form of ADSs, will have the right to give instructions to vote the CPOs at the meeting.

The following table sets forth the method of voting for each security contained in a CPO:

Securities Contained in a CPO	Method for Voting

A shares represented by CPOs held by non-Mexican nationals (all CPOs represented by ADSs are deemed held by non-Mexican persons).

A shares represented by CPOs held by Mexican nationals:

•      If the CPO holder timely instructs the trustee as to voting

•      If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person

•      If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person

B shares represented by CPOs, whether held by Mexican or non-Mexican persons:

•      If the CPO holder timely instructs the CPO trustee as to voting

•      If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person

•      If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person

CPO trustee will vote the A shares in accordance with the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

CPO trustee will vote the A shares in accordance with the CPO holder’s instructions.

CPO holder may attend the shareholders’ meeting and vote the A shares in person.

CPO trustee will vote the A shares in its discretion, in cooperation with the technical committee.

CPO trustee will vote the B shares in accordance with the CPO holder’s instructions.

CPO holder may attend the shareholders’ meeting and vote the B shares in person.

CPO trustee will vote the B shares in its discretion, in cooperation with the technical committee.

Administration of the CPO Trust

Under the terms of the CPO trust agreement, the CPO trust is administered by the CPO trustee under the direction of a technical committee, which must consist of at least three members. Substitute members may also be appointed, who may substitute for any of the other members. The chairman of the technical committee, Mr. Lorenzo H. Zambrano, will appoint, substitute or remove all other technical committee members, and he will have the deciding vote in case of a tied vote. Technical committee meetings may also be attended by the CPO trustee, by the CPO common representative and by our statutory auditors, who may participate in any debate but may not vote. Resolutions adopted by the technical committee are required to be approved by a majority of the members of the technical committee present at the respective meeting; provided, however, that at least the chairman and two other members of the technical committee must be present at a meeting in order validly to adopt resolutions. The technical committee has the authority to instruct the CPO trustee to increase the maximum number of additional CPOs which may be delivered for the purposes permitted by the CPO trust agreement.

Termination of the CPO Trust and Establishment of Successor Trust

The CPO trust term is 30 years from the date of execution. Upon termination, the trustee and the common representative of the CPO holders shall constitute a successor CPO trust with the same terms and conditions set forth in the CPO trust agreement, other than the provisions pertaining to the exchange of CPOs for successor trust CPOs. We refer to that successor CPO trust as the successor trust. Upon termination investors holding CPOs, subject to the provision of our articles of association described below, will receive in exchange for their CPOs, the successor trust CPOs issued by the successor trustee. Each successor trust CPO will represent the economic interests in two A shares and one B share.

The CPO trust cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to any CPO holder.

Upon termination of the CPO trust, any transfer of A shares or B shares which would result in any person or group of persons acting in concert becoming a holder of 2% or more of our voting shares will be subject, as provided in our articles of association, to prior approval of our board of directors. See “Description of Our Common Stock—Changes in Capital Stock and Preemptive Rights.”

We will be obligated to pay any cost or expense incurred in connection with the transfer of the shares from the CPO trust to the successor trust and the exchange of CPOs for successor trust CPOs.

Charges of the CPO trustee and Indeval

Under the CPO trust agreement, we will be obligated to pay the fees of the CPO trustee for the administration of the CPO trust and the fees of Indeval as depository.

DESCRIPTION OF OUR ADSs

Citibank, N.A. is the depositary for our ADSs. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. The ADSs represent ownership interests in securities that are on deposit with the depositary. The depositary typically appoints a custodian to safekeep the securities on deposit. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs.

We have appointed Citibank as ADS depositary pursuant to a deposit agreement. A copy of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-10678 when retrieving the copy.

Set forth below is a summary description of the material terms of the ADSs and of an ADS holder’s material rights. Because it is a summary, it does not describe every aspect of the ADSs and the ADS deposit agreement. For more complete information, you should read the entire ADS deposit agreement and the form of ADR which contains the terms of the ADSs. The ADS deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 3 for information on how to obtain copies of the ADS deposit agreement.

Each ADS represents five (5) CPOs. Each CPO is issued under the terms of a CPO trust and represents two (2) A shares and one (1) B share. The CPO trust is expected to terminate on or about August 26, 2029, at which point the CPO trustee and the common representative of the CPO holders will constitute a new CPO trust with the same terms and conditions as the CPO trust agreement, which we call the “successor trust.” The terms of the CPO trust and the successor trust are more fully described above. See “Description of CPOs.” Upon termination of the CPO trust, which we call the “conversion date,” holders of CPOs will be entitled to receive successor trust CPOs. Assuming no change in the securities represented by CPOs during the term of the CPO trust, each successor trust CPO will represent two (2) A shares and one (1) B share. Holders of ADSs will, on and after the conversion date, have the right to receive five successor trust CPOs for every ADS held. The CPOs and successor trust CPOs eligible for deposit with the custodian are sometimes known as “eligible securities,” and the eligible securities once deposited with the custodian are sometimes known as “deposited securities” against which the ADS depositary issues the ADSs. Please note that an ADS also represents any other property received by the ADS depositary or the custodian on behalf of the owner of the ADS but not distributed to that owner because of legal or practical restrictions. Citibank has appointed Banamex as custodian for the deposited securities represented by the ADSs. The receipts evidencing the ADSs are issuable in registered form by the depositary pursuant to the ADS deposit agreement.

The ADS deposit agreement and the related ADR contain our rights and obligations as well as your rights and obligations and those of the depositary. The ADS deposit agreement is governed by New York law. Each of CEMEX and the depositary has agreed that federal and state courts in the City of New York will have non-exclusive jurisdiction over any actions, proceedings or disputes that arise out of or in connection with the ADS deposit agreement and submits to that jurisdiction. However, our obligations to the holders of deposited securities will continue to be governed by the laws of Mexico, which may be very different from the laws in the United States.

If you become an owner of ADSs, you may hold your ADSs either in the form of an ADR certificate registered in your name or through a brokerage or safekeeping account. If you then decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or custodian to assert your rights as an ADS owner. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as “holder.”

Dividends and Distributions

If you become a holder of ADSs, you will usually have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the ADS deposit agreement in proportion to the number of ADSs they hold as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution payment for the securities on deposit with the custodian and the ADS depositary receives confirmation of our deposit of the distribution, the ADS depositary will convert the cash distribution into Dollars and distribute the proceeds of the conversion to the holders, so long as the conversion is reasonable and the Dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The ADS depositary will distribute the proceeds of the sale of any property held by the custodian in respect of the securities on deposit in the same manner.

Distributions of Eligible Securities

Whenever we make a free distribution of eligible securities for the securities on deposit with the custodian, we will deposit the eligible securities with the custodian. When the ADS depositary receives confirmation of our deposit with the custodian, the ADS depositary will either distribute to holders ADSs representing the eligible securities deposited or modify the ADS to deposited securities ratio, in which case each ADS you hold will represent rights and interests in the additional eligible securities so deposited. The ADS depositary will distribute only whole numbers of ADSs. The ADS depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale as in the case of a cash distribution.

The distribution of the new eligible securities will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the eligible securities so distributed.

The ADS depositary will not make a distribution of ADSs if the distribution would engender a breach of law. If the ADS depositary does not distribute ADSs upon the terms described above, it will sell the securities received, if that sale is lawful and reasonably practical, and will distribute the proceeds of the sale as in the case of a cash distribution.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional eligible securities we will give prior notice to the ADS depositary and we will assist the ADS depositary in determining whether it is lawful and reasonably practicable to distribute the rights to subscribe for additional eligible securities to you and provide the ADS depositary with the documentation required under the ADS deposit agreement.

If we have satisfied these conditions, the ADS depositary will establish procedures to distribute rights and to enable holders to exercise those rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the ADSs when they exercise their rights. We cannot assure you that any holder of ADSs will be able to exercise rights on the same terms as holders of eligible securities or that any holder of ADSs will be able to exercise its rights at all. The ADS depositary has no obligation to provide you with the means to exercise rights to subscribe for new eligible securities rather than ADSs.

The ADS depositary will not distribute the rights to any holder of ADSs if:

•	we do not request that the rights be distributed to such holders or if we ask that the rights not be distributed to such holders;

•	we fail to deliver the required documents to the ADS depositary; or

•	it is not reasonably practicable to distribute the rights to such holders.

The ADS depositary will sell the rights that are not exercised or not distributed if such a sale would be lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a distribution in cash. If the ADS depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the elective distribution to be made available to holders of ADSs. In that case, we will assist the ADS depositary in determining whether that distribution is lawful and reasonably practical.

The ADS depositary will make the election available to holders of ADSs only if it is reasonably practical and if we have provided all of the documentation contemplated in the ADS deposit agreement. In that case, the ADS depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a shareholder in Mexico would receive for failing to make an election, as more fully described in the ADS deposit agreement.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the ADS depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the ADS depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The ADS depositary will convert the redemption funds received into Dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the ADS depositary. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the ADS depositary may determine.

Other Distributions

Whenever we intend to distribute property other than cash, eligible securities or rights to purchase additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the distribution to be made to you. In that case, we will assist the ADS depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to you and if we provide all the required documentation, the ADS depositary shall distribute that property to the holders in a manner it deems practicable for accomplishing the distribution.

The distribution of the property will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the property.

The ADS depositary will not distribute the property to holders of ADSs and will sell the property if:

•	we do not request that the property be distributed to such holders or if we ask that the property not be distributed to such holders;

•	we do not deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable or feasible.

The proceeds of any sale of the property will be distributed to holders as in the case of a cash distribution.

Changes Affecting Deposited Securities

The deposited securities held on deposit in respect of ADSs may change from time to time as a result, for example, of a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of deposited securities or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, ADSs will, to the extent permitted by law, represent the right to receive the property received or exchanged or in respect of the deposited securities held on deposit. The ADS depositary may in such circumstances deliver additional ADSs to holders of ADSs or call for the exchange of ADSs for replacement ADSs. If the ADS depositary may not lawfully distribute that property to holders of ADSs, the ADS depositary may sell that property and distribute the net proceeds from that sale to such holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Eligible Securities

The ADS depositary will create ADSs if eligible securities are deposited with the custodian. The ADS depositary will deliver the ADSs representing the eligible securities deposited to the person indicated after payment of the applicable issuance fees and all charges and taxes payable for the transfer of the eligible securities to the custodian. In the case of the distribution of ADSs to holders of ADWs equal to the appreciation value upon redemption or at maturity of the appreciation warrants, you will not be required to make the deposit or pay a fee.

Please note that the issuance of ADSs in all cases, other than the distribution of the appreciation value, may be delayed until the ADS depositary or the custodian receives confirmation that all required approvals have been given and that the eligible securities have been duly transferred. The ADS depositary will only issue ADSs in whole numbers.

When a deposit of eligible securities is made, the depositor will be responsible for transferring good and valid title to the ADS depositary. In addition, the depositor will be deemed to represent and warrant that:

•	the eligible securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the eligible securities have been validly waived or exercised;

•	the depositor is duly authorized to deposit the eligible securities;

•	the eligible securities presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon that deposit will not be, “restricted securities”; and

•	the eligible securities presented for deposit have not been stripped of any rights or entitlements.

If any of these representations or warranties are false in any way, we and the ADS depositary may, at the depositor’s cost and expense, take any and all actions necessary to correct the consequences thereof.

Withdrawal of Deposited Securities Upon Cancellation of ADSs

A holder of ADSs is entitled to present its ADSs to the ADS depositary for cancellation and to receive delivery of the deposited securities represented by its ADSs at the custodian. In order to withdraw the deposited securities represented by such ADSs, the holder withdrawing will be required to pay the fees of the ADS depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. The holder withdrawing ADSs assumes the risk for delivery of all funds and securities upon withdrawal. Once cancelled, ADSs shall be devoid of any benefits provided under the ADS deposit agreement.

The ADS depositary may ask for proof of identity and the genuineness of signatures before canceling ADSs. The withdrawal of the deposited securities represented by ADSs may be delayed until the ADS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Under Mexican law, a holder of ADSs is not entitled to withdraw the shares underlying CPOs. When ADSs are surrendered prior to the conversion date, the holder will be entitled to receive CPOs; after the conversion date, the holder will be entitled to receive successor trust CPOs. The ADS depositary will only accept ADSs for cancellation that represent a whole number of deposited securities.

A holder will have the right to withdraw the securities represented by its ADSs at any time except for:

•	temporary delays that may arise because the transfer books for the CPOs, successor trust CPOs, or ADSs are closed, or the deposited securities are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.

Please note that the ADS deposit agreement may not be modified to impair withdrawal rights in respect of deposited securities represented by ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder of ADSs has the right to instruct the ADS depositary to exercise the voting rights for the deposited securities represented by its ADSs. However, our articles of association prohibit non-Mexican nationals from directly holding or voting A shares. A holder of ADSs is deemed to be a non-Mexican national and accordingly, has no right to vote the A shares held in the CPO trust or the successor trust. The voting rights of holders of deposited securities are described in “Description of CPOs—Voting of A Shares” and “Description of CPOs—Voting of B Shares” above.

At our request, the ADS depositary will coordinate with us the mailing to holders of ADSs of any notice of shareholders’ meeting together with information explaining how to instruct the depositary to exercise the voting rights, if any, appertaining to the deposited securities represented by ADSs. We will use our best efforts to deliver the notice of shareholders’ meeting to the ADS depositary 20 days prior to the date of the meeting. The ADS depositary will coordinate with us the mailing of the notice to ADS holders to coincide as closely as is reasonably practicable with the publication of the notice of shareholders’ meeting in Mexico.

Prior to the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise your voting rights only in respect of the B shares held in the CPO trust. The terms of the CPO trust require the CPO trustee to vote the A shares held in the CPO trust in the same manner as the votes cast by the holders of the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

On and after the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights in respect of the B shares in the successor trust. The terms of the successor trust are expected to require the successor trustee to vote the A shares held in the successor trust in substantially the same manner as A shares are voted under the CPO trust.

Whenever we call a meeting of holders of CPOs or successor trust CPOs, you have the right, as a holder of ADSs representing CPOs or successor trust CPOs, to instruct the ADS depositary to vote the CPOs or successor trust CPOs according to your instructions.

If the ADS depositary timely receives your voting instructions, it will endeavor to vote the securities represented by ADSs for which holders of ADSs are entitled to give voting instructions according to those voting instructions.

If the ADS depositary does not receive voting instructions from a holder of ADSs in a timely manner such holder will nevertheless be treated as having instructed the ADS depositary to give a proxy to a person we designate to vote the B shares underlying the CPOs represented by your ADSs in his/her discretion. The ADS depositary will not deliver the discretionary proxy if:

•	we do not provide the ADS depositary with the requisite materials pertaining to the meeting on a timely basis;

•	we request that the discretionary proxy not be given;

•	we do not deliver to the ADS depositary a satisfactory opinion of counsel providing legal comfort under Mexican laws on the subject of the discretionary proxy; or

•	we do not deliver a satisfactory representation and indemnity letter to the ADS depositary.

Please note that the ability of the ADS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure holders of ADSs that they will receive voting materials in sufficient time to enable them to return voting instructions to the ADS depositary in a timely manner.

The ADS depositary or the custodian for the CPOs on deposit may represent the CPOs at any meeting of holders of CPOs even if no voting instructions have been received. The CPO trustee may represent the A shares and the B shares represented by the CPOs at any meeting of holders of A shares or B shares even if no voting instructions have been received. By so attending, the ADS depositary, the custodian or the CPO trustee, as applicable, may contribute to the establishment of a quorum at a meeting of holders of CPOs, A shares or B shares, as appropriate.

Fees and Charges

An ADS holder is required to pay the following service fees to the ADS depositary:

Service	Fees
Issuance of ADSs*	Up to 5¢ per ADS issued
Cancellation of ADSs	Up to 5¢ per ADS cancelled
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of cash upon sale of rights and other entitlements	Up to 2¢ per ADS held

*	This fee will be waived in connection with the distribution of the appreciation value in ADSs to ADW holders upon redemption or at maturity of the appreciation warrants.

An ADS holder also is responsible to pay fees and expenses incurred by the ADS depositary and taxes and governmental charges including, but not limited to:

•	transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;

•	expenses incurred for converting foreign currency into Dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities, such as when you deposit eligible securities or withdraw deposited securities.

We have agreed to pay some of the other charges and expenses of the ADS depositary. Note that the fees and charges that a holder of ADSs is required to pay may vary over time and may be changed by us and by the ADS depositary. ADS holders will receive notice of the changes.

Amendments and Termination

We may agree with the ADS depositary to modify or to supplement the ADS deposit agreement at any time without the consent of ADS holders. We undertake to provide ADS holders with 30 days’ prior notice of any modifications or supplements that would materially prejudice the substantial rights of ADS holders under the ADS deposit agreement. We will not consider to be materially prejudicial to the substantial rights of ADS holders any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantial rights of ADS holders.

ADS holders will be bound by the modifications to the ADS deposit agreement if they continue to hold ADSs after the modifications to the ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent ADS holders from withdrawing the deposited securities represented by ADSs, except as described above in “—Withdrawal of Deposited Securities Upon Cancellation of ADSs.”

We have the right to direct the ADS depositary to terminate the ADS deposit agreement. Similarly, the ADS depositary may in some circumstances on its own initiative terminate the ADS deposit agreement. In either case, the ADS depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the ADS deposit agreement:

•	for a period of three (3) months after termination, ADS holders will be able to request the cancellation of their ADSs and the withdrawal of the deposited securities represented by their ADSs and the delivery of all other property held by the ADS depositary in respect of their deposited securities on the same terms as prior to the termination. During this three-month period, the ADS depositary will continue to collect all distributions received on the deposited securities, such as dividends, but will not distribute any such property to ADS holders until they request the cancellation of their ADSs; and

•	after the expiration of the three-month period, the ADS depositary may sell the deposited securities held on behalf of the remaining holders with the custodian. The ADS depositary will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the ADS depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of ADS Depositary

The ADS depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect those records at that office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The ADS depositary will maintain facilities in New York to record and to process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The ADS deposit agreement limits our obligations and the ADS depositary’s obligations to holders of ADSs. Please note the following:

•	We and the ADS depositary are only obligated to take the actions specifically stated in the ADS deposit agreement without negligence or bad faith.

•	The ADS depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the ADS deposit agreement.

•	The ADS depositary disclaims any liability for any failure to determine the lawfulness or reasonable practicality of any action, for the content of any document forwarded to ADS holders on their behalf or for the accuracy of any translation of such document, for the investment risks associated with investing in deposited securities, for the validity or worth of the deposited securities, for any tax consequences that result from the ownership of ADSs, for allowing any rights to lapse under the terms of the ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the ADS depositary will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

•	We and the ADS depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the ADS depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the ADS deposit agreement or in our articles of association or in any provisions of the securities on deposit.

•	We and the ADS depositary further disclaim any liability for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting eligible securities for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by us in good faith to be competent to give such advice or information.

•	We and the ADS depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of eligible securities but is not, under the terms of the ADS deposit agreement, made available to the holders of the ADSs.

•	We and the ADS depositary may rely without any liability upon any written notice, request or other document believed by the ADS depositary to be genuine and to have been signed or presented by the proper parties.

•	We and the ADS depositary disclaim any liability for any consequential or punitive damages.

Pre-Release Transactions

The ADS depositary may, in some circumstances, issue ADSs before receiving a deposit of eligible securities or release deposited securities before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions including the need to receive collateral, the type of collateral required, and the representations required from brokers. The ADS depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The ADS depositary may refuse to issue ADSs and to deliver, transfer, split and combine ADRs or to release securities on deposit until all applicable taxes and charges are paid by the holder. The ADS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of ADS holders. However, ADS holders may be required to provide to the ADS depositary and to the custodian proof of taxpayer status and residence and any other information as the ADS depositary and the custodian may reasonably require to fulfill legal obligations. Holders of ADSs are required to indemnify us, the ADS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

Whenever the ADS depositary or the custodian receives foreign currency and the ADS depositary can reasonably convert all foreign currency received into Dollars, the ADS depositary will distribute the Dollars according to the terms of the ADS deposit agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the ADS depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the Dollars to holders of ADSs when the conversion and distribution is lawful and practicable;

•	distribute the foreign currency to holders of ADSs when the distribution is lawful and practicable; or

•	hold the foreign currency, without liability for interest, for holders of ADSs.

DESCRIPTION OF OUR APPRECIATION WARRANTS

Our appreciation warrants are issued under the terms of a warrant deed and a CPO purchasing and disbursing agreement. The appreciation warrants, the warrant deed and the CPO purchasing and disbursing agreement are governed by Mexican law. Set forth below is a summary description of the material terms of the appreciation warrants and of an appreciation warrant holder’s material rights. Because it is a summary, it does not describe every aspect of the appreciation warrants, the warrant deed and the CPO purchasing and disbursing agreement. For more complete information, you should read the warrant deed and the CPO purchasing and disbursing agreement in their entirety. Forms of the warrant deed and the CPO purchasing and disbursing agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 3 for information on how to obtain copies of these documents.

The following summary of our appreciation warrants sometimes refers to our ADWs, each of which represents five appreciation warrants. A summary description of the ADWs and of the warrant deposit agreement under which they are issued is included in this prospectus. See “Description of Our ADWs.”

Entitlement Under the Appreciation Warrants

The appreciation warrants will mature on December 21, 2004, the maturity date.

Each appreciation warrant represents the right to receive CPOs equal to the appreciation value in respect of one CPO, either (1) at the maturity date, if the average price exceeds the strike price (i.e., U.S.$6.00), or (2) before the maturity date, if the average price reaches or exceeds U.S.$8.00, the triggering level. We have made arrangements with the ADW depositary for holders of ADWs to receive the appreciation value only in the form of ADSs.

The average price will be, on any trading day, the average of the closing prices of one CPO, as published by the Mexican Stock Exchange, translated into Dollars at the Peso-Dollar FIX exchange rate, for each of the five consecutive trading days ending on such day. We will use the Peso-Dollar FIX exchange rate for the relevant trading dates, which is made available on each foreign exchange trading day by the Mexican Stock Exchange. The Peso-Dollar FIX exchange rate is published by the Mexican Central Bank on the business day immediately following each foreign exchange trading day in the Diario Oficial de la Federación, official federal gazette of Mexico.

Holders of appreciation warrants will receive the appreciation value to which they are entitled only in CPOs (except for cash in lieu of fractional CPO entitlements), and holders of ADWs will receive the appreciation value to which they are entitled only in ADSs (except for cash in lieu of fractional ADS entitlements). The number of CPOs to be distributed will be determined by dividing the appreciation value by the closing price of one CPO on the maturity date or mandatory early redemption date, as the case may be, as published by the Mexican Stock Exchange, translated into Dollars at the Peso-Dollar FIX exchange rate. The CPO purchasing and disbursing agent will apply the appreciation value to purchase CPOs from us and will distribute the CPOs purchased to settle the appreciation warrants, including to the custodian for the ADW depositary receipt facility. Fractional entitlements to CPOs and ADSs will be sold and the proceeds of any sale will be paid in cash.

On the maturity date, if the average price is greater than the strike price, the appreciation value in respect of each appreciation warrant will equal the difference between the average price and the strike price.

The appreciation warrants will be mandatorily redeemed prior to the maturity date if, as of any trading day prior to the maturity date, the average price reaches or exceeds the triggering level. In the event of a mandatory redemption during the term of the appreciation warrants, the appreciation value in respect of each appreciation warrant will equal the difference between the triggering level and the strike price, namely, U.S.$2.00.

If no mandatory redemption takes place and if the average price is below or equal to the strike price on the maturity date, the appreciation warrants and ADWs will expire, and the holders of the appreciation warrants and ADWs will receive nothing.

There is no provision for optional redemption of the appreciation warrants, either at our option or at the option of holders of the appreciation warrants.

Pricing of Appreciation Warrants

Strike Price	=	U.S.$6.00.
Triggering Level	=	U.S.$8.00.

The U.S.$6.00 strike price and the U.S.$8.00 triggering level represent the initial pricing of the appreciation warrants and do not give effect to any future anti-dilution adjustments that may be made to the appreciation warrants. Any changes in these prices as a result of anti-dilution adjustments to the appreciation warrants will be reflected in an appropriate prospectus supplement.

Indicative Examples

The determination of the appreciation value is demonstrated in the following indicative cases and is expected to be calculated as set forth below. These cases are designed to demonstrate an appreciation warrant and holder’s entitlement under various circumstances. These cases and the related assumptions are examples only.

NOTE:    IN EACH OF THE FOLLOWING CASES AND IN ALL CIRCUMSTANCES, ONE ADW REPRESENTS FIVE APPRECIATION WARRANTS.

Case 1—The average price never reaches the triggering level and on the maturity date the average price is less than the strike price.    In this case, the holders receive nothing. Note that even if the average price reaches U.S.$6.00 on the maturity date, the holder does not receive anything because the strike price has not been exceeded. Even if the average price reaches, for example, U.S.$7.00 sometime during the three-year life of the appreciation warrants, the holder would not receive anything if the average price on the maturity date were equal to or below the strike price.

Case 2—The average price never reaches the triggering level and on the maturity date is greater than the strike price.    Assume that the average price on the maturity date is U.S.$7.00. In this case, the appreciation value is U.S.$1.00 (U.S.$7.00 minus the U.S.$6.00 strike price), and for each appreciation warrant held, the holder of an appreciation warrant would receive CPOs worth U.S.$1.00.

Case—The average price during the life of the appreciation warrants reaches the U.S.$8.00 triggering level.    In this case, the appreciation warrants are redeemed and the appreciation value is U.S.$2.00 (U.S.$8.00 minus the U.S.$6.00 strike price), and for each appreciation warrant held, the holder receives CPOs worth U.S.$2.00. This is the maximum amount receivable under the appreciation warrants.

In each of these cases, the appreciation value will be divided by the closing price of one CPO on the maturity date or mandatory early redemption date, as the case may be, as published by the Mexican Stock Exchange, translated into Dollars at the Peso-Dollar FIX exchange rate, to determine the number of CPOs to be delivered per appreciation warrant. For example, in Case 2, a holder of 1,000 appreciation warrants would receive 142 CPOs, calculated by dividing U.S.$1,000 (1,000 x U.S.$1.00) by U.S.$7.00, the assumed closing price of the CPOs. The 0.8571429 fractional CPOs (U.S.$1,000 ÷ U.S.$7 = 142.8571429) to which that holder would be entitled would be sold, together with all other fractional CPO entitlements, by the CPO purchasing and disbursing agent in the open market, and the net cash proceeds from such sale would be distributed pro rata to the appreciation warrant holders entitled to fractional CPOs.

If the triggering level was not reached during the life of the appreciation warrants, the holders would still be entitled to realize an appreciation value on the maturity date, but only if the average price on the maturity date exceeds U.S.$6.00. However, if the average price of the maturity date is U.S.$6.00 or less, the appreciation warrants expire without any payments being made to the holders.

Payment and redemption notices

If the average price of one CPO reaches the triggering level as of a date prior to the maturity date, holders of appreciation warrants and ADWs will receive notices of redemption setting forth:

•	the appreciation value per appreciation warrant to which holders of the appreciation warrants and ADWs are entitled and the number of CPOs and ADSs to which the holders are entitled based on the appreciation value;

•	the date on which we will pay the appreciation value; and

•	the manner in which holders of the appreciation warrants or ADWs will receive CPOs or ADSs representing the appreciation value through the CPO purchasing and disbursing agent (and cash in respect of fractional CPOs or ADSs).

In addition, if on the maturity date the holders of the appreciation warrants and the ADWs are entitled to receive any payments, we will send them a similar notice. If the appreciation warrants expire without any payment entitlement, we will not send holders any notice but will publish in The Wall Street Journal and El Financiero a notice of expiration without payment.

Payment of appreciation value to holders of the appreciation warrants and ADWs

Payment to appreciation warrant holders.

Holders of the appreciation warrants will receive the appreciation value in CPOs following the maturity date or an early redemption date. We will pay the warrant agent a cash amount equal to the appreciation value for all outstanding appreciation warrants within three business days following the maturity date or early redemption date. Upon receipt of this payment from us, the warrant agent will in turn transfer the cash to the CPO purchasing and disbursing agent. The CPO purchasing and disbursing agent will use the proceeds of the payment received from the warrant agent to purchase CPOs from us or one of our subsidiaries. The CPO purchasing and disbursing agent will distribute the CPOs to the holders of the appreciation warrants in payment of the appreciation value to which they are entitled, through their custodians in Mexico. The number of CPOs that a appreciation warrant holder will receive per appreciation warrant will be equal to the appreciation value per appreciation warrant divided by the closing price of one CPO on the maturity date or early redemption date, as the case may be, as published by the Mexican Stock Exchange, translated into Dollars at the Peso-Dollar FIX exchange rate.

No fractional CPOs will be delivered. The CPO purchasing and disbursing agent will aggregate holders’ entitlements to receive fractional CPOs, sell those CPOs in the open market in Mexico and remit in cash to such holders their proportional share of the net proceeds from such sale (after deducting applicable fees, taxes and expenses).

Payment to ADW holders.

Holders of ADWs will receive the appreciation value only in the form of ADSs following the maturity date or an early redemption date through the ADW depositary. The CPO purchasing and disbursing agent will deposit with an agent for the ADW depositary CPOs representing the appreciation value payable on all the appreciation warrants underlying the ADWs following the maturity date or early redemption date. The ADW depositary will cause the ADS depositary to issue ADSs in respect of the CPOs so received and will deliver to the ADW holders the applicable number of ADSs representing the CPOs deposited. Currently, under the ADS deposit agreement, each ADS represents five CPOs. No fractional ADSs will be issued. The ADW depositary will aggregate the holders’ entitlements to receive fractional ADSs, sell those ADSs in the open market in the United States and remit in cash to such holders their proportional share of the net proceeds from such sale (after deducting applicable fees, taxes and expenses).

Anti-dilution provisions of the appreciation warrants

We believe that the Mexican Stock Exchange will make adjustments to the terms of the appreciation warrants, and in the circumstances described below, to the number or market price of the CPOs to which each appreciation warrant relates, for the following events. The adjustments and changes will be made in accordance with Mexican legal and regulatory requirements, which do not specify particular calculations to be used, but rather are designed to provide fair treatment to the holders of the appreciation warrants. The following paragraphs describe the adjustments to the terms of the appreciation warrants that we expect the Mexican Stock Exchange to make in the following circumstances; however, we cannot assure you that these are the adjustments that the Mexican Stock Exchange will make.

Payment of cash dividends.    Generally, if we declare a cash dividend to be paid to our shareholders, including shares held in the trust that issues the CPOs, or the CPO trust, we believe that no adjustments will be made to the appreciation warrants. However, we believe that adjustments will be made to the appreciation warrants if distributions consisting exclusively of cash to holders of stock in an aggregate amount that, together with (A) other all-cash distributions to all holders of stock made within the preceding 12 months from the date on which the latest all cash distribution was made and (B) any cash payable in respect of any tender offer by us or any of our subsidiaries for all or any portion of the stock concluded within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization of all classes of stock on the relevant record date. In this event, we believe that the Mexican Stock Exchange would adjust the previous trading day closing price following the date of such distribution, and when the Mexican Stock Exchange makes such adjustment, the strike price and triggering level would be adjusted in the same proportion.

Payment of stock dividends or an increase or decrease in the number of shares of common stock outstanding (split or reverse split).    To the extent that any stock dividend payment or increase or decrease in the number of shares of stock affects the CPOs, we believe that the Mexican Stock Exchange would announce the adjustments to the previous trading day closing price of a CPO following such an event, and when the Mexican Stock Exchange makes such adjustment, we believe that the strike price and the triggering level would be adjusted in the same proportion. In addition, we believe that the number of CPOs to which each appreciation warrant relates would be adjusted in a manner inversely proportional to the adjustments to the strike price and the triggering level.

For example, if we effect a 2-for-1 stock split and issue new CPOs for the new shares, we believe that the Mexican Stock Exchange would adjust the previous trading day closing price of one CPO by 50%. Therefore, the strike price and the triggering level would also be reduced by 50%. Also, we believe that the number of CPOs to which each appreciation warrant relates would be adjusted in inverse proportion, so that the appreciation warrant holder would be entitled to appreciation value related to two CPOs instead of one.

Share or CPO exchange.    We believe that no adjustments will be made in the event that we exchange or cause to be exchanged our CPOs for new CPOs or shares of our company on a one-for-one basis.

Subscription of shares; stock dividends.    If we offer our shareholders the right to subscribe for CPOs at a discount to the market price for the CPOs, and shareholders subscribe, we believe that adjustments to the appreciation warrants will be made consistent with adjustments made for stock dividends.

Merger where we are the surviving entity.    We believe that adjustments to the appreciation warrants will be made consistent with adjustments made for stock dividends.

Merger where we are not the surviving entity.    We believe that holders of appreciation warrants will have the right to choose (1) the difference between the average price on the date prior to shareholder approval of the merger and the strike price, paid in cash within three business days of that approval, or (2) a appreciation warrant that relates to the securities of the surviving entity as opposed to CPOs, provided those securities are listed on the Mexican Stock Exchange. We believe that if option (2) is chosen, the strike price and the triggering level, as well as the number of securities to which the appreciation warrant relates, would be adjusted to reflect the value of the securities as compared to CPOs.

Corporate split (spin-off).    (a)  If all the shares of the companies that result from a corporate split or spin-off are listed on the Mexican Stock Exchange, we believe that a holder of appreciation warrants will have the right to a appreciation warrant that relates to a basket of securities consisting of the number of shares resulting from the corporate split or spin-off that are attributable to each CPO.

(b)  If less than all the shares of the companies that result from a corporate split or spin-off are listed on the Mexican Stock Exchange, we believe that a holder of appreciation warrants will have the right to choose (1) an adjustment to the strike price, the triggering level and the number of CPOs to which the appreciation warrant relates consistent with the adjustments to be made for a stock dividend or (2) the difference between the average price on the date prior to shareholder approval of the corporate split or spin-off and the strike price, paid in cash.

Exchange Offer.    In the event of an exchange of our CPOs or of the shares underlying the CPOs for new shares issued by another corporate entity that results in our CPOs no longer being listed on the Mexican Stock Exchange, we believe that holders of appreciation warrants will have the right to choose (1) the difference between the average price on the date prior to the consummation of the transaction and the strike price, paid in cash, or (2) a appreciation warrant that relates to the securities issued in the exchange, provided those securities are listed on the Mexican Stock Exchange. If option (2) is chosen, we believe that the strike price and the triggering level, as well as the number of securities to which the appreciation warrant relates, would be adjusted to reflect the value of the securities as compared to CPOs.

The Mexican regulations applicable to adjustments for dilutive events specify only those events discussed above. We believe that if other events not addressed in the regulations occur, we would work with the Mexican Stock Exchange to ensure that the holders of appreciation warrants were treated fairly. However, holders of the appreciation warrants will not have any contractual rights against us or any claims against the Mexican Stock Exchange in respect of any dilutive events or anti-dilution adjustments mandated by the Mexican Stock Exchange.

Issuance of appreciation warrants

The appreciation warrants will be issued in registered form and will be represented by a global certificate deposited with Indeval. Ownership of appreciation warrants deposited with Indeval will be shown on, and transfer of the ownership of appreciation warrants will be effected through, records maintained by Indeval and Indeval participants. Holders of appreciation warrants are not entitled to receive physical certificates evidencing their appreciation warrants but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of appreciation warrants.

Any transfer and delivery of the appreciation warrants will be made through book-entry transfers at Indeval, and all transfers will be effected through the Mexican Stock Exchange.

Voting rights

The holders of appreciation warrants will have no voting rights with respect to the appreciation warrants.

Extraordinary Event—Suspension of Trading on the Mexican Stock Exchange

If trading in our CPOs on the Mexican Stock Exchange is suspended, trading in the appreciation warrants on the Mexican Stock Exchange will also be suspended, unless trading is suspended as a result of changes in prices in one trading day that exceed Mexican Stock Exchange established limits. If the maturity date occurs during a trading suspension, the maturity date will be extended to the next succeeding business day on which there is no trading suspension. However, if the trading suspension continues for five business days following the initial maturity date, the holders of the appreciation warrants will be entitled to receive, in cash, the difference between the average price just prior to the commencement of the trading suspension and the strike price.

DESCRIPTION OF OUR ADWs

Citibank, N.A. will act as the depositary bank for our American Depositary Warrants. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. The American Depositary Warrants are referred to as “ADWs” and represent ownership interests in appreciation warrants that are on deposit with the depositary bank. ADWs will be represented by certificates that are referred to as “American Depositary Warrant Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Nacional de México, S.A., located at Ave. Calzada del Valle No. 350, First Floor, San Pedro Garza García, N.L. México 66220.

We have appointed Citibank as depositary bank for the ADWs pursuant to a warrant deposit agreement. A copy of the warrant deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the warrant deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-14096 when retrieving such copy.

Set forth below is a summary description of the material terms of the ADWs and of an ADW holder’s material rights. Because it is a summary, it does not describe every aspect of the ADWs and the warrant deposit agreement. For more complete information, you should read the entire warrant deposit agreement and the form of ADR which contains the terms of the ADWs. A form of the warrant deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 3 for information on how to obtain copies of the warrant deposit agreement.

Each ADW represents five appreciation warrants on deposit with the custodian bank. A ADW will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADW but that has not been distributed to the owners of ADWs because of legal restrictions or practical considerations.

If you become an owner of ADWs, you will become a party to the warrant deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADWs. The warrant deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADWs and those of the depositary bank. As a ADW holder you appoint the depositary bank to act on your behalf in the circumstances contemplated in the warrant deposit agreement. The warrant deposit agreement is governed by New York law. However, our obligations to the holders of appreciation warrants will be governed by the terms of the warrant deed and the CPO purchasing and disbursing agreement, each of which are governed by the laws of Mexico, which are different from the laws in the United States.

As an owner of ADWs, you may hold your ADWs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADWs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a ADW owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADWs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader will own ADWs at the relevant time.

Distributions

As a holder of ADWs, you generally will not have rights to receive dividends or other distributions related to the CPOs or the securities underlying the CPOs. The warrant deposit agreement contains provisions that relate to distributions to holders of ADWs. The provisions have been included in the warrant deposit agreement with an eye to accommodating extraordinary events such as trading suspensions of our CPOs or other transactions and events that may result from the application of the anti-dilution provisions applicable to the appreciation warrants.

Redemption

Upon redemption of the appreciation warrants, we will notify the depositary bank to redeem the appreciation warrants and deliver to the custodian bank the applicable appreciation value in the form of CPOs for each of the appreciation warrants held on deposit with the custodian bank for the ADW program. The depositary bank for the ADWs will arrange for the issuance of the applicable number of ADSs in respect of the CPOs so received. The depositary bank will notify you of your right to receive the appreciation value in ADS form and will provide you with the means to surrender your ADWs and receive the ADSs representing the CPOs received from us in satisfaction of the applicable appreciation value. No fractional ADSs will be issued. The depositary bank will aggregate and sell fractional entitlements to ADSs and deliver your proportional entitlement to the net proceeds of that sale, after deducting applicable fees, taxes and expenses in cash.

Issuance of ADWs upon Deposit of Appreciation Warrants

The depositary bank may create ADWs on your behalf if you or your broker deposit appreciation warrants with the custodian. The depositary bank will deliver these ADWs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the appreciation warrants to the custodian.

The issuance of ADWs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the appreciation warrants have been duly transferred to the custodian. The depositary bank will only issue ADWs in whole numbers.

When you make a deposit of appreciation warrants, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The appreciation warrants are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	You are duly authorized to deposit the appreciation warrants.

•	The appreciation warrants presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADWs issuable upon such deposit will not be, “restricted securities” (as defined in the warrant deposit agreement).

•	The appreciation warrants presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Appreciation Warrants Upon Cancellation of ADWs

As a holder of ADWs, you will be entitled to present your ADWs to the depositary bank for cancellation and then receive the underlying appreciation warrants at the custodian’s office. In order to withdraw the appreciation warrants represented by your ADWs, you will be required to pay to the depositary bank the fees for cancellation of ADWs and any charges and taxes payable upon the transfer of the appreciation warrants being withdrawn and provide to the depositary bank the endorsements and documentation it may require. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADWs will not have any rights under the warrant deposit agreement.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADWs. The withdrawal of the appreciation warrants represented by your ADWs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADWs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADWs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the appreciation warrants or ADWs are closed, or (ii) appreciation warrants are immobilized on account of a shareholders’ meeting or warrant holders’ meeting or a payment of distributions upon ADWs.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADWs or the withdrawal of securities on deposit.

The warrant deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADWs except to comply with mandatory provisions of law.

Consent Rights

As a holder of ADWs, you have the right under the warrant deposit agreement to instruct the depositary bank to exercise the consent rights, if any, for the appreciation warrants represented by your ADWs. As of the date of this prospectus, holders of appreciation warrants will have no voting rights with respect to the CPOs or the securities underlying the CPOs, although there are circumstances under Mexican law that give rise to the need to obtain the consent of appreciation warrant holders on matters affecting the appreciation warrants.

At our request, the depositary bank will mail to you any notice of solicitation of consent of appreciation warrant holders or of appreciation warrant holders’ meetings received from us together with information explaining how to instruct the depositary bank to exercise the consent rights of the securities represented by ADWs.

If the depositary bank timely receives instructions from a holder of ADWs, it will endeavor to exercise the consent rights of the securities represented by the holder’s ADWs in accordance with such instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive materials in time to enable you to return instructions to the depositary bank in a timely manner. No consent rights will be exercised for securities for which no instructions have been received.

Fees and Charges

As a ADW holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
Issuance of ADWs	Up to 5¢ per ADW issued
Cancellation of ADWs and delivery of appreciation warrants	Up to 5¢ per ADW canceled
Exercise of rights to purchase additional ADWs	Up to 5¢ per ADW issued
Issuance of ADSs upon redemption of new ADWs	No fee
Distribution of cash proceeds (i.e., upon sale of rights and other entitlements)	Up to 2¢ per ADW held
Distribution of cash or ADWs pursuant to a free distribution of appreciation warrants or other free distribution of securities	Up to 2¢ per ADW held
Transfer of ADRs	$1.50 per certificate presented for transfer

As a ADW holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of appreciation warrants charged by the registrar and transfer agent in Mexico for the appreciation warrants (i.e., upon deposit and withdrawal of appreciation warrants).

•	Expenses incurred for converting foreign currency into Dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when appreciation warrants are deposited or withdrawn from deposit).

•	We have agreed to pay some of the other charges and expenses of the depositary bank for the ADWs. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the warrant deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the warrant deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADWs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the warrant deposit agreement if you continue to hold your ADWs after the modifications to the warrant deposit agreement become effective. Except as permitted by applicable law, the warrant deposit agreement cannot be amended to prevent you from withdrawing the appreciation warrants represented by your ADWs.

The warrant deposit agreement will terminate automatically upon redemption of the appreciation warrants, either at maturity or upon a mandatory redemption prior to maturity. In addition, we have the right to direct the depositary bank to terminate the warrant deposit agreement, and the depositary bank may in some circumstances on its own initiative terminate the warrant deposit agreement. In such cases, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the warrant deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADWs and the withdrawal of the appreciation warrants represented by your ADWs and the delivery of all other property held by the depositary bank in respect of those appreciation warrants on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received in respect of the redemption of the appreciation warrants on deposit, if any, but will not distribute any such property to you until you request the cancellation of your ADWs.

•	after the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADWs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADWs still outstanding.

Books of Depositary

The depositary bank will maintain ADW holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADWs and the warrant deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The warrant deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the warrant deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out instructions for giving or refusing consent, for any manner in which a consent is given or refused or a vote is cast or for the effect of any consent, provided it acts in good faith and in accordance with the terms of the warrant deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in appreciation warrants, for the validity or worth of the appreciation warrants, for any tax consequences that result from the ownership of ADWs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the warrant deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	The depositary bank will have no obligation to appear in, prosecute or defend any action, suit or other proceeding involving the appreciation warrants, ADWs or ADRs, or any non-payment of appreciation value, unless it is sufficiently indemnified.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the warrant deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Estatutos, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the warrant deposit agreement or in our Estatutos or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting appreciation warrants for deposit, any holder of ADWs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of appreciation warrants but is not, under the terms of the warrant deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	The depositary bank disclaims liability for any act or failure to act by us or the warrant agent under the terms of the warrant agreement or for any term contained in the warrant deed or of the CPO purchasing and disbursing agent.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADWs before receiving a deposit of appreciation warrants or release appreciation warrants before receiving ADWs. These transactions are commonly referred to as “pre-release transactions.” The warrant deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADWs and the securities represented by the ADWs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADWs, to deliver, transfer, split and combine ADRs, to deliver ADSs upon redemption of ADWs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill their legal obligations. You may be required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency, if any, received upon redemption of the appreciation warrants into Dollars if such conversion is practical, and it will distribute the Dollars in accordance with the terms of the warrant deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the Dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

We may sell the CPOs, ADSs, appreciation warrants and ADWs being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

We may also conduct a rights offering of the CPOs, ADSs, appreciation warrants and ADWs to our shareholders. Any details of any specific rights offering would be included in an applicable prospectus supplement.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which we may conduct an electronic “Dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers and agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and our affiliates.

The CPOs and appreciation warrants are listed on the Mexican Stock Exchange, and the ADSs and ADWs are listed on the New York Stock Exchange. Any CPOs or appreciation warrants sold will be listed on the Mexican Stock Exchange and any ADSs or ADWs sold will be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

VALIDITY OF THE SECURITIES

Several legal matters in connection with the CPOs underlying the ADSs and the appreciation warrants underlying the ADWs have been passed upon for CEMEX by Lic. Ramiro G. Villarreal, General Counsel of CEMEX. Mr. Villarreal, our General Counsel and secretary of our board of directors, is a holder of our securities, and is a participant in our stock option programs.

EXPERTS

The consolidated financial statements and schedules of CEMEX as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference into this prospectus in reliance upon the reports of KPMG Cárdenas Dosal, S.C. and PricewaterhouseCoopers, independent accountants, appearing in CEMEX’s annual report on Form 20-F for the fiscal year ended December 31, 2001, and upon the authority of those firms as experts in accounting and auditing.

25,500,000 American Depositary Shares

CEMEX, S.A. de C.V.

Representing 127,500,000 Ordinary Participation Certificates

PROSPECTUS SUPPLEMENT

                    , 2003

Global Coordinator

Citigroup

Deutsche Bank Securities	JPMorgan

ABN AMRO Rothschild LLC

Credit Suisse First Boston

Goldman, Sachs & Co.

ING Financial Markets

Merrill Lynch & Co.

SG Cowen